Filed pursuant to Rule 424(b)(4)

Registration No. 333-292412

Prospectus

GREENLAND TECHNOLOGIES HOLDING CORPORATION

5,083,330 Units, with each Unit consisting of one Ordinary Share and four-fifths (4/5) of one Warrant, with each whole warrant exercisable to purchase one Ordinary Share

5,083,330 Ordinary Shares included in the Units

4,066,666 Warrants included in the Units

Up to 4,066,666 Ordinary Shares Underlying the Warrants

Greenland Technologies Holding Corporation (the “Company,” “we,” “our,” “us,” or “Greenland”) is offering on a firm commitment basis 5,083,330 units (each, a “Unit,” and, collectively, the “Units”), with each Unit consisting of (i) one ordinary share, no par value per share (each, an “Ordinary Share,” and, collectively, the “Ordinary Shares”), and (ii) four-fifths (4/5) of one warrant, with each whole warrant exercisable for one Ordinary Share (each, a “Warrant,” and, collectively, the “Warrants”). Each combination of five Warrants will be exercisable for four Ordinary Shares, and only whole Warrants are exercisable. The public offering price is $1.20 per Unit.

The Warrants will have a three-year term, will be immediately exercisable after issuance and have an initial exercise price of $1.20 per share. The Warrants may also be exercised in whole or in part by means of a “zero price exercise,” in which the holder will be entitled to receive such number of Ordinary Shares equal to the number of Ordinary Shares that would be issuable upon exercise if such exercise were by means of a cash exercise rather than a zero price cashless exercise. As a result, holders of the Warrants may be issued a maximum of 4,066,666 Ordinary Shares upon the exercise of the Warrants by means of the “zero price exercise.”

As a result of the zero exercise price option, we do not expect to receive any cash proceeds from the exercise of the Warrants, because it is highly unlikely that holders of the Warrants would wish to pay an exercise price to receive one Ordinary Share when they could choose the zero price exercise option and pay no additional consideration to receive the share.

We are also registering all of the Ordinary Shares issuable upon exercise of the Warrants included in the Units offered hereby. See “Description of Securities We Are Offering — Units” in this prospectus for more information.

The Units do not have stand-alone rights and will not be certificated or issued as stand-alone securities. The Ordinary Shares and the Warrants included in the Units are immediately separable and will be issued separately in this offering.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “GTEC.” The last reported sale price of our Ordinary Shares on Nasdaq on January 27, 2026 was $1.20 per share.

There is no established trading market for the Units or the Warrants, and we do not expect an active trading market to develop. We do not intend to list the Units or the Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of such securities will be limited.

We are a holding company incorporated in the British Virgin Islands and not a Chinese operating company. As a holding company with no material operations of our own, we conduct our operations through our United States (“U.S.”) subsidiary and our Peoples Republic of China (the “PRC” or “China”) subsidiaries (collectively, the “Operating Subsidiaries”). We hold equity interests in our subsidiaries and do not currently use a variable interest entity (“VIE”) structure. Investors in our Ordinary Shares are purchasing equity interest in a British Virgin Islands holding company. As used in this prospectus, “we,” “us,” “our company,” or “our” refers to Greenland Technologies Holding Corporation, and when describing the consolidated financial results of Greenland Technologies Holding Corporation and its subsidiaries, also includes its subsidiaries.

We and our PRC subsidiaries are subject to certain legal and operational risks associated with having operations based in China. PRC laws and regulations governing our PRC subsidiaries’ current business operations are constantly evolving, it is unclear how these regulations will be interpreted, amended and implemented by the relevant government authorities, and, as a result, these risks may result in material changes in the operations of our PRC subsidiaries, significant depreciation of the value of our Ordinary Shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors. In addition, we and our PRC subsidiaries are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including, but not limited to, those imposing limitations on foreign ownership in the industry our PRC subsidiaries operate. We and our PRC subsidiaries are also subject to the risks and uncertainties about any future actions of the PRC government. If any future actions of the PRC government result in a material change in our PRC subsidiaries’ operations, the value of our Ordinary Shares may depreciate significantly or become worthless. See “Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could adversely affect us and our PRC subsidiaries” on page 21 of this prospectus.

The Ordinary Shares offered in this prospectus are shares of our British Virgin Islands holding company, which has no operations of its own and conducts all of its operations through the Operating Subsidiaries, including subsidiaries in China, namely, Zhejiang Zhongchai Machinery Co. Ltd. (“Zhejiang Zhongchai”), an operating company formed under the laws of the PRC in 2005, Hangzhou Greenland Energy Technologies Co., Ltd. (“Hangzhou Greenland”), an operating company formed under the laws of the PRC in 2019, and Hengyu Capital Limited, a company formed in the Special Administrative Region of Hong Kong (“Hong Kong”) on August 16, 2022 (“Hengyu Capital”). Investors in our Ordinary Shares should be aware that they will not directly hold equity interests in the PRC subsidiaries, but rather are purchasing equity solely in Greenland Technologies Holding Corporation, a British Virgin Islands holding company, which indirectly holds equity interests in such PRC subsidiaries. For a description of our corporate structure, see “Prospectus Summary — Corporate Structure” beginning on page 2 of this prospectus.

In addition, as a majority of our operations are conducted through the PRC subsidiaries in China, we and our PRC subsidiaries are subject to legal and operational risks associated with being based in China, including risks related to the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations, which risks could result in a material change in the PRC subsidiaries’ operations and/or cause the value of our Ordinary Shares to significantly decline or become worthless and affect our ability to offer or continue to offer securities to investors. Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding anti-monopoly enforcement. Neither we nor the PRC subsidiaries have implemented any monopolistic behavior, and the PRC subsidiaries’ business does not implicate cybersecurity, because the PRC subsidiaries currently engage in the manufacture and sale of transmission products and neither we nor the PRC subsidiaries possess the personal information of over one million users, nor are we or the PRC subsidiaries involved in any type of restricted industries. Furthermore, on March 31, 2023, the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”) and relevant supporting guidelines (collectively, the “New Administrative Rules Regarding Overseas Listings”) issued by the CSRC came into force. According to the New Administrative Rules Regarding Overseas Listings, among other things, a domestic company in the PRC that seeks to offer and list securities on overseas markets shall fulfill the filing procedures with the CSRC as per requirement of the Trial Administrative Measures. This includes subsequent securities offerings of the company in the same overseas market where it has previously offered and listed securities, which requires a company, such as ours, to file with the CSRC within three working days after the subsequent securities offering is completed. On the same day, the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Confidentiality and Archives Administration Provisions”) promulgated by the CSRC became effective. According to the Confidentiality and Archives Administration Provisions, domestic companies that seek overseas offering and listing (either in direct or indirect means) and the securities companies and securities service (either incorporated domestically or overseas) providers that undertake relevant businesses shall not leak any state secret or working secret of government agencies, or harm national security and public interests. Furthermore, a domestic company that provides accounting archives or copies of accounting archives to any entities, including securities companies, securities service providers and overseas regulators and individuals, shall fulfill due procedures in compliance with applicable regulations. We believe that this offering does not involve the leaking of any state secret or working secret of government agencies, or the harming of national security and public interests. However, we may be required to perform additional procedures in connection with the provision of accounting archives. The specific requirements of the relevant procedures are currently unclear and we cannot be certain whether we will be able to perform the relevant procedures. We believe, based on the advice of our PRC counsel, Zhejiang T&C Law Firm, that (i) as this offering is regarded as a subsequent securities offering in the same overseas market under the Trial Administrative Measures, we are required to complete the filing procedures with the CSRC in accordance with the Trial Administrative Measures with respect to this offering, and we will submit our filing application to the CSRC within three working days after the completion of this offering; (ii) neither we nor the PRC subsidiaries are subject to cybersecurity review with the Cyberspace Administration of China (the “CAC”), pursuant to the Measures for Cybersecurity Review (2021 version), which became effective on February 15, 2022, since the PRC subsidiaries currently engage in the manufacture and sale of transmission products and neither we nor the PRC subsidiaries possess personal information of over one million users; and (iii) there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations and future PRC laws and regulations, and there can be no assurance that the relevant government agencies will take a view that is contrary to, or otherwise different from, the conclusions stated above. If the relevant government agencies take a view that is contrary to, or otherwise different from, the foregoing conclusions, it could have a material adverse effect on the PRC subsidiaries’ business, operating results and reputation, as well as the trading price of our Ordinary Shares. See “Risk Factors —Uncertainties with respect to the PRC legal system could adversely affect us and our PRC subsidiaries” on page 21 of this prospectus and “Risk Factors —We are required under PRC laws to submit filings to CSRC for this offering and our future offerings within three working days after the closing of such offering. However, we believe that we and our PRC subsidiaries are not currently required to obtain advanced approval and/or comply with other requirements of the CSRC, the CAC, or other PRC governmental authorities under PRC rules, regulations or policies in connection with our continued listing on Nasdaq. In the event that any such approval is required or that there are other requirements we and/or our PRC subsidiaries are obligated to comply with, we cannot predict whether or how soon we and/or our PRC subsidiaries will be able to obtain such approvals and/or comply with such requirements” on page 22 of this prospectus.

However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain what the potential impact such modified or new laws and regulations will have on the PRC subsidiaries’ daily business operations, the ability to accept foreign investments and list on an U.S. exchange. Moreover, the Standing Committee of the National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws or regulations or implementing rules that require our Company, or any of our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S. Although the Company is currently not required to obtain permission or approval from any of the PRC central or local governmental authorities, except for completing the filing procedures with the CSRC, and it has not received any denial to list on a U.S. exchange, the PRC subsidiaries’ operations could be adversely affected, directly or indirectly; our ability to offer, or continue to offer, securities to investors would be potentially hindered; and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to the business of the PRC subsidiaries or our industry or by intervention or interruption by PRC governmental authorities, if we or the PRC subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we or the PRC subsidiaries are required to obtain such permissions or approvals in the future, or (iv) due to any intervention or interruption by PRC governmental authorities. See “Risk Factors” beginning on page 14 for a discussion of these legal and operational risks and other information that should be considered before making a decision to purchase our securities.

Moreover, the Chinese government may exert substantial influence over the manner in which the PRC subsidiaries conduct their business activities. The PRC government may also intervene or influence the PRC subsidiaries’ operations and this offering at any time, which could result in a material change in the PRC subsidiaries’ operations and our Ordinary Shares could decline in value significantly or become worthless. See “Risk Factors — Risk Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which our PRC subsidiaries must conduct their business activities. If the Chinese government significantly regulates the business operations of our PRC subsidiaries in the future and our PRC subsidiaries are not able to substantially comply with such regulations, the business operations of our PRC subsidiaries may be materially and adversely affected and the value of our Ordinary Shares may significantly decrease” on page 21 of this prospectus.

In addition, the legal and operational risks associated with operating in mainland of the People’s Republic of China (“mainland China”) may also apply to the activities of Greenland’s Hong Kong subsidiaries. Zhongchai Holding (Hong Kong) Limited (“Zhongchai Holding”) and Hengyu Capital, as of the date of this prospectus, have yet to commence any business operations, and are expected to be limited to operating as investment holding companies in the future without any substantive or data-related operations in Hong Kong. However, such operations may be affected if Hong Kong adopts rules, regulations or policy guidance with respect to currency exchange control. Furthermore, as of the date of this prospectus, we do not expect that any regulatory actions related to data security or anti-monopoly concerns in Hong Kong will impact the Company’s ability to conduct its business, accept foreign investments, or list on a U.S. or foreign exchange, because we have never had and do not plan to have any material operations in Hong Kong. See “Risk Factors — Risks Related to Doing Business in China” on page 20 of this prospectus.

Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”) was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative, and independent judicial power, under the principle of “one country, two systems,” and the PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs, and other matters that are not within the scope of autonomy of Hong Kong). While the National People’s Congress of the PRC has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law do not apply to our Hong Kong subsidiaries, Zhongchai Holding and Hengyu Capital. However, there is no assurance that certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, will not be applicable to our Hong Kong subsidiaries due to changes in the current political arrangements between mainland China and Hong Kong or other unforeseeable reasons. The application of such laws and regulations may have a material adverse impact on our Hong Kong subsidiaries, as relevant authorities may impose fines and penalties upon them, delay or restrict the repatriation of the proceeds from this offering into mainland China and Hong Kong, and any failure by us to fully comply with any such new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or in extreme cases, become worthless.

Furthermore, as more stringent criteria have been imposed by the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) recently, our securities may be prohibited from trading on a national exchange or over-the-counter under the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the PCAOB is unable to inspect our auditors for two consecutive years. As a result, an exchange may determine to delist our securities. Pursuant to the HFCA Act, if the PCAOB is unable to inspect an issuer’s auditors for two consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. The PCAOB issued a determination report on December 16, 2021, which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, because of a position taken by one or more authorities in Hong Kong. Furthermore, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On June 22, 2021, United States Senate passed the Accelerating Holding Foreign Companies Accountable Act. On December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by former President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years, as was formerly required under the HFCA Act before such amendment, to two consecutive years. According to the Consolidated Appropriations Act, any foreign jurisdiction could be the reason why the PCAOB does not have complete access to inspect or investigate a company’s auditor. As it was originally enacted, the HFCA Act applied only if the PCAOB’s inability to inspect or investigate was due to a position taken by an authority in the foreign jurisdiction where the relevant public accounting firm is located. As a result of the Consolidated Appropriations Act, the HFCA Act now also applies if the PCAOB’s inability to inspect or investigate the relevant accounting firm is due to a position taken by an authority in any foreign jurisdiction. The denying jurisdiction does not need to be where the accounting firm is located. As of the date of this prospectus, our auditor, Enrome LLP, is not on the list published by the PCAOB subject to the determinations as to inability to inspect or investigate completely, as announced by the PCAOB on December 16, 2021, and it is based in Singapore and is registered with the PCAOB and subject to PCAOB inspection. However, recent developments with respect to audits of China-based companies create uncertainty about the ability of our auditor, to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCA Act, and ultimately result in a determination by a securities exchange to delist the Company’s securities. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment, even making it worthless. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), which sets out specific arrangements on conducting inspections and investigations over relevant audit firms within the jurisdiction of the PRC and the U.S., including the audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should the PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. Notwithstanding the foregoing, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection could cause our securities to be delisted from the stock exchange. See “Risk Factors — Risks Related to Doing Business in China — Our Ordinary Shares may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting and the cessation of trading of our Ordinary Shares, or the treat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, any inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections” on page 30 of this prospectus.

We have never declared or paid any cash dividends on our share capital. We intend to retain all of our available funds and any future earnings to fund the development and growth of our business. As such, we do not expect to pay any cash dividends in the foreseeable future. We are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements.

Our PRC subsidiaries are permitted to pay dividends only out of their retained earnings. However, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up for previous year’s accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of registered capital. This portion of our PRC subsidiaries’ respective net assets are prohibited from being distributed to their shareholders as dividends. However, none of our PRC subsidiaries has made any dividends or distributions to our holding company or any U.S. investors as of the date of this prospectus. See “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct business” on page 27 of this prospectus.

In addition, the PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders. See “Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment” on page 29 of this prospectus.

A 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises. Any gain realized on the transfer of Ordinary Shares by such investors is also subject to PRC tax at a current rate of 10%, which in case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC. See “Risk Factors — Risks Related to Doing Business in China — Under the PRC Enterprise Income Tax Law, we may be classified as a ‘Resident Enterprise’ of China. Any classification as such will likely result in unfavorable tax consequences to us and our non-PRC shareholders” on page 26 of this prospectus.

Under Delaware law, each of our Delaware subsidiaries may issue dividends to the Company only if its total assets exceed its total liabilities plus the par value of its issued stock, or if it has net profits for the current or prior fiscal year. Any such dividend must also comply with such subsidiary’s articles of incorporation and bylaws.

We have adopted written cash management policies and procedures that dictate how funds are transferred within our organization. According to such policies and procedures, each subsidiary of the Company may initiate a cash transfer request by timely filling out a fund application form, which shall be signed by the financial principal and the principal of the subsidiary and then submitted to the financial department of the Company for approval. After a cash transfer request is approved by the financial department, the relevant subsidiary may proceed to initiate such transfer. Our Company distributed cash as loans to our subsidiaries. Several cash transfers have been made between our Company and our subsidiaries. As of September 30, 2025, the Company provided an intercompany loan of $3,429,574 to Zhongchai Holding.

You should read this prospectus, together with additional information described under the heading “Where You Can Find Additional Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$1.20	$6,099,996
Underwriting discount (4.0%)(1)	$0.048	$243,999.84
Proceeds to us, before expenses	$1.152	$5,855,996.16

(1)	Does not include a non-accountable expense allowance equal to 1% of the public offering price. See “Underwriting” for a description of compensation payable to the underwriters.

The underwriters expect to deliver our securities to purchasers in this offering on or about January 29, 2026.

Joseph Stone Capital, LLC

The date of this prospectus is January 28, 2026

i

ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find Additional Information” before making your investment decision. You should rely only on the information provided in this prospectus, in any prospectus supplement or in a related free writing prospectus, or documents to which we otherwise refer you. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information.

This prospectus includes important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus in making your investment decision. All of the summaries in this prospectus are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus or contained in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 14 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

ii

This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We and the underwriters are not making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

Industry and Market Data

This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our products. We obtained the industry, market and similar data set forth in this prospectus from our internal estimates and research and from academic and industry research, publications, surveys, and studies conducted by third parties. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data and we do not make any representation as to the accuracy of the information. The content of the above sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information.

Note Regarding Trademarks

Unless the context otherwise requires, references in this prospectus to “Greenland,” the “Company,” “we,” “us” and “our” refer to Greenland Technologies Holding Corporation. Our logo and all product names are our common law trademarks. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies, products or services.

iii

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our securities. You should carefully consider, among other things, our financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Business Overview

Greenland Technologies Holding Corporation (the “Company” or “Greenland”) designs, develops, manufactures and sells components and products for the global material handling industries.

Through its subsidiaries in the PRC, Greenland offers transmission products, which are key components for forklift trucks used in manufacturing and logistic applications, such as factories, workshops, warehouses, fulfilment centers, shipyards, and seaports. Forklifts play an important role in the logistic systems of many companies across different industries in China and globally. Generally, industries with the largest demand for forklifts include the transportation, warehousing logistics, electrical machinery, and automobile industries.

Greenland’s transmission products are used in 1-ton to 18-tons forklift trucks, some with mechanical shift and some with automatic shift. Greenland sells these transmission products directly to forklift-truck manufacturers. In the nine months ended September 30, 2025 and 2024, Greenland sold an aggregate of 123,856 and 114,075 sets of transmission products, respectively, to more than 100 forklift manufacturers in the PRC. In the fiscal years ended December 31, 2024 and 2023, Greenland sold an aggregate of 149,597 and 149,543 sets of transmission products, respectively, to more than 100 forklift manufacturers in the PRC.

In January 2020, Greenland formed HEVI Corp. (“HEVI”) to focus on the production and sale of electric industrial vehicles to meet the increasing demand for electric industrial vehicles and machinery powered by sustainable energy to reduce air pollution and lower carbon emissions. HEVI is a wholly owned subsidiary of Greenland incorporated under the laws of the State of Delaware. Prior to 2025, HEVI had been manufacturing and selling electric industrial vehicle products. However, substantially all of HEVI’s business operations have been suspended since 2025 due to uncertainty regarding tariff policy. HEVI intends to resume operations once the policy environment stabilizes. HEVI’s electric industrial vehicle products (which it is not currently offering, due to suspension of its operations) include GEF-series electric forklifts, a series of lithium powered forklifts with three models ranging in size from 1.8 tons to 3.5 tons, GEL-1800, a 1.8-ton rated load lithium powered electric wheeled front loader, GEX-8000, an all-electric 8.0 ton rated load lithium powered wheeled excavator, and GEL-5000, an all-electric 5.0 ton rated load lithium wheeled front loader. In addition, in April 2023, HEVI introduced a line of mobile DC battery chargers that support DC powered EV applications in the North America market. In July 2024, HEVI announced a partnership with Lonking Holdings Limited to develop and distribute heavy electric machinery and related technology specialized for the U.S. market. In August 2024, HEVI launched its H55L all-electric wheeled front-end loader, which can lift up to six tons in indoor and outdoor applications without the mess and emissions of diesel, and the H65L all-electric wheeled front-end loader, a lithium battery wheeled front-end loader.

Greenland is the parent company of HEVI and Greenland Holding Enterprises Inc. (“Greenland Holding”), a holding company formed in the State of Delaware on August 28, 2023, which in turn acts as the holding company for Zhongchai Holding (Hong Kong) Limited, a holding company formed under the laws of Hong Kong on April 23, 2009 (“Zhongchai Holding”). Zhongchai Holding’s subsidiaries include Zhejiang Zhongchai Machinery Co. Ltd., an operating company formed under the laws of the PRC in 2005, Hangzhou Greenland Energy Technologies Co., Ltd. (“Hangzhou Greenland”), an operating company formed under the laws of the PRC in 2019, and Hengyu Capital Limited, a company formed in Hong Kong on August 16, 2022 (“Hengyu Capital”). Through Zhongchai Holding and its subsidiaries, Greenland develops and manufactures traditional transmission products for material handling machinery in the PRC.

Greenland was incorporated on December 28, 2017 as a British Virgin Islands company with limited liability. Following the Business Combination (as described and defined below) in October 2019, the Company changed its name from Greenland Acquisition Corporation to Greenland Technologies Holding Corporation.

As of the date of this prospectus, Trendway Capital Limited owns 34.56% of Greenland’s outstanding Ordinary Shares. Trendway Capital Limited is controlled and beneficially owned by Mr. Peter Zuguang Wang, the chairman of the board of directors of the Company.

Corporate Structure

The following diagram illustrates the current corporate structure of Greenland, including the jurisdiction of formation and ownership interest of each of its subsidiaries.

Greenland was incorporated on December 28, 2017 as a British Virgin Islands company limited by shares. Greenland is the ultimate holding company of its subsidiaries.

Greenland Holding was incorporated in the State of Delaware on August 28, 2023. Upon consummation of the share exchange between Zhongchai Holding and Greenland Holding, Greenland Holding became a wholly owned subsidiary of the Company, and holds a 100% equity interest in Zhongchai Holding. As of the date of this prospectus, Greenland Holding has no business operations and is as a holding company.

Zhongchai Holding was incorporated in Hong Kong on April 23, 2009. From April 23, 2009 to November 1, 2011, Zhongchai Holding was a subsidiary of Equicap, Inc., a Nevada corporation, with its stock quoted on the OTC Markets until July 29, 2011. As of the date of this prospectus, Zhongchai Holding has no business operations and is a holding company.

HEVI was incorporated in the state of Delaware on January 14, 2020 as a wholly owned subsidiary of Greenland.

Zhejiang Zhongchai, an 89.47% owned subsidiary of Zhongchai Holding, was formed in the PRC on November 21, 2005 and engages in the business of designing, manufacturing, and selling transmission products mainly for forklift trucks. The remaining 10.53% of Zhejiang Zhongchai’s capital stock is owned by Xinchang County Jiuxin Investment Management Partnership (LP) (“Jiuxin”), an entity owned by Mengxing He, director and general manager of Zhejiang Zhongchai.

Hangzhou Greenland, formerly known as Hangzhou Greenland Robotic Co., Ltd. prior to November 6, 2020 (“Hangzhou Greenland”), a wholly owned subsidiary of Zhongchai Holding, was formed in the PRC on August 9, 2019 and engages in the business of research and development of electric engineering vehicles, including electric forklifts, electric loading vehicles, electric digging vehicles, and other products. Hangzhou Greenland is also committed to product supply chain integration and overseas sales.

Hengyu Capital Limited, a 62.5% owned subsidiary of Zhongchai Holding, was formed in Hong Kong on August 16, 2022. Hengyu Capital Limited does not have any business activities at this time and will be engaging in the business of investing. The remaining 37.5% of the capital stock of Hengyu Capital Limited is owned by Peter Zuguang Wang, the chairman of our board of directors.

Products

Greenland manufactures transmission systems and integrated powertrains for various industries, particularly for material handling machinery. In addition, Greenland is a provider of high tech sustainable heavy machinery including all-electric construction machinery and related charging accessories.

Transmission products for material handling machinery

Transmission Systems. For 15 years, Greenland, along with its subsidiaries, specializes in designing, developing, and manufacturing a wide range of transmission systems for material handling machinery, in particular forklift trucks. The range of the transmission systems covers machinery from one ton to 18 tons. Most transmission systems contain auto transmission features. This feature allows for easy machine operations. In addition, Greenland provides transmission system for internal combustion powered machinery as well as for electrical powered machinery. Greenland has recently experienced increasing demand for electric powered transmission systems. These transmission systems are key components for material handling machinery assembly. To meet this increasing demand, Greenland is able to provide these transmission systems to major forklift truck original equipment manufacturers (“OEMs”) as well as certain global branded manufacturers.

Integrated Powertrain. Through its PRC subsidiaries, Greenland designs and develops new and distinctive powertrains, which integrate electric motor, speed reduction gearbox, and driving axles into a combined integral module, in order to meet growing demand for advanced electric forklift trucks. This integrated powertrain will enable the OEMs to significantly shorten design cycle, improve machinery efficiency, and simplify manufacturing process. There is a new trend that OEMs would rather use an integrated powertrain than separate electric motor, speed reduction gearbox, and driving axles, particularly in electric forklift trucks. Currently, Greenland makes two tons to three and a half-tons integrated powertrains for a few electric forklift truck OEMs. Greenland is in the process of adding more integrated powertrain products for electric forklift truck OEMs with different sizes.

Electric Industrial Heavy Equipment

GEL-5000 Electric Wheel Loader

Substantially all of HEVI’s business operations have been suspended since 2025 due to uncertainty regarding tariff policy. HEVI intends to resume operations once the policy environment stabilizes. Prior to 2025, HEVI had been selling equipment that produce no operating emissions and reduced noise pollution while offering the strength and power for many applications. HEVI’s first product line includes the GEL-5000 and GEL-1800 electric wheeled front loader, the GEX-8000 electric excavator and the GEF-series of electric lithium forklifts.

GEL-5000

The GEL-5000 is a 39,683 lb. lithium powered all-electric wheeled front loader capable of supporting a 5.0-ton rated load. Its 282 kWh 620V lithium battery sourced from Contemporary Amperex Technology Co., Limited (“CATL”) produces the power to support eight hours of operation time and can be charged in as little as two hours.

GEL-1800

The GEL-1800 is a 11,464 lb. lithium powered all-electric wheeled front loader capable of supporting a 1.8-ton rated load. Its 141 kWh 620V CATL-sourced lithium battery produces the power to support nine hours of operation time and can be charged in as little as one and a half hours.

GEX-8000

The GEX-8000 is a 18,739 lb. lithium powered all-electric excavator capable of supporting an 8.0-ton rated load. Its 141 kWh 620V CATL-sourced lithium battery produces the power to support nine hours of operation time and can be charged in as little as one and a half hours.

The GEL-5000, GEL-1800 and GEX-8000 come standard with advanced systems such as an intelligent system diagnostic display, quick-hitch attachment system with a wide range of attachments and quality-of-life operation features that further add value to our customers.

H55L

The H55L is a lithium powered all-electric wheeled front loader which can lift up to six tons in indoor and outdoor applications without the mess and emissions of diesel.

H65L

The H65L is a lithium powered all-electric wheeled front loader and HEVI’s flagship loader at an operating weight of nearly 50,000 pounds.

GEF-Series Forklifts

HEVI offers the GEF-series of lithium powered electric forklifts that range in power from 1.5-ton to 3.5-ton rated load.

Charging Solutions

DCH-480-30 Mobile Direct Current (“DC”) Charger

HEVI has developed a line of DC mobile charging solutions that are designed for easy, flexible and cost-effective charging integration to support a DC-powered electric vehicle (“EV”) fleet at any powered work site. These solutions create a seamless adoption of HEVI’s electric heavy equipment or any compatible DC-powered EV into any existing fleet operation.

Recent Development

The Company filed a definitive proxy statement for its 2025 annual meeting of shareholders (the “2025 Annual General Meeting”) with the SEC on December 8, 2025. At the meeting, the Company’s board of directors will present several proposals for the shareholders’ approval, including a proposal to implement a dual-class share structure (the “Share Capital Reorganization Proposal”) and a proposal to reclassify Ordinary Shares held by Trendway Capital Limited into Class B Ordinary Shares (the “Share Re-classification Proposal,” together with the Share Capital Reorganization Proposal, the “Proposals”). Under the Proposals, the Company’s existing Ordinary Shares would be re-designated into Class A Ordinary Shares, each carrying one vote, and Class B Ordinary Shares, each carrying 25 votes, and the Ordinary Shares held by Trendway Capital Limited will be reclassified into Class B Ordinary Shares. The details of the Proposals are set forth in the definitive proxy statement on DEF 14A filed by the Company with the SEC on December 8, 2025.

On December 29, 2025, the Company convened and then adjourned the 2025 Annual General Meeting. As of the close of business on December 8, 2025, the record date for the 2025 Annual General Meeting, there were 17,394,226 Ordinary Shares of the Company outstanding and entitled to vote, 6.56% of which shares were represented in person or by proxy at the 2025 Annual General Meeting, which did not constitute a quorum to conduct business. The 2025 Annual General Meeting was adjourned to January 30, 2026. At the adjourned meeting, shareholders will be asked to vote on the proposals as described in detail in the definitive proxy statement related to the 2025 Annual General Meeting filed by the Company with the SEC on December 8, 2025.

We currently intend to complete this offering prior to the effectiveness or implementation of the dual-class structure. If, at the time the dual-class structure is implemented, any Warrants issued in this offering remain outstanding, upon exercise of such Warrants, holders will be entitled to receive four Class A Ordinary Shares for every five Warrants exercised. In addition, if the dual class structure is implemented after this offering is completed, any Ordinary Shares sold in this offering will be re-designated as Class A Ordinary Shares. See also “Risk Factors—Risks Related to this Offering— We expect to implement a dual-class share structure shortly following completion of this offering. If the dual class structure is implemented after this offering is completed, any Ordinary Shares sold in this offering will be re-designated as Class A Ordinary Shares, and the voting rights of such shares would be adversely affected.”

Recent Regulatory Developments

We are a holding company incorporated in the British Virgin Islands and not a Chinese operating company. As a holding company with no material operations of our own, we conduct our operations through our PRC subsidiaries and prior to operations suspension in 2025, also through our U.S. subsidiary, HEVI. We hold equity interests in our subsidiaries and do not currently use a VIE structure. Investors in our Ordinary Shares are purchasing equity interest in a British Virgin Islands holding company. As used in this prospectus, “we,” “us,” “our company,” or “our” refers to Greenland Technologies Holding Corporation and when describing the consolidated financial results of Greenland Technologies Holding Corporation and its subsidiaries, also includes its subsidiaries.

We and our PRC subsidiaries are subject to certain legal and operational risks associated with our PRC subsidiaries’ operations in China. PRC laws and regulations governing our PRC subsidiaries’ current business operations are constantly evolving, it is unclear how these regulations will be interpreted, amended and implemented by the relevant government authorities, and, as a result, these risks may result in material changes in the operations of our PRC subsidiaries, significant depreciation of the value of our Ordinary Shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors. For instance, except for fulfilling the filing procedure with the CSRC in connection with future offerings, including this offering, we believe that we and our PRC subsidiaries are currently not required to obtain any permission or approval from the CSRC and the CAC, in the PRC to offer securities to foreign investors. However, there is no guarantee that this will continue to be the case in the future in relation to a follow-on offering or the continued listing of our securities on a U.S. securities exchange, or even in the event such permission or approval is required and obtained, it will not be subsequently revoked or rescinded. In the event that such approval is required in the future and we and/or our PRC subsidiaries do not receive or maintain such approval, our Ordinary Shares may significantly decline in value or become worthless, and our ability to offer or continue to offer securities to investors may be significantly limited or completely hindered.

In addition, we and our PRC subsidiaries are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, those imposing limitations on foreign ownership in the industry our PRC subsidiaries operate. We and our PRC subsidiaries are also subject to the risks and uncertainties about any future actions of the PRC government. If any future actions of the PRC government result in a material change in our PRC subsidiaries’ operations, the value of our Ordinary Shares may depreciate significantly or become worthless. See “Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could adversely affect us and our PRC subsidiaries” on page 21 of this prospectus.

Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding anti-monopoly enforcement. As of the date of this prospectus, our Company and our PRC subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice or sanction. As of the date of this prospectus, we and our PRC subsidiaries have not received any inquiry, notice, warning, or sanctions from the CSRC or any other PRC governmental authorities regarding the offering of our securities outside of the PRC.

On February 17, 2023, the CSRC published the Trial Administrative Measures and its accompanying guidelines and instructions, which came into effect on March 31, 2023, and applies if a domestic enterprise issues shares, depositary receipts, corporate bonds convertible into shares, or other securities of an equity nature outside of the PRC, or lists its securities for trading outside of the PRC. According to such regulations, a domestic enterprise that issues and lists its securities outside of the PRC shall comply with the filing procedures and report the relevant information to the CSRC. A domestic enterprise shall not be listed on an overseas stock exchange if any of the following circumstances exists: (i) where such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (ii) where the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (iii) where the domestic company intending to make the securities offering and listing, or its controlling shareholders and the actual controller, have committed crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (iv) where the domestic company intending to make the securities offering and listing is suspected of committing crimes or major violations of laws and regulations, and is under investigation according to law, and no conclusion has yet been made thereof; (v) where there are material ownership disputes over equity held by the domestic company’s controlling shareholder or by other shareholders that are controlled by the controlling shareholder and/or actual controller. The Trial Administrative Measures changes the management of licensing to record management, strengthen the supervision in the aftermath, create a more transparent and predictable institutional environment, and support the standardized development of enterprises using the overseas capital market. As such, we will be required to complete filing procedures with CSRC in connection with our future offerings, including this offering, within three working days after the subsequent securities offering is completed. Additionally, we may be prohibited from continued listing if we fit into any of the five scenarios as discussed above. Furthermore, in the event that an approval from Chinese authorities is required for our future offerings or continued listing on Nasdaq, if we and/or our PRC subsidiaries do not receive or maintain required approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we and/or our PRC subsidiaries are required to obtain approval in the future, we and/or our PRC subsidiaries may be subject to an investigation by Chinese regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. In addition, since these statements and regulatory actions are newly published, and official guidance and related implementation rules have not been issued, it is highly uncertain what the potential impact such modified or new laws and regulations will have on our subsidiaries’ daily business operation, the ability to accept foreign investments and our ability to continue our listing on a U.S. exchange. See “Risk Factors — Risks Related to Doing Business in China — Our PRC subsidiaries may be liable for improper use or appropriation of personal information provided by their customers and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on our business, results of operations, and our continued listing on Nasdaq” on page 24 of this prospectus.

Although we are not currently owned or controlled by a governmental entity in any foreign jurisdiction, the PRC government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership, including the steel sector where our PRC subsidiaries have been conducting their business. Any government decisions or actions to change steel production, or any decisions the government might make to cut spending, could adversely impact our PRC subsidiaries’ business and our results of operations. We believe that our PRC subsidiaries’ operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which our PRC subsidiaries operate may impose new, stricter regulations or interpretations of existing regulations that could require additional expenditures and efforts on our part to ensure our and our PRC subsidiaries’ compliance with such regulations or interpretations. Furthermore, the PRC government authorities may continue to strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence the operations of our PRC subsidiaries at any time, which may be beyond our control. Therefore, any such action may adversely affect the operations of our PRC subsidiaries and significantly limit or hinder our ability to offer or continue to offer securities to you and reduce the value of such securities or cause the value of such securities to be completely worthless. See “Risk Factors — Risks Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which our PRC subsidiaries must conduct their business activities. If the Chinese government significantly regulates the business operations of our PRC subsidiaries in the future and our PRC subsidiaries are not able to substantially comply with such regulations, the business operations of our PRC subsidiaries may be materially and adversely affected and the value of our Ordinary Shares may significantly decrease” on page 21 of this prospectus.

Trading in our securities may be prohibited under the HFCA Act if the PCAOB determines that it cannot inspect or fully investigate our auditor, and that as a result, an exchange may determine to delist our securities. The PCAOB has been able to inspect our auditor, Enrome LLP, an independent registered public accounting firm with its headquarters in Singapore. See “Risk Factors — Risks Related to Doing Business in China — Our Ordinary Shares may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting and the cessation of trading of our Ordinary Shares, or the treat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, any inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections” on page 30 of this prospectus.

Trading in our securities may be prohibited under the HFCA Act if the PCAOB determines that it cannot inspect or fully investigate our auditor, and that as a result, an exchange may determine to delist our securities. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022, the Consolidated Appropriations Act was signed into law by former President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period before our securities may be prohibited from trading or delisted. The PCAOB has been able to inspect our auditor, Enrome LLP, an independent registered public accounting firm with its headquarters in Singapore. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determinations that it is unable to inspect or investigate completely registered public accounting firms headquartered in Mainland China and Hong Kong, respectively, and identifies the registered public accounting firms in Mainland China and Hong Kong that are subject to such determinations. Our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in mainland China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. See “Risk Factors — Risks Related to Doing Business in China — Our Ordinary Shares may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting and the cessation of trading of our Ordinary Shares, or the treat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, any inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections”.

Dividend Policy and Cash Transfers

We intend to retain all of our available funds and any future earnings to fund the development and growth of our business. As such, we do not expect to pay any cash dividends in the foreseeable future. We are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements.

Our PRC subsidiaries are permitted to pay dividends only out of their retained earnings. However, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up for previous year’s accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of registered capital. This portion of our PRC subsidiaries’ respective net assets are prohibited from being distributed to their shareholders as dividends. However, none of our PRC subsidiaries has made any dividends or distributions to our holding company or any U.S. investors as of the date of this prospectus. See “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct business” on page 27 of this prospectus.

In addition, the PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders. See “Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment” on page 29 of this prospectus.

A 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises. Any gain realized on the transfer of Ordinary Shares by such investors is also subject to PRC tax at a current rate of 10%, which in case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC. See “Risk Factors — Risks Related to Doing Business in China — Under the PRC EIT Law, we may be classified as a ‘Resident Enterprise’ of China. Any classification as such will likely result in unfavorable tax consequences to us and our non-PRC shareholders” on page 26 of this prospectus.

Under Delaware law, our Delaware subsidiary may issue dividends to the Company only if its total assets exceed its total liabilities plus the par value of its issued stock, or if it has net profits for the current or prior fiscal year. Any such dividend must also comply with the subsidiary’s certificate of incorporation and bylaws.

We have adopted written cash management policies and procedures that dictate how funds are transferred within our organization. According to such policies and procedures, each subsidiary of the Company may initiate a cash transfer request by timely filling out a fund application form, which shall be signed by the financial principal and the principal of the subsidiary and then submitted to the financial department of the Company for approval. After a cash transfer request is approved by the financial department, the relevant subsidiary may proceed to initiate such transfer. Our Company distributed cash as loans to our subsidiaries. Several cash transfers have been made between our Company and our subsidiaries. As of September 30, 2025, the Company provided an intercompany loan of $3,429,574 to Zhongchai Holding.

Corporate Information

We are a British Virgin Islands company limited by shares and our corporate headquarters are located at 50 Millstone Road, Building 400 Suite 130, East Windsor, NJ, United States 08512. Our telephone number is 1 (888) 827-4832. Our registered office in the British Virgin Islands is located at Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG 1110 British Virgin Islands. We maintain a corporate website at https://ir.gtec-tech.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus.

Summary of Risk Factors

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:

Risks related to Our Business and Industry

For more detailed discussions of the following risks, see “Risk Factors—Risks Related to Our Business and Industry” on pages 14 through 20 of this prospectus.

●	Our subsidiaries’ business operations are cash intensive, and our subsidiaries’ business could be adversely affected if we fail to maintain sufficient levels of liquidity and working capital (see the risk factor beginning on page 14 of this prospectus);

●	We grant relatively long payment terms for accounts receivable which can adversely affect our cash flow (see the risk factor beginning on page 14 of this prospectus);

●	Our subsidiaries face short lead-times for delivery of products to customers. Failure to meet delivery deadlines could result in the loss of customers and damage to our reputation and goodwill (see the risk factor beginning on page 14 of this prospectus);

●	Our subsidiaries face intense competition, and if we are unable to compete effectively, we may not be able to maintain profitability (see the risk factor beginning on page 15 of this prospectus);

●	Our revenues are highly dependent on a limited number of customers and the loss of any one of our subsidiaries’ major customers could materially and adversely affect our growth and revenues (see the risk factor beginning on page 15 of this prospectus);

●	As our subsidiaries expand their operations, they may need to establish a more diverse supplier network for raw materials. The failure to secure a more diverse supplier network could have an adverse effect on our financial condition (see the risk factor beginning on page 16 of this prospectus);

●	Our efforts to diversify into electric industrial heavy equipment may not be successful, and the suspension of substantially all of HEVI’s operations due to tariff uncertainty could materially and adversely affect our business, results of operations, and financial condition (see the risk factor beginning on page 16 of this prospectus);

●	Volatile steel prices can cause significant fluctuations in our operating results. Our revenues and operating income could decrease if steel prices increase or if our subsidiaries are unable to pass price increases on to their customers (see the risk factor beginning on page 16 of this prospectus); and

●	We are subject to various risks and uncertainties that may affect our subsidiaries’ ability to procure raw materials (see the risk factor beginning on page 17 of this prospectus).

Risks Related to Doing Business in China

For more detailed discussions of the following risks, see “Risk Factors—Risks Related to Doing Business in China” on pages 20 through 30 of this prospectus.

●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations (see the risk factor beginning on page 20 of this prospectus);

●	Uncertainties arising from the legal system in China, including uncertainties regarding the interpretation and enforcement of PRC laws and the possibility that regulations and rules can change quickly with little advance notice, could hinder our ability to offer or continue to offer our securities, result in a material adverse change to our business operations, and damage our reputation, which could materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless (see the risk factor beginning on page 21 of this prospectus);

●	The Chinese government may intervene or influence our operations at any time or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless (see the risk factor beginning on page 21 of this prospectus);

●	We are required to file with the CSRC for this offering and our future offerings within three working days after the closing of such offering, and comply with any other applicable PRC rules, policies and regulations, in connection with this offering and any future offering of our securities. Any failure to filing, or delay in filing, or failure to complying with any other applicable PRC requirements for an offering, may subject us to sanctions imposed by the relevant PRC regulatory authority. In addition, if applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future and we fail to obtain such approvals, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless (see the risk factor beginning on page 22 of this prospectus);

●	Our subsidiaries may be liable for improper use or appropriation of personal information provided by their customers and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on our business, results of operations, and our continued listing on Nasdaq (see the risk factor beginning on page 24 of this prospectus);

●	You may have difficulty enforcing judgments against us (see the risk factor beginning on page 26 of this prospectus);

●	Under the PRC Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders (see the risk factor beginning on page 26 of this prospectus);

●	PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from our future financing activities to make loans or additional capital contributions to our PRC subsidiaries (see the risk factor beginning on page 27 of this prospectus);

●	We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct business (see the risk factor beginning on page 27 of this prospectus);

●	Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment (see the risk factor beginning on page 29 of this prospectus);

●	U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China (see the risk factor beginning on page 30 of this prospectus); and

●	Our Ordinary Shares may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditor in the future. Any future delisting and cessation of trading of our securities, or the threat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, any inability of the PCAOB to conduct inspections of our auditor in the future would deprive our investors of the benefits of such inspections (see the risk factor beginning on page 30 of this prospectus).

Risks Related to Our Ordinary Shares

For more detailed discussions of the following risks, see “Risk Factors—Risks Related to Our Ordinary Shares” on pages 31 through 31 of this prospectus.

●	Future sales of our Ordinary Shares, whether by us or our shareholders, could cause the price of our Ordinary Shares to decline (see the risk factor beginning on page 31 of this prospectus);

●	Because we do not expect to pay dividends in the foreseeable future, you must rely on the price appreciation of our Ordinary Shares for return on your investment (see the risk factor beginning on page 31 of this prospectus); and

●	Techniques employed by short sellers may drive down the market price of our Ordinary Shares (see the risk factor beginning on page 31 of this prospectus).

Risks Related to this Offering

For more detailed discussions of the following risks, see “Risk Factors—Risks Related to this Offering” on pages 32 through 34 of this prospectus.

●	Sales of substantial amounts of our securities in the public market could depress the market price of our Ordinary Shares.

●	Our securities may experience extreme price and volume fluctuations, which could lead to costly litigation for us and make an investment in us less appealing.

●	We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

●	We expect to implement a dual-class share structure shortly following completion of this offering. If the dual class structure is implemented after this offering is completed, any Ordinary Shares sold in this offering will be re-designated as Class A Ordinary Shares, and the voting rights of such shares would be adversely affected.

THE OFFERING

Units to be Offered by us	5,083,330 Units at the public offering price of $1.20 per Unit, with each Unit consisting of (i) one Ordinary Share, and (ii) four-fifths (4/5) of one Warrant. Each combination of five Warrants will be exercisable for four Ordinary Shares, and only whole Warrants are exercisable. The Units will not be certificated, and each of the Ordinary Shares and the Warrants underlying the Units are immediately separable and will be issued separately in this offering. The Warrants will have a term of three years, exercise price of $1.20 per share and may also be exercised in whole or in part by means of a “zero price exercise.”

Public offering price per Unit	$1.20 per Unit

Ordinary Shares Outstanding Before This Offering	17,394,226 Ordinary Shares

Ordinary Shares Outstanding Immediately After This Offering	22,477,556 Ordinary Shares, assuming no exercise of the Warrants, or 26,544,222 Ordinary Shares, assuming full exercise of the Warrants

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $5.32 million, after deducting the underwriting discount, non-accountable expense allowance, advisory fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants in this offering.

We currently intend to use the net proceeds from the offering for working capital and general corporate purposes. See “Use of Proceeds” beginning on page 36.

Lock-up Agreements	Our directors, officers and holders of ten percent (10%) or more of our outstanding Ordinary Shares, have entered into customary “lock-up” agreements pursuant to which such persons and entities have agreed, for a period of three months from the date of this prospectus, that they shall neither offer, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without the prior written consent of Joseph Stone Capital, LLC, subject to certain exceptions.

Risk Factors	See “Risk Factors” beginning on page 14 of this prospectus for a discussion of the risk factors you should consider carefully when making an investment decision.

Listing	Our Ordinary Shares are listed on Nasdaq under the symbol “GTEC.” There is no established trading market for the Warrants, and we do not expect a trading market to develop. We do not intend to list the Warrants on any securities exchange or other trading market.

Transfer Agent	Continental Stock Transfer& Trust Company

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks described below together with the information included in this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering. Our business, financial condition, results of operations or cash flow could be harmed as a result of these risks. In such event, the trading price of our Ordinary Shares and value of the Warrants could decline and you might lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. Certain statements below are forward-looking statements.

Risks Related to our Business and Industry

Our subsidiaries’ business operations are cash intensive, and our subsidiaries’ business could be adversely affected if we fail to maintain sufficient levels of liquidity and working capital.

As of September 30, 2025 and December 31, 2024, we had approximately $3.94 million and $29.08 million of cash and cash equivalents, respectively. Historically, we have spent a significant amount of cash on our operational activities, principally to procure raw materials for our subsidiaries’ products. Our short-term loans are from Chinese banks and are generally secured by a portion of our fixed assets, land use rights and/or guarantees by related parties. Certain of these loans are secured against a portion of the shares of our PRC subsidiaries. The term of a majority of such loans is one year. Historically, we rolled over such loans on an annual basis. However, we may not have sufficient funds available to pay all of our borrowings upon maturity in the future. Failure to roll over our short-term borrowings at maturity or to service our debt could result in a transfer of the ownership of a portion of the shares of our PRC subsidiaries to secured lenders, the imposition of penalties, including increases in interest rates, legal actions against us by our creditors, and even insolvency.

Although we have been able to maintain adequate working capital primarily through cash from operations and short-term and long-term borrowings, any failure by our customers to settle outstanding accounts receivable, or our inability to borrow sufficient capital from local banks in the future could materially and adversely affect our cash flow, financial condition and results of operations.

We grant relatively long payment terms for accounts receivable which can adversely affect our cash flow.

As is customary in China, for competitive reasons, we grant relatively long payment terms to most of our subsidiaries’ customers. The allowances we establish for our receivables may not be adequate. We are subject to the risk that we may be unable to collect accounts receivable in a timely manner. If the accounts receivable cannot be collected in time, or at all, a significant amount of expected credit losses will occur, and our business, financial condition and results of operation will likely be materially and adversely affected.

Our subsidiaries face short lead-times for delivery of products to customers. Failure to meet delivery deadlines could result in the loss of customers and damage to our reputation and goodwill.

Most of our subsidiaries’ customers are large manufacturers, who generally place large orders for our subsidiaries’ products and require prompt delivery. Our subsidiaries’ product sale agreements typically contain short lead-times for the delivery of products and tight production and manufacturer supply schedules that can reduce our profit margins on the products procured from our subsidiaries’ suppliers. Our subsidiaries’ suppliers may lack sufficient capacity at any given time to meet all of the demands from our subsidiaries’ customers if orders exceed their production capacity. Our subsidiaries strive for rapid response to customer demands, which can lead to reduced purchasing efficiency, increased procurement costs and low profit margins. If our subsidiaries are unable to meet the customer demands, they may lose customers. Moreover, failure to meet customer demands may damage our reputation and goodwill.

Our subsidiaries face intense competition, and, if our subsidiaries are unable to compete effectively, we may not be able to maintain profitability.

Our subsidiaries compete with many other companies located in the PRC and internationally that manufacture similar products. Many of our subsidiaries’ competitors are larger companies with greater financial resources. Intense competition in a challenging economic environment in the PRC has, in the past, put pressure on our margins and may adversely affect our future financial performance. Moreover, intense competition may result in potential or actual litigation between our subsidiaries and their competitors relating to such activities as competitive sales practices, relationships with key suppliers and customers or other matters.

It is likely that our subsidiaries’ competitors will seek to develop similar competing products in the near future. Some of our subsidiaries’ competitors may have more resources than our subsidiaries do, operate in greater scale, be more capitalized than our subsidiaries are, have access to cheaper raw materials than our subsidiaries do, or offer products at a more competitive price. There can be no assurance that any initial competitive advantage we may have will be retained or that one or more competitors will not develop products that are equal or superior in quality and are better priced than our subsidiaries’ products. If our subsidiaries are unable to compete effectively, our results of operations and financial position may be materially and adversely affected.

Our revenues are highly dependent on a limited number of customers and the loss of any one of our subsidiaries’ major customers could materially and adversely affect our growth and revenues.

During the nine months ended September 30, 2025 and 2024, our subsidiaries’ five largest customers contributed 40.02% and 41.01% of our revenues, respectively. For the nine months ended September 30, 2025 and 2024, Greenland’s single largest customer, Hangcha Group, accounted for 15.31% and 13.81%, respectively, of Greenland’s total revenue, and Greenland’s second largest customer, Longgong Forklift Truck, accounted for 9.98% and 12.55%, respectively, of Greenland’s total revenue. During the fiscal years ended December 31, 2024 and 2023, our subsidiaries’ five largest customers contributed 40.60% and 45.06% of our revenues, respectively. For the years ended December 31, 2024 and 2023, Greenland’s single largest customer, Hangcha Group, accounted for 14.19% and 14.98%, respectively, of Greenland’s total revenue, and Greenland’s second largest customer, Longgong Forklift Truck, accounted for 11.94% and 11.75%, respectively, of Greenland’s total revenue.

As a result of our subsidiaries’ reliance on a limited number of customers, our subsidiaries may face pricing and other competitive pressures, which may have a material adverse effect on our profits and our revenues. The volume of products sold for specific customers varies from year to year, especially since our subsidiaries are not the exclusive provider for any customers. In addition, there are a number of factors that could cause the loss of a customer or a substantial reduction in the products that our subsidiaries provide to any customer that may not be predictable. For example, our subsidiaries’ customers may decide to reduce spending on our subsidiaries’ products or a customer may no longer need our subsidiaries’ products following the completion of a project. The loss of any one of our subsidiaries’ major customers, a decrease in the volume of sales to our subsidiaries’ customers or a decrease in the price at which our subsidiaries sell their products to customers could materially adversely affected our profits and revenues.

In addition, this customer concentration may subject our subsidiaries to perceived or actual leverage that our subsidiaries’ customers may have in negotiations, given their relative size and importance to our subsidiaries. If our subsidiaries’ customers seek to negotiate their agreements on terms less favorable to our subsidiaries and our subsidiaries accept such terms, such unfavorable terms may have a material adverse effect on our subsidiaries’ business and our financial condition and results of operations. Accordingly, unless and until our subsidiaries diversify and expand their customer base, our future success will significantly depend upon the timing and volume of business from our subsidiaries’ largest customers and the financial and operational success of these customers.

As our subsidiaries expand their operations, they may need to establish a more diverse supplier network for raw materials. The failure to secure a more diverse supplier network could have an adverse effect on our financial condition.

In the event that our subsidiaries need to diversify their supplier network, our subsidiaries may not be able to procure a sufficient supply of raw materials at a competitive price, which could have an adverse effect on our results of operations, financial condition and cash flows. Furthermore, despite our subsidiaries’ efforts to control their supply of raw materials and maintain good relationships with their existing suppliers, our subsidiaries could lose one or more of their existing suppliers at any time. The loss of one or more key suppliers could increase our subsidiaries’ reliance on higher cost or lower quality supplies, which could negatively affect our profitability. Any interruptions to, or decline in, the amount or quality of our subsidiaries’ raw materials supply could materially disrupt our subsidiaries’ production and adversely affect our subsidiaries’ business and our financial condition and financial prospects.

Our efforts to diversify into electric industrial heavy equipment may not be successful, and the suspension of substantially all of HEVI’s operations due to tariff uncertainty could materially and adversely affect our business, results of operations, and financial condition.

To remain competitive, we have sought to diversify our product offerings beyond our traditional transmission systems and integrated powertrains for material handling machinery by expanding into the production and sale of electric industrial heavy equipment. Prior to December 2020, through Zhongchai Holding and its PRC subsidiaries, our products primarily consisted of transmission systems and integrated powertrains for material handling machinery, particularly electric forklift trucks. In December 2020, through our subsidiary HEVI, we launched a new division focused on the production and sale of electric industrial heavy equipment as part of our strategy to diversify our business.

HEVI’s electric industrial heavy equipment product portfolio includes lithium-powered electric forklifts, electric wheeled loaders, electric excavators, and related charging solutions, which have been marketed primarily in the United States. HEVI also established an assembly and distribution facility in Maryland and entered into strategic partnerships intended to support the development and commercialization of electric heavy machinery for the U.S. market. Despite these efforts, this line of business remains at an early stage and has not yet demonstrated sustained commercial success.

Our expansion into electric industrial heavy equipment involves significant risks and uncertainties. We have limited operating history and experience in this segment, which differs materially from our legacy business. We may encounter difficulties in product development, manufacturing, supply chain management, regulatory compliance, distribution, customer adoption, and after-sales service. Our products may not achieve market acceptance, may face strong competition from established manufacturers, or may not be cost-competitive. As a result, we may be unable to generate sufficient revenue to recover our investment or achieve profitability.

In addition, substantially all of HEVI’s business operations have been suspended since 2025 due to uncertainty regarding tariff policy, which has adversely affected our ability to manufacture, import, distribute, and sell electric industrial heavy equipment. This suspension has limited HEVI’s revenue-generating activities and may continue for an extended period. Although HEVI intends to resume operations once the policy environment stabilizes, there can be no assurance as to when, or whether, such stabilization will occur, or whether HEVI will be able to successfully restart operations on commercially reasonable terms.

If the suspension of HEVI’s operations continues, or if we are unable to successfully resume or scale this business following a resumption of operations, our transition into electric industrial heavy equipment may be delayed or unsuccessful. During this transition period, our revenues may remain limited, our operating losses may increase, and our results of operations, financial condition, cash flows, and business prospects could be materially and adversely affected.

Volatile steel prices can cause significant fluctuations in our operating results. Our revenues and operating income could decrease if steel prices increase or if our subsidiaries are unable to pass price increases on to their customers.

Our subsidiaries’ principal raw materials are processed metal parts and components which are made of carburizing steel. The steel industry as a whole is cyclical and, at times, pricing and availability of steel can be volatile due to numerous factors beyond our subsidiaries’ control, including general domestic and international economic conditions, labor costs, sales levels, competition, levels of inventory, consolidation of steel producers, higher raw material costs for steel producers, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials.

Our subsidiaries’ suppliers, like many other processed metal parts and components manufacturers, maintain substantial inventories of steel to accommodate the short lead times and just-in-time delivery requirements of customers. Accordingly, our subsidiaries’ suppliers purchase steel in an effort to maintain their inventory at levels that they believe to be appropriate to satisfy the anticipated needs of customers based upon historic buying practices, supply agreements with customers and market conditions. When steel prices increase, competitive conditions will influence how much of the price increase suppliers would pass on to our subsidiaries and how much our subsidiaries can pass on to their customers. To the extent our subsidiaries are unable to pass on future price increases in raw materials to their customers, the revenues and profitability of our business could be adversely affected.

We are subject to various risks and uncertainties that might affect our subsidiaries’ ability to procure raw materials.

Our performance depends upon our subsidiaries’ ability to procure low cost, high quality raw materials on a timely basis from their suppliers. Our subsidiaries’ suppliers are subject to certain risks, including the availability of raw materials, labor disputes, inclement weather, natural disasters, and general economic and political conditions, which might limit the ability of our subsidiaries’ suppliers to provide low-cost, high-quality merchandise on a timely basis. Furthermore, for these or other reasons, one or more of our subsidiaries’ suppliers might not adhere to our subsidiaries’ quality control standards, and our subsidiaries might not identify the deficiency. Any failure by our subsidiaries’ suppliers to supply quality materials at a reasonable cost on a timely basis could reduce our net sales or profits, damage our reputation and have an adverse effect on our financial condition.

Our subsidiaries may lose their competitive advantage, and their operations may suffer, if they fail to prevent the loss or misappropriation of, or disputes over, their intellectual property.

Our subsidiaries rely on a combination of patents, trademarks, trade secrets and confidentiality agreements to protect their intellectual property rights. While our subsidiaries are not currently aware of any infringement on their intellectual property rights, our subsidiaries’ ability to compete successfully and to achieve future revenue growth will depend, in significant part, on their ability to protect their proprietary technology. Despite many laws and regulations promulgated, as well as other efforts made, by China over the past several years in an attempt to protect intellectual property rights, intellectual property rights are not as certain in China as they would be in many Western countries, including the United States. Furthermore, enforcement of such laws and regulations in China has not been fully developed. Neither the administrative agencies nor the court systems in China are as equipped as their counterparts in developed countries to deal with violations or handle the nuances and complexities between compliant technological innovation and non-compliant infringement.

Our subsidiaries’ transmission technology is protected through a combination of patents, trade secrets, confidentiality agreements and other methods. However, our subsidiaries’ competitors may independently develop similar proprietary methodologies or duplicate our products, or develop alternatives, which could have a material adverse effect on our subsidiaries’ business and our results of operations and financial condition. The misappropriation or duplication of our subsidiaries’ intellectual property could disrupt their ongoing business, distract our management and employees, reduce our revenues and increase our expenses. Our subsidiaries may need to litigate to enforce their intellectual property rights. Any such litigation could be time consuming and costly and the outcome of any such litigation cannot be guaranteed.

Our PRC subsidiaries have limited insurance coverage for their operations in China and may incur losses resulting from product liability claims, business interruption or natural disasters.

Our PRC subsidiaries have limited insurance coverage for their operations in China, and our PRC subsidiaries are therefore exposed to risks associated with product liability claims against our PRC subsidiaries or otherwise against their operations in the PRC in the event that the use of our PRC subsidiaries’ products results in property damage or personal injury. Since our subsidiaries’ transmission products are ultimately incorporated into forklifts, it is possible that users of forklifts or people installing these products could be injured or killed, whether as a result of defects, improper installation or other causes. We are unable to predict whether product liability claims will be brought against our PRC subsidiaries in the future or to predict the impact of any resulting adverse publicity on our PRC subsidiaries’ business. The successful assertion of product liability claims against our PRC subsidiaries could result in potentially significant monetary damages and require us to make significant payments. Our subsidiaries do not carry product liability insurance and may not have adequate resources to satisfy a judgment in the event of a successful claim against us. In addition, our subsidiaries do not currently, and may not in the future, maintain business interruption insurance coverage. As such, our subsidiaries may suffer losses that result from interruptions in their operations as a result of inability to operate or failures of equipment and infrastructure at our subsidiaries’ facilities. Our subsidiaries also do not currently maintain catastrophe insurance. As such, any natural disaster or man-made disaster could result in substantial losses and diversion of our subsidiaries’ resources to address the effects of such an occurrence, which could materially and adversely affect our subsidiaries’ business and our financial condition and results of operations.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

Our PRC subsidiaries are required under PRC laws to participate in various government sponsored employee benefit plans, including social security insurance, housing funds and other welfare-oriented payments, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of their employees up to a maximum amount specified by the local government from time to time at locations where our PRC subsidiaries operate their businesses. Our PRC subsidiaries have not made adequate employee benefit payments to the social security insurance and the housing fund. As a result, they may be required to make up the contributions for these plans within a stipulated period of time. In addition, our PRC subsidiaries may be required to pay late fees equal to 0.05% of the shortage of the contributions to the social security fund for each day our PRC subsidiaries fail to make up the contributions and may be imposed fines up to three times of such shortage if our PRC subsidiaries fail to make up the difference within the time frame prescribed by relevant government authorities. The maximum amount of such penalties that we anticipate could be imposed on our PRC subsidiaries with respect such employee benefits payments is approximately US$200,000. If our PRC subsidiaries are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected. As of the date of this prospectus, our PRC subsidiaries have not been ordered to pay outstanding contributions or related penalties.

If labor costs in the PRC increase substantially, our PRC subsidiaries’ business and our costs of operations may be adversely affected.

In recent years, the Chinese economy has experienced inflation and labor cost increases. Average wages are projected to continue to increase. Further, under PRC law an employer is required to pay various statutory employee benefits, including pensions, housing funds, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of its employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase based on the past trends. If we are unable to control our labor costs or pass such increased labor costs on to our subsidiaries’ customers, our financial condition and results of operations may be adversely affected.

We may not be able to effectively protect our intellectual property from unauthorized use by others.

Through its subsidiaries, we hold patents, trademarks and other intellectual properties that are critical to our business in the PRC. Any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. We cannot assure you that (i) all of the intellectual property rights we owned will be adequately protected, or (ii) our intellectual property rights will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. Moreover, there can be no assurance that we will obtain such trademarks and any other trademarks that are crucial to our business in the future. Thus, third parties may also take the position that we are infringing their rights, and we may not be successful in defending these claims. Additionally, we may not be able to enforce and defend our proprietary rights or prevent infringement or misappropriation, without incurring substantial expenses to us and a significant diversion of management time and attention from our business strategy.

To protect our parents, trademarks and other proprietary rights, we reply on and expect to continue to rely on a combination of physical and electronic security measures and trademark, patent and trade secret protection laws. If the measures we have taken to protect our proprietary rights are inadequate to prevent the use or misappropriation by third parties or such rights are diminished due to successful challenges, the value of our brand and other intangible assets may be diminished and our ability to attract and retain customers may be adversely affected.

Competition for our and our subsidiaries’ employees is intense, and we and our subsidiaries may not be able to attract and retain the highly skilled employees needed to support our subsidiaries’ business.

As we continue to experience growth, our future success depends on our and our subsidiaries’ ability to attract, develop, motivate and retain highly qualified and skilled employees, including engineers, financial personnel and marketing professionals. Competition for highly skilled engineering, sales, technical and financial personnel is extremely intense. We and our subsidiaries may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we and our subsidiaries compete for experienced employees have greater resources than we and our subsidiaries have and may be able to offer more attractive terms of employment.

In addition, we and our subsidiaries invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we and our subsidiaries fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our products could decrease, resulting in a material adverse effect on our subsidiaries’ business.

Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continuing services of our senior management. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into a non-competition agreement with Mr. Peter Zuguang Wang, the chairman of our board of directors, there is no assurance that Mr. Wang will not join our competitors or form a competing business. If any dispute arises between us and Mr. Wang, we may incur substantial costs and expenses in order to enforce the non-competition agreement in China, and we may be unable to enforce it at all.

We do not maintain “key person” insurance, and as a result, we may incur losses if any of our directors, executive officers, senior manager or other key employees chooses to terminate his or her services with us.

We do not maintain “key person” insurance for our directors, executive officers, senior management or other key employees. If any of our key employees terminate his or her services or otherwise becomes unable to provide continuous services to us, our business, financial condition and results of operations may be materially and adversely affected and we may incur additional expenses to recruit, train and retain qualified personnel. If any of our executive officers or key employees joins a competitor or forms a competing company, we may lose customers, operational know-how and key professionals and staff members.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing invasion of Ukraine by Russia and conflicts between Israel and Hamas.

U.S. and global markets are experiencing volatility and disruption as a result of the outbreak or escalation of wars including Russia’s launch of a full-scale military invasion of Ukraine, and conflict between Israel and Hamas. Although the length and impact of these ongoing conflicts are highly unpredictable, these conflicts have led to market disruptions, including significant volatility in commodity prices, credit, and capital markets. In addition, as a result of the ongoing conflicts around the world, we may experience other risks, difficulties and challenges in the way we conduct our business and operations generally. For example, the conflicts could adversely affect supply chains and impact our ability to control raw material costs. A protracted conflict between Ukraine and Russia or between Israel and Hamas, any escalation of either conflict, and the wider global economy and market conditions could, in turn, have a material adverse impact on our business, financial condition, cash flows and results of operations and could cause the market value of our Ordinary Shares to decline.

High inflation rates may adversely affect us by increasing costs beyond what we can recover through price increases and limit our ability to enter into future traditional debt financing.

Inflation can adversely affect us by increasing costs of critical materials, equipment, labor, and other services. In addition, inflation is often accompanied by higher interest rates. Continued inflationary pressures could impact our profitability. Inflation may also affect our ability to enter into future traditional debt financing, as high inflation may result in an increase in cost.

The outcome of litigation, inquiries, investigations, examinations, or other legal proceedings in which we are involved, in which we may become involved, or in which our clients or competitors are involved could distract management, increase our expenses, or subject us to significant monetary damages or restrictions on our ability to do business.

From time to time, we are subject to litigation or legal proceedings in connection with our business operations. The scope and outcome of these proceedings is often difficult to assess or quantify. Plaintiffs in lawsuits may seek recovery of large amounts, and the cost to defend such litigation may be significant.

Any negative outcomes from above material litigation or any other regulatory actions or litigation or claims, including monetary penalties or damages or injunctive provisions regulating or restricting how we conduct our business could have a material adverse effect on our business, financial condition, results of operations and reputation. Regardless of whether any current or future claims in which we are involved have merit, or whether we are ultimately held liable or subject to payment of penalties, such investigations and claims have been and may continue to be expensive to defend, may divert management’s time away from our operations and may result in changes to our business practices that adversely affect our results of operations.

Risks Related to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

A substantial majority of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The PRC economy differs from the economies of most developed countries in many respects, including with regard to the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies.

The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing since 2012. Any adverse changes in economic conditions in China, in the policies of the PRC government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our subsidiaries’ products and adversely affect our subsidiaries’ competitive position. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may have a negative effect on us and our subsidiaries. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the PRC government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Uncertainties with respect to the PRC legal system could adversely affect us and our PRC subsidiaries.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In addition, we and our PRC subsidiaries are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations. We and our PRC subsidiaries are also subject to the risks and uncertainties about any future actions of the PRC government. If any future actions of the PRC government result in a material change in our operations, the value of our Ordinary Shares may depreciate significantly or become worthless.

The PRC government exerts substantial influence over the manner in which our PRC subsidiaries must conduct their business activities. If the Chinese government significantly regulates the business operations of our PRC subsidiaries in the future and our PRC subsidiaries are not able to substantially comply with such regulations, the business operations of our PRC subsidiaries may be materially and adversely affected and the value of our Ordinary Shares may significantly decrease.

The PRC government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership, including the steel sector where our PRC subsidiaries have been doing their business. Any government decisions or actions to change the way steel production is regulated, or any decisions the government might make to cut spending, could adversely impact our PRC subsidiaries’ business and our results of operations. In addition, the ability of our PRC subsidiaries to operate in China may be harmed by changes in PRC laws and regulations, including those relating to taxation, environmental conditions, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

We believe that our PRC subsidiaries’ operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which our PRC subsidiaries operate may impose new, stricter regulations or interpretations of existing regulations with little advance notice that would require additional expenditures and efforts on their part to ensure our subsidiaries’ compliance with such regulations or interpretations.

Our PRC subsidiaries may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. In the event that our PRC subsidiaries are not able to substantially comply with any existing or newly adopted laws and regulations, our business operations may be materially adversely affected and the value of our Ordinary Shares may significantly decrease.

Furthermore, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence the operations of our PRC subsidiaries at any time, which may be beyond our control. Therefore, any such action may adversely affect the operations of our PRC subsidiaries and substantially limit or hinder our ability to offer or continue to offer securities to you and significantly reduce the value of such securities or cause the value of such securities to be worthless.

We are required under PRC laws to submit filings to CSRC for this offering and our future offerings within three working days after the closing of such offering. However, we believe that we and our PRC subsidiaries are not currently required to obtain advanced approval and/or comply with other requirements of the CSRC, the CAC, or other PRC governmental authorities under PRC rules, regulations or policies in connection with our continued listing on Nasdaq. In the event that any such approval is required or that there are other requirements we and/or our PRC subsidiaries are obligated to comply with, we cannot predict whether or how soon we and/or our PRC subsidiaries will be able to obtain such approvals and/or comply with such requirements.

The PRC government authorities may strengthen future oversight over offerings that are conducted overseas. For instance, on July 6, 2021, the relevant PRC governmental authorities promulgated the Opinions on Strictly Cracking Down on Illegal Securities Activities, which emphasized the need to strengthen the PRC government’s supervision over overseas listings by PRC companies. Pursuant to the Opinions, effective measures, such as promoting the construction of relevant regulatory systems, are to be taken to deal with the risks of China-based overseas-listed companies, cybersecurity and data privacy protection requirements and similar matters. The Cybersecurity Review Measures (Decree No. 8 of the Cybersecurity Administration of the PRC), or the revised Cybersecurity Review Measures, enacted on December 28, 2021 and came into effect on February 15, 2022, also require online platform operators holding over one million users’ personal information to apply for a cybersecurity review before any public offering on a foreign stock exchange. These statements and regulations are recently issued, and there remain substantial uncertainties about their interpretation and implementation. See also “—Our PRC subsidiaries may be liable for improper use or appropriation of personal information provided by their customers and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on our business, results of operations, and our continued listing on Nasdaq.”

On February 17, 2023, the CSRC published the Regulations of Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and its accompanying guidelines and instructions, which came into effect on March 31, 2023, and will apply if a domestic enterprise issues shares, depositary receipts, corporate bonds convertible into shares, or other securities of an equity nature outside of the PRC, or lists its securities for trading outside of the PRC. According to such regulations, a domestic enterprise that issues and lists its securities outside of the PRC shall comply with the filing procedures and report the relevant information to the CSRC. A domestic enterprise shall not be listed on an overseas stock exchange if any of the following circumstances exists: (i) where such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (ii) where the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (iii) where the domestic company intending to make the securities offering and listing, or its controlling shareholders and the actual controller, have committed crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (iv) where the domestic company intending to make the securities offering and listing is suspected of committing crimes or major violations of laws and regulations, and is under investigation according to law, and no conclusion has yet been made thereof; (v) where there are material ownership disputes over equity held by the domestic company’s controlling shareholder or by other shareholders that are controlled by the controlling shareholder and/or actual controller. The Trial Measures changes the management of licensing to record management, strengthen the supervision in the aftermath, create a more transparent and predictable institutional environment, and support the standardized development of enterprises using the overseas capital market.

According to the Notice on Filing Management Arrangements for Overseas Listings of Domestic Enterprises issued and implemented by the CSRC on February 17, 2023, since the date of effectiveness of the Trial Measures, the domestic enterprises falling within the scope of filing that have been listed overseas or met the following circumstances are existing enterprises: Before the effectiveness of the Trial Measures, the application for indirect overseas issuance and listing has been agreed by the overseas regulators or overseas stock exchanges (such as having passed the hearing on the Hong Kong market or registration become effective as agreed on the U.S. market, etc.), and it is not required to perform issuance and listing supervision procedures of the overseas regulators or overseas stock exchanges (such as rehearing on the Hong Kong market, etc.), and the overseas issuance and listing shall have been completed by September 30, 2023. According to the above regulations, the Company is an existing enterprise, which is not required to file at this time, and a filing should be made as required if it involves refinancing and other filing matters.

We believe, based on the advice of our PRC counsel, Zhejiang T&C Law Firm, that (i) as this offering is regarded as a subsequent securities offering in the same overseas market under the Trial Administrative Measures, we are required to complete the filing procedures with the CSRC in accordance with the Trial Administrative Measures with respect to this offering, and we will submit our filing application to the CSRC within three working days after the completion of this offering; (ii) neither we nor the PRC subsidiaries are subject to cybersecurity review with the CAC, pursuant to the Measures for Cybersecurity Review (2021 version), which became effective on February 15, 2022, since the PRC subsidiaries currently engage in the manufacture and sale of transmission products and neither we nor the PRC subsidiaries possess personal information of over one million users; and (iii) there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations and future PRC laws and regulations, and there can be no assurance that the relevant government agencies will take a view that is contrary to, or otherwise different from, the conclusions stated above. If the relevant government agencies take a view that is contrary to, or otherwise different from, the foregoing conclusions, it could have a material adverse effect on the PRC subsidiaries’ business, operating results and reputation, as well as the trading price of our Ordinary Shares. Furthermore, if we fail to comply with the Trial Measures in connection with this offering or any future issuance of securities or listing on other stock exchanges outside of China, we may be subjected sanctions imposed by the PRC regulatory authorities, and our reputation, financial condition, and results of operations may be materially and adversely affected.

To the extent cash in the business is in the mainland China/Hong Kong or a mainland China/Hong Kong entity, the funds may not be available to fund operations or for other use outside of the mainland China/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash.

Relevant mainland PRC laws and regulations permit companies in mainland China to pay dividends only out of their respective retained earnings, if any, as determined in accordance with mainland China accounting standards and regulations. Additionally, each of the companies in mainland China are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, in order for us to pay dividends to our shareholders, we may rely on payments made from our mainland PRC subsidiaries to their respective shareholders and then to our Company. If these entities incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

Our cash dividends, if any, will be paid in U.S. dollars. If we are considered a tax resident enterprise of mainland China for tax purposes, any dividends we pay to our overseas shareholders may be regarded as mainland China-sourced income and as a result may be subject to mainland PRC withholding tax. See “— Risks Related to Doing Business in China — Under the PRC Enterprise Income Tax Law, we may be classified as a ‘Resident Enterprise’ of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.” The PRC government also imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of mainland China. Shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of mainland China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into, and out of Hong Kong (including funds from Hong Kong to mainland China), except for the transfer of funds involving money laundering and criminal activities. However, there is no guarantee that the Hong Kong government will not promulgate new laws or regulations that may impose such restrictions in the future. If there is a significant change to current political arrangements between mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, our Hong Kong subsidiary may become subject to PRC laws or authorities. As a result, our Hong Kong subsidiary could be subject to similar government controls on the convertibility of foreign currency and the remittance of currency out of Hong Kong as described above.

As a result of the above, to the extent cash in the business is in the mainland China/Hong Kong or a mainland China/Hong Kong entity, such funds or assets may not be available to fund operations or for other use outside of the mainland China/Hong Kong, due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the competent government to the transfer of cash.

Our PRC subsidiaries may be liable for improper use or appropriation of personal information provided by their customers and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on our business, results of operations, and our continued listing on Nasdaq.

Our PRC subsidiaries’ business involves collecting and retaining certain internal and customer data. Our PRC subsidiaries also maintain information about various aspects of their operations. The integrity and protection of customer and company data is critical to our business. Our subsidiaries’ customers expect that our subsidiaries will adequately protect their personal information. Our PRC subsidiaries are required by applicable laws to keep strictly confidential the personal information that they collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained in performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017. Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides the legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the CAC, the Ministry of Industry and Information Technology, and the Ministry of Public Security, have been increasingly focused on regulation in data security and data protection.

The PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security and the State Administration for Market Regulation, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

In December 2021, the CAC and other related authorities promulgated the revised Cybersecurity Review Measures, which came into effect on February 15, 2022. The revised Cybersecurity Review Measures propose the following key changes:

●	online platform operators who are engaged in data processing are also subject to the regulatory scope;

●	the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review working mechanism;

●	the online platform operators holding more than one million users’ individual information and seeking a listing outside China shall file for cybersecurity review with the Cybersecurity Review Office; and

●	the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or transmitted to overseas parties and the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously shall be collectively taken into consideration during the cybersecurity review process.

Certain internet platforms in China have reportedly become subject to heightened regulatory scrutiny in relation to cybersecurity matters. As of the date of this prospectus, we have not been included within the definition of “operator of critical information infrastructure” by a competent authority, nor have we been informed by any PRC governmental authority of any requirement that we file for a cybersecurity review. However, if we are deemed to be a critical information infrastructure operator or an online platform operator that is engaged in data processing and holds personal information of more than one million users, we could be subject to PRC cybersecurity review in the future.

As there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we could be subject to cybersecurity review. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us and/or our PRC subsidiaries, which may have material adverse effect on our business, financial condition or results of operations. As of the date of this prospectus, we and our PRC subsidiaries have not been involved in any investigations on cybersecurity review initiated by the CAC or related governmental regulatory authorities, and we and our PRC subsidiaries have not received any inquiry, notice, warning, or sanction in such respect.

On June 10, 2021, the Standing Committee of the National People’s Congress of China, or the SCNPC, promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

As of the date of this prospectus, we do not expect that the current PRC laws on cybersecurity or data security would have a material adverse impact on our business operations. However, as the scope of the PRC Data Security Law is broad and includes the collection, storage, use, processing, transmission, availability and disclosure of data, among others, and uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we and our PRC subsidiaries will comply with such regulations in all respects and we and/or our PRC subsidiaries may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. Any directly liable person within our Company for violations or alleged violations of the PRC Data Security Law may become subject to fines. We and/or our PRC subsidiaries may also become subject to fines and/or other sanctions that may have material adverse effect on our business, operations and financial condition.

On September 24, 2024, the CAC released the Administrative Regulations on the Network Data Security, or the Data Security Regulations, which became effective on January 1, 2025. The Data Security Regulations may apply to the use of networks to carry out data processing activities and the supervision and administration of network data security within the territory of the PRC and apply to activities outside the territory of the PRC to process personal information of any natural persons within the territory of the PRC under any of the following circumstances: (i) for the purpose of providing products or services to domestic natural persons; (ii) analyze and evaluate the behavior of domestic natural persons; and (iii) other circumstances stipulated by laws and administrative regulations. The Data Security Regulations further stipulate that where it is indeed necessary to transfer “important data” collected and generated by a network data processor during its operation within the territory of the PRC to overseas parties, it shall pass the security assessment for cross-border data transfer organized by the CAC. Network data processors should identify and declare “important data” in accordance with the relevant provisions, but they are not required to conduct security assessment for outbound data transfer for data that has not been notified or published as “important data” by relevant departments or regions. In addition, the Data Security Regulations provides that data processors that process “important data” must conduct an annual data security assessment with regard to the data process activities, and submit the assessment report to relevant competent authorities at or above the provincial level. Since the Data Security Regulations is newly promulgated, there remains uncertainty as to how it will be implemented and interpreted by the competent authorities and whether the PRC regulatory agencies, including the CAC, will adopt new laws, regulations, rules, or detailed implementation and interpretation related to security assessment. We cannot predict the impact of the Data Security Regulations on us, if any, at this stage, and we will closely monitor and assess any development in the implementation and interpretation of the Data Security Regulations. Even though we do not believe our business activities fall under the scope of Data Security Regulations, in the event that a competent PRC governmental authority concludes otherwise, we face uncertainties as to whether such clearance can be timely obtained, or at all.

A severe or prolonged downturn in the PRC or global economy could materially and adversely affect our business and our financial condition.

The global macroeconomic environment is facing challenges. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa and over the conflicts involving Ukraine, Syria, Russia and North Korea. There have also been concerns on the relationship among China and other Asian countries, which may result in, or intensify potential conflicts in relation to, territorial disputes, and the trade disputes between China and other countries. It is unclear whether these challenges and uncertainties will be contained or resolved, and what effects they may have on the global political and economic conditions in the long term.

Economic conditions in China are sensitive to global economic conditions, changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. While the economy in China has grown significantly over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing in recent years. China’s economic growth may materially decline in the near future. Any severe or prolonged slowdown in the global or PRC economy may materially and adversely affect our business, results of operations and financial condition.

You may have difficulty enforcing judgments against us.

A significant portion of our assets are located, and a substantial amount of our subsidiaries’ operations are conducted, in the PRC. In addition, some of our directors and officers are nationals or residents of the PRC, including our acting chief financial officer, Ms. Chenyang Wang, and independent directors, Mr. Ming Zhao and Mr. Zheng He, and a substantial majority of their assets are located outside the United States. As a result, it may be difficult to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts because China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security, or the public interest.

Under the PRC Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Any classification as such will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be subject to an enterprise income tax, or EIT, rate of 25.0% on its global income. In April 2009, the SAT promulgated a circular, known as Circular 82, and partially amended by Circular 9 promulgated in January 2014, to clarify the certain criteria for the determination of the “de facto management bodies” for foreign enterprises controlled by PRC enterprises or PRC enterprise groups. Under Circular 82, a foreign enterprise is considered a PRC resident enterprise if all of the following apply: (1) the senior management and core management departments in charge of daily operations are located mainly within China; (2) decisions relating to the enterprise’s financial and human resource matters are made or subject to approval by organizations or personnel in China; (3) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholders’ meeting minutes are located or maintained in China; and (4) 50.0% or more of voting board members or senior executives of the enterprise habitually reside in China. Further to Circular 82, the SAT issued a bulletin, known as Bulletin 45, effective in September 2011 and amended on June 1, 2015 and October 1, 2016, to provide more guidance on the implementation of Circular 82 and clarify the reporting and filing obligations of such “Chinese controlled offshore incorporated resident enterprises.” Bulletin 45 provides for, among other matters, procedures for the determination of resident status and administration of post-determination matters. Although Circular 82 and Bulletin 45 explicitly provide that the above standards apply to enterprises that are registered outside China and controlled by PRC enterprises or PRC enterprise groups, Circular 82 may reflect the SAT’s criteria for determining the tax residence of foreign enterprises in general.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, under the PRC EIT Law, dividends paid to us from our PRC subsidiaries would be deemed as “qualified investment income between resident enterprises” and therefore qualify as “tax-exempt income” pursuant to the clause 26 of the PRC EIT Law. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which the dividends we pay with respect to our Ordinary Shares, or the gain our non-PRC shareholders may realize from the transfer of our Ordinary Shares, may be treated as PRC-sourced income and may therefore be subject to a 10% PRC withholding tax. The PRC EIT Law is, however, relatively new and ambiguities exist with respect to the interpretation and identification of PRC-sourced income, and the application and assessment of withholding taxes. If we are required under the PRC EIT Law to withhold PRC income tax on dividends payable to our non-PRC shareholders, should there be a determination in the future to pay dividends, or if non-PRC shareholders are required to pay PRC income tax on gains on the transfer of their Ordinary Shares, our business could be negatively impacted and the value of your investment may be materially reduced. Further, if we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both China and such countries in which we have taxable income, and our PRC tax may not be creditable against such other taxes.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from our future financing activities to make loans or additional capital contributions to our PRC subsidiaries.

As an offshore holding company with PRC subsidiaries, we may transfer funds to our PRC subsidiaries or finance our PRC entities by means of loans or capital contributions. Any capital contributions or loans that we, as an offshore entity, make to our PRC subsidiaries, are subject to PRC regulations. The sum of accumulated medium and long-term foreign debts and the balance of short-term foreign debts to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed statutory limits based on the difference between the amount of our investments and registered capital in such subsidiaries, and shall be registered with State Administration of Foreign Exchange, or SAFE, or its local counterparts. Furthermore, any capital increase contributions we make to our PRC subsidiaries, which are foreign-invested enterprises, are subject to the requirement of making necessary reports in Foreign Investment Comprehensive Management Information System, and registration with other government authorities in China. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to obtain such approvals or make such registration, our ability to make equity contributions or provide loans to our PRC subsidiaries or to fund their operations may be negatively affected, which may adversely affect their liquidity and ability to fund their working capital and expansion projects and meet their obligations and commitments. As a result, our liquidity and our ability to fund and expand our business may be negatively affected.

We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct business.

As a holding company, we conduct a substantial amount of our business through our subsidiaries in China. We may rely on dividends paid by these PRC subsidiaries for our cash needs, including the funds necessary to pay any dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities established in China is subject to limitations. Regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. In accordance with the Article 210, 214 of the Company Law of the PRC (Revised in 2023), each of our PRC subsidiaries is required to allocate 10% of their profits to their statutory common reserve when they distribute their after-tax profits for the current year. A company shall no longer be required to make allocations to their statutory common reserve once the aggregate amount of such reserve exceeds 50% of their registered capital. The statutory common reserve fund of a company may only be used to cover the losses of the company, expand the business and production of the company or be converted into additional capital. As a result, our PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to us in the form of dividends. In addition, if any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict such subsidiary’s ability to pay dividends or make other distributions to us. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

You may be subject to PRC income tax on dividends from us or on any gain realized on the transfer of our Ordinary Shares.

Under the PRC EIT Law, subject to any applicable tax treaty or similar arrangement between the PRC and your jurisdiction of residence that provides for a different income tax arrangement, PRC withholding tax at the rate of 10.0% is normally applicable to dividends from PRC sources payable to investors that are non-PRC resident enterprises, which do not have an establishment or place of business in China, or which have such establishment or place of business if the relevant income is not effectively connected with the establishment or place of business. Any gain realized on the transfer of shares by such investors is subject to 10.0% PRC income tax if such gain is regarded as income derived from sources within China unless a treaty or similar arrangement otherwise provides. Under the Individual Income Tax Law of the PRC and its implementation rules, dividends from sources within China paid to foreign individual investors who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20% and gains from PRC sources realized by such investors on the transfer of shares are generally subject to 20% PRC income tax, in each case, subject to any reduction or exemption set forth in applicable tax treaties and PRC laws.

There is a risk that we will be treated by the PRC tax authorities as a PRC tax resident enterprise. In that case, any dividends we pay to our shareholders may be regarded as income derived from sources within China and we may be required to withhold a 10.0% PRC withholding tax for the dividends we pay to our investors who are non-PRC corporate shareholders, or a 20.0% withholding tax for the dividends we pay to our investors who are non-PRC individual shareholders, including the holders of our Shares. In addition, our non-PRC shareholders may be subject to PRC tax on gains realized on the sale or other disposition of our Ordinary Shares, if such income is treated as sourced from within China. It is unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their tax residence and China in the event that we are considered as a PRC resident enterprise. If PRC income tax is imposed on gains realized through the transfer of our Ordinary Shares or on dividends paid to our non-resident investors, should there be a determination in the future to pay dividends, the value of your investment in our Ordinary Shares may be materially and adversely affected. Furthermore, our shareholders whose jurisdictions of residence have tax treaties or arrangements with China may not qualify for benefits under such tax treaties or arrangements.

Fluctuations in exchange rates could have a material adverse impact on our results of operations and the value of your investment.

The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Significant fluctuation of the Renminbi may have a material adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. As of the date of this prospectus, we have not entered into any material hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive a significant portion of our revenues in Renminbi. Under our current corporate structure, our British Virgin Islands holding company may rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our Company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. If such approval is withheld or the PRC government imposes other restrictions on the convertibility of Renminbi into foreign currencies, we may not be able to utilize our revenues effectively, and as a result, our business and results of operations may be materially adversely affected, and the value of our Ordinary Shares may decrease.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

The SEC, the U.S. Department of Justice and other U.S. authorities may also have difficulties in bringing and enforcing actions against us or our directors or executive officers in the PRC. The SEC has stated that there are significant legal and other obstacles to obtaining information needed for investigations or litigation in China. China adopted a revised securities law that became effective on March 1, 2020, Article 177 of which provides, among other things, that no overseas securities regulator is allowed to directly conduct an investigation or evidence collection activities within the territory of the PRC. Accordingly, without governmental approval in China, no entity or individual in China may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators, which could present significant legal and other obstacles to obtaining information needed for investigations and litigation conducted outside of China.

Our Ordinary Shares may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting and the cessation of trading of our Ordinary Shares, or the threat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, any inability of the PCAOB to conduct inspections would deprive our investors of benefits of such inspections.

Pursuant to the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act 2023, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our Ordinary Shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

Our auditor, Enrome LLP, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards and was not identified in PCAOB’s determination report as a firm subject to the PCAOB’s determination. Enrome LLP is headquartered in Singapore and is subject to inspection by the PCAOB.

If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 10-K for the relevant fiscal year. In accordance with the Holding Foreign Companies Accountable Act, our securities would be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States if we are identified as a Commission-Identified Issuer for two consecutive years in the future. A prohibition on being able to trade in the United States would substantially impair or completely hinder your ability to sell or purchase our Ordinary Shares when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our Ordinary Shares or render them worthless. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects.

Additionally, we cannot assure you whether the national securities exchange we are listed on or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit.

Risks Related to Our Ordinary Shares

Future sales of our Ordinary Shares, whether by us or our shareholders, could cause the price of our Ordinary Shares to decline.

If our existing shareholders sell, or indicate an intent to sell, substantial amounts of our Ordinary Shares in the public market, the trading price of our Ordinary Shares could decline significantly. Similarly, the perception in the public market that our shareholders might sell our Ordinary Shares could also depress the market price of our shares. A decline in the price of our Ordinary Shares might impede our ability to raise capital through the issuance of additional Ordinary Shares or other equity securities. In addition, the issuance and sale by us of additional Ordinary Shares, or securities convertible into or exercisable for our Ordinary Shares, or the perception that we will issue such securities, could reduce the trading price for our Ordinary Shares as well as make future sales of equity securities by us less attractive or not feasible. The sale of Ordinary Shares issued upon the exercise of our outstanding warrants could further dilute the holdings of our then existing shareholders.

We do not know whether a market for the Ordinary Shares will be sustained or what the trading price of the Ordinary Shares will be and as a result it may be difficult for you to sell your Ordinary Shares.

Although our Ordinary Shares trade on Nasdaq, an active trading market for the Ordinary Shares may not be sustained. It may be difficult for you to sell your Ordinary Shares without depressing the market price for the Ordinary Shares. As a result of these and other factors, you may not be able to sell your Ordinary Shares. Further, an inactive market may also impair our ability to raise capital by selling Ordinary Shares, or may impair our ability to enter into strategic partnerships or acquire companies or products by using our Ordinary Shares as consideration.

Techniques employed by short sellers may drive down the market price of our Ordinary Shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Other public companies listed in the United States that have substantial operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

We may in the future be the subject of unfavorable allegations made by short sellers. Any such allegations may be followed by periods of instability in the market price of our Ordinary Shares and negative publicity. If and when we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could be required to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable federal or state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations and shareholder’s equity, and the value of any investment in our Ordinary Shares could be greatly reduced or rendered worthless.

Risks Related to this Offering

Sales of substantial amounts of our securities in the public market could depress the market price of our Ordinary Shares.

Our Ordinary Shares are listed on Nasdaq. If our shareholders sell substantial amounts of Ordinary Shares in the public market, including the Ordinary Shares issuable upon the exercise of the Warrants issued in this offering, or the market perceives that such sales may occur, the market price of our Ordinary Shares could fall and we may be unable to sell our securities in the future. An aggregate of 17,394,226 Ordinary Shares are outstanding before the consummation of this offering and 22,477,556 Ordinary Shares will be outstanding immediately after the consummation of this offering, assuming no exercise of the Warrants included in the Units.

The Warrants will have a three-year term, will be immediately exercisable after issuance and have an initial exercise price of $1.20 per share. The Warrants may also be exercised in whole or in part by means of a “zero price exercise,” in which the holder will be entitled to receive such number of Ordinary Shares equal to the number of Ordinary Shares that would be issuable upon exercise if such exercise were by means of a cash exercise rather than a zero price cashless exercise. As a result, holders of the Warrants may be issued a maximum of 4,066,666 Ordinary Shares upon the exercise of the Warrants by means of the “zero price exercise.”

Pursuant to the zero exercise price option, a maximum of 4,066,666 Ordinary Shares underlying the Warrants may be issued following the completion of this offering. Such substantial issuance of the Ordinary Shares could cause the price of our Ordinary Shares to decline.

Our Ordinary Shares may experience extreme price and volume fluctuations, which could lead to costly litigation for us and make an investment in us less appealing.

The market price of our Ordinary Shares may fluctuate substantially due to a variety of factors, including:

●	our business strategy and plans;

●	new regulatory pronouncements and changes in regulatory guidelines and timing of regulatory approvals;

●	general and industry-specific economic conditions;

●	variations in our quarterly financial and operating results, including the rate at which we incur negative cash flow in future periods;

●	changes in market valuations of other companies that operate in our business segments or in our industry;

●	lack of trading liquidity;

●	changes in accounting principles; and

●	general market conditions, economic and other external factors.

In addition, the stock market in general, and the market for shares of PRC-based issuers in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, such as recessions, interest rate changes, inflation, public health crises, geopolitical instability or disruptions in global supply chains, could cause the market price of our Ordinary Shares to decline materially, regardless of our actual operating performance or prospects. As a result, investors in our Ordinary Shares may experience a significant decrease in the value of their investment and may be unable to resell their shares at or above the price paid.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

Our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of the offering. We currently intend to use the net proceeds from the offering for working capital and general corporate purposes. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our Ordinary Shares.

If you purchase our securities in this offering, you may experience future dilution as a result of future equity offerings or other equity issuances.

In order to raise additional capital, we may offer and issue additional Ordinary Shares or other securities convertible into or exchangeable for our Ordinary Shares in the future. We are generally not restricted from issuing additional securities, including the Ordinary Shares or securities that are convertible into or exchangeable for the Ordinary Shares, or that represent the right to receive, the Ordinary Shares or substantially similar securities. The issuance of securities in future offerings may cause dilution to our shareholders, including investors in this offering. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional Ordinary Shares or other securities convertible into or exchangeable for our Ordinary Shares in future transactions may be higher or lower than the price per share in this offering.

In addition, after this offering, we will have a significant number of Warrants outstanding. To the extent that such Warrants are exercised, you may experience dilution. Further, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

We do not currently intend to pay dividends on our Ordinary Shares in the foreseeable future, and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Ordinary Shares.

We do not anticipate paying any cash dividends to holders of our Ordinary Shares in the foreseeable future. Consequently, investors must rely on sales of their Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that our Ordinary Shares will appreciate in value or even maintain the price at which our shareholders have purchased their shares.

The offering price of the Units may not be indicative of the value of our assets or the price at which shares can be resold. The offering price of the Units may not be an indication of our actual value.

The public offering price per Unit will be determined based upon negotiations between the Company and the underwriters. Factors that may be taken into consideration include the trading volume of our Ordinary Shares prior to this offering, the historical prices at which the Ordinary Shares have recently traded, the history and prospects of our business, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering, and such other factors as we and the underwriters deem relevant. No assurance can be given that our Ordinary Shares can be resold at the public offering price for the Units.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our Ordinary Shares depend in part on research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the trading price for the Ordinary Shares would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, the price of our Ordinary Shares may decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our Ordinary Shares could decrease, which might cause our share price and trading volume to decline.

This offering may cause the trading price of our Ordinary Shares to decrease.

The price per Unit, together with the number of Ordinary Shares and Warrants we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market price of our Ordinary Shares. This decrease may continue after the completion of this offering.

There is no established public trading market for the Warrants being offered in this offering, and we do not expect a market to develop for the Warrants.

There is no established public trading market for the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Warrants a will be limited. Further, the existence of the Warrants may act to reduce both the trading volume and the trading price of our Ordinary Shares.

We will likely not receive any additional funds upon the exercise of the Warrants.

The Warrants will have a three-year term, will be immediately exercisable after issuance and have an initial exercise price of $1.20 per share. The Warrants may also be exercised by means of a “zero price exercise,” in which the holder will be entitled to receive such number of Ordinary Shares equal to the number of Ordinary Shares that would be issuable upon exercise if such exercise were by means of a cash exercise rather than a zero price cashless exercise. As a result, holders of the Warrants may be issued a maximum of 4,066,666 Ordinary Shares upon the exercise of the Warrants by means of the “zero price exercise.”

As a result of the zero exercise price option, we do not expect to receive any cash proceeds from the exercise of the Warrants, because it is highly unlikely that holders of the Warrants would wish to pay an exercise price to receive one Ordinary Share when they could choose the zero price exercise option and pay no additional consideration to receive the share.

Except as otherwise set forth in the Warrants, holders of the Warrants will have no rights as holders of Ordinary Shares until such holders exercise their Warrants and acquire our Ordinary Shares.

Until holders of the Warrants exercise their warrants and acquire our Ordinary Shares, such holders will have no rights with respect to our Ordinary Shares underlying such Warrants, except as otherwise set forth in the Warrants. Upon exercise of the Warrants, the holders will be entitled to exercise the rights of a holder of Ordinary Shares only as to matters for which the record date occurs after the exercise date.

We expect to implement a dual-class share structure shortly following completion of this offering. If the dual class structure is implemented after this offering is completed, any Ordinary Shares sold in this offering will be re-designated as Class A Ordinary Shares, and the voting rights of such shares would be adversely affected.

We filed a definitive proxy statement on for our 2025 annual meeting of shareholders with the SEC on December 8, 2025. Among others, we are seeking shareholder approval at our annual meeting the Share Capital Reorganization Proposal and the Share Re-classification Proposal. On December 30, 2025, we convened and then adjourned the 2025 Annual General Meeting due to a lack of quorum. The 2025 Annual General Meeting was adjourned to January 30, 2026.

If the dual class structure is implemented after this offering is completed, any Ordinary Shares sold in this offering will be re-designated as Class A Ordinary Shares, and their voting rights would adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “would,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. We have included important factors in the cautionary statements included in this prospectus, particularly under “Risk Factors” on page 14 of this prospectus that we believe could cause actual results or events to differ materially from the forward-looking statements that we make.

While we believe we have identified material risks in this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, these risks and uncertainties are not exhaustive. Other sections of this prospectus may describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. You should read this prospectus and any free writing prospectus and the documents filed as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus.

Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements. Therefore, you should not rely on any of the forward-looking statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our securities, you should carefully consider the risk factors discussed in this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts, non-accountable expense allowance, advisory fees, and estimated offering expenses payable by us, will be approximately $5.32 million, based on the public offering price of $1.20 per Unit. We intend to use the net proceeds from the offering to working capital and general corporate purposes.

This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. We cannot currently allocate specific percentages of the net proceeds to us from this offering that we may use for the purposes specified above. Our management will have broad discretion in the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or that increases our market value.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our share capital. We currently intend to retain earnings, if any, to finance the growth and development of our business. We do not expect to pay any cash dividends on our Ordinary Shares in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, provisions of applicable law and other factors our board of directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The historical consolidated financial data discussed below reflect our historical results of operations and financial position. This discussion may contain forward-looking statements based upon management’s current plans, expectations, and beliefs involving risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various known and unknown factors, including those set forth under “Risk Factors” and “Special Note Regarding Forward-looking Statements” of this prospectus.

Overview

Greenland designs, develops, manufactures and sells components and products for the global material handling industries.

Through its PRC subsidiaries, Greenland offers transmission products, which are key components for forklift trucks used in manufacturing and logistic applications, such as factories, workshops, warehouses, fulfilment centers, shipyards, and seaports. Forklifts play an important role in the logistic systems of many companies across different industries in China and globally. Generally, industries with the largest demand for forklifts include the transportation, warehousing logistics, electrical machinery, and automobile industries. Greenland’s revenue increased from approximately $64.57 million for the nine months ended September 30, 2024 to $66.80 million for the nine months ended September 30, 2025. The increase in revenue was primarily the result of an increase of approximately $2.22 million in the Company’s sales volume of transmission products for the nine months ended September 30, 2025. Greenland’s revenue decreased from approximately $90.33 million for the fiscal year ended December 31, 2023 to $83.94 million for the fiscal year ended December 31, 2024. The decrease in revenue was primarily the result of a decrease of approximately $6.17 million in the Company’s sales volume of transmission products for the fiscal year ended December 31, 2024. Based on the revenues for the nine months ended September 30, 2025 and 2024 and the fiscal years ended December 31, 2024 and 2023, Greenland believes that it is one of the major developers and manufacturers of transmission products for small and medium-sized forklift trucks in China.

Greenland’s transmission products are used in 1-ton to 15-tons forklift trucks, some with mechanical shift and some with automatic shift. Greenland sells these transmission products directly to forklift-truck manufacturers. For the nine months ended September 30, 2025 and 2024, Greenland sold an aggregate of 123,856 and 114,075 sets of transmission products, respectively, to more than 100 forklift manufacturers in the PRC. In the fiscal years ended December 31, 2024 and 2023, Greenland sold an aggregate of 149,597 and 149,543 sets of transmission products, respectively, to more than 100 forklift manufacturers in the PRC.

In January 2020, Greenland formed HEVI to focus on the production and sale of electric industrial vehicles to meet the increasing demand for electric industrial vehicles and machinery powered by sustainable energy in order to reduce air pollution and lower carbon emissions. HEVI is a wholly owned subsidiary of Greenland incorporated under the laws of the State of Delaware. Prior to 2025, HEVI had been manufacturing and selling electric industrial vehicle products. However, substantially all of HEVI’s business operations have been suspended since 2025 due to uncertainty regarding tariff policy. HEVI intends to resume operations once the policy environment stabilizes. HEVI’s electric industrial vehicle products (which it is not currently offering, due to suspension of its operations) include GEF-series electric forklifts, a series of lithium powered forklifts with three models ranging in size from 1.8 tons to 3.5 tons, GEL-1800, a 1.8 ton rated load lithium powered electric wheeled front loader, GEX-8000, an all-electric 8.0 ton rated load lithium powered wheeled excavator, and GEL-5000, an all-electric 5.0 ton rated load lithium wheeled front loader. In addition, HEVI introduced a line of mobile DC battery chargers that support DC powered EV applications. In July 2024, HEVI announced a partnership with Lonking Holdings Limited to develop and distribute heavy electric machinery and related technology specialized for the U.S. market. In August 2024, HEVI launched its H55L all-electric wheeled front-end loader, which can lift up to six tons in indoor and outdoor applications without the mess and emissions of diesel, and the H65L all-electric wheeled front-end loader, a lithium battery wheeled front-end loader.

Greenland serves as the parent company of HEVI and Greenland Holding, a company incorporated in the State of Delaware and a wholly-owned subsidiary of Greenland, which in turns holds 100% of the equity interests in Zhongchai Holding, a holding company formed under the laws of Hong Kong. Zhongchai Holding’s subsidiaries include Zhejiang Zhongchai, Hangzhou Greenland, and Hengyu Capital. Through Zhongchai Holding and its subsidiaries, Greenland develops and manufactures traditional transmission products for material handling machineries in the PRC.

Greenland was incorporated on December 28, 2017 as a British Virgin Islands company with limited liability. Following the Business Combination (as described and defined below) in October 2019, the Company changed its name from Greenland Acquisition Corporation to Greenland Technologies Holding Corporation.

Results of Operations

For the three months ended September 30, 2025 and 2024

Overview

	For the three months ended September 30
	2025	2024	Change	Variance

Revenues	$23,401,597	$18,834,093	$4,567,504	24.3%
Cost of Goods Sold	15,828,001	13,868,406	1,959,595	14.1%
Gross Profit	7,573,596	4,965,687	2,607,909	52.5%
Selling expenses	432,575	397,444	35,131	8.8%
General and administrative expenses	1,514,734	1,202,242	312,492	26.0%
Research and development expenses	560,668	437,978	122,690	28.0%
Total Operating Expenses	2,507,977	2,037,664	470,313	23.1%
Income from operations	5,065,619	2,928,023	2,137,596	73.0%
Interest income	429,159	237,333	191,826	80.8%
Interest expenses	-	(9,477)	9,477	(100.0)%
Change in fair value of the warrant liability	1,525,352	(2,661,012)	4,186,364	(157.3)%
Other income	485,857	208,676	277,181	132.8%
Income before income tax	7,505,987	703,543	6,802,444	966.9%
Income tax	920,297	344,250	576,047	167.3%
Net income	6,585,690	359,293	6,226,397	1,733.0%

Components of Results of Operations

	For the three months ended September 30
Component of Results of Operations	2025	2024
Revenues	$23,401,597	$18,834,093
Cost of Goods Sold	15,828,001	13,868,406
Gross Profit	7,573,596	4,965,687
Operating Expenses	2,507,977	2,037,664
Net Income	6,585,690	359,293

Revenue

Greenland’s revenue was approximately $23.40 million for the three months ended September 30, 2025, representing an increase of approximately $4.57 million, or 24.3%, as compared to approximately $18.83 million for the three months ended September 30, 2024. The increase in revenue was primarily the result of an increase of approximately $4.61 million in the Company’s sales volume of transmission products for the three months ended September 30, 2025. On an RMB basis, our revenue for the three months ended September 30, 2025 increased by approximately 25.9% as compared to that for the three months ended September 30, 2024.

Cost of Goods Sold

Greenland’s cost of goods sold consists primarily of material costs, freight charges, purchasing and receiving costs, inspection costs, internal transfer costs, wages, employee compensation, amortization, depreciation and related costs, which are directly attributable to the Company’s manufacturing activities. The write down of inventory using the net realizable value impairment test is also recorded in cost of goods sold. The total cost of goods sold was approximately $15.83 million for the three months ended September 30, 2025, representing an increase by approximately $1.96 million, or 14.1%, as compared to approximately $13.87 million for the three months ended September 30, 2024. Cost of goods sold increased due to the increase in our sales volume.

Gross Profit

Greenland’s gross profit was approximately $7.57 million for the three months ended September 30, 2025, representing an increase by approximately $2.61 million, or 52.5%, as compared to approximately $4.97 million for the three months ended September 30, 2024. For the three months ended September 30, 2025 and 2024, Greenland’s gross margins were approximately 32.4% and 26.4%, respectively. The increase in gross profit in the three months ended September 30, 2025 compared to the three months ended September 30, 2024 was primarily due to the increase in our sales volume and a decrease in raw material costs.

Operating Expenses

Greenland’s operating expenses consist of selling expenses, general and administrative expenses and research and development expenses.

Selling Expenses

Selling expenses mainly comprise of operating expenses such as sales staff payroll, traveling expenses, and transportation expenses. Our selling expenses were approximately $0.43 million for the three months ended September 30, 2025, representing an increase of approximately $0.03 million, or 8.8%, as compared to approximately $0.40 million for the three months ended September 30, 2024. The increase in selling expenses was mainly due to an increase in after-sales service fees for the three months ended September 30, 2025 compared to the three months ended September 30, 2024.

General and Administrative Expenses

General and administrative expenses comprise of management and staff salaries, employee benefits, depreciation for office facility and office furniture and equipment, travel and entertainment expenses, legal and accounting fees, financial consulting fees, and other office expenses. General and administrative expenses were approximately $1.51 million for the three months ended September 30, 2025, representing an increase of approximately $0.31 million, or 26.0%, as compared to approximately $1.20 million for the three months ended September 30, 2024. The increase in general and administrative expenses was mainly due to the increase of approximately $0.20 million in employee compensation and the increase of approximately $0.11 million in professional fees for the three months ended September 30, 2025, as compared to the three months ended September 30, 2024.

Research and Development (R&D) Expenses

R&D expenses consist of R&D personnel compensation, costs of materials used in R&D projects, and depreciation costs for research-related equipment. R&D expenses were approximately $0.56 million for the three months ended September 30, 2025, representing an increase of approximately $0.12 million, or 28.0%, as compared to approximately $0.44 million for the three months ended September 30, 2024. Such increase was primarily attributable to a significant increase in the Company’s R&D activities during the three months ended September 30, 2025.

Income from Operations

Income from operations for the three months ended September 30, 2025 was approximately $5.07 million, representing an increase of approximately $2.14 million, as compared to approximately $2.93 million for the three months ended September 30, 2024.

Interest Income and Interest Expenses

Greenland’s interest income was approximately $0.43 million for the three months ended September 30, 2025, representing an increase of approximately $0.19 million, or 80.8%, as compared to approximately $0.24 million for the three months ended September 30, 2024. The increase in interest income was because more cash was deposited in banks during the three months ended September 30, 2025 as compared to the three months ended September 30, 2024.

Greenland’s interest expenses were nil for the three months ended September 30, 2025, representing a decrease of approximately $0.01 million, or 100.0%, as compared to approximately $0.01 million for the three months ended September 30, 2024. The decrease was primarily due to a decrease in the aggregate amount of our short-term loans for the three months ended September 30, 2025, compared to that for the three months ended September 30, 2024.

Other Income

Greenland’s other income was approximately $0.49 million for the three months ended September 30, 2025, representing an increase of approximately $0.28 million, or 132.8%, as compared to approximately $0.21 million for the three months ended September 30, 2024. The increase was primarily due to an increase in grant income for the three months ended September 30, 2025, compared to those for the three months ended September 30, 2024.

Income Taxes

Greenland’s income tax was approximately $0.92 million for the three months ended September 30, 2025, as compared to approximately $0.34 million for the three months ended September 30, 2024.

Zhejiang Zhongchai obtained a “high-tech enterprise” status near the end of the fiscal year of 2022. Such status allows Zhejiang Zhongchai to enjoy a reduced statutory income tax rate of 15%, rather than the standard PRC corporate income tax rate of 25%. Income tax for the three months ended September 30, 2025 and 2024 were calculated based on a rate of 15%. The “high-tech enterprise” status is reevaluated by relevant Chinese government agencies every three years. Zhejiang Zhongchai’s “high-tech enterprise” status has been recently renewed and will be subject to re-evaluation at end of 2028.

Greenland’s other PRC subsidiaries are subject to different income tax rates. Hangzhou Greenland, the wholly owned subsidiary of Zhongchai Holding, is subject to the 25% standard income tax rate Greenland is a holding company registered in the British Virgin Islands and is not subject to tax on income or capital gains under the current British Virgin Islands law. In addition, upon payment of dividends to its shareholders, the Company will not be subject to any British Virgin Islands withholding tax.

On January 14, 2020, Greenland established HEVI, its wholly owned subsidiary in the state of Delaware. HEVI was formed to promote the sales of sustainable alternative products for the heavy industrial equipment industry, including electric industrial vehicles, in the North American market. On December 22, 2017, the U.S. federal government enacted the 2017 Tax Act. The 2017 Tax Act includes a number of changes in existing tax law impacting businesses, including the transition tax, a one-time deemed repatriation of cumulative undistributed foreign earnings and a permanent reduction in the U.S. federal statutory rate from 35% to 21%, effective on January 1, 2018. ASC 740 requires companies to recognize the effect of tax law changes in the period of enactment, and accordingly, the effects must be recognized on companies’ calendar year-end financial statements, even though the effective date for most provisions is January 1, 2018. Since HEVI was established in 2020, the one-time transition tax did not have any impact on the Company’s tax provision and there was no undistributed accumulated earnings and profits as of September 30, 2025.

On March 26, 2024, the Company entered into a share exchange agreement with Greenland Holding Enterprises Inc. and Zhongchai Holding (the “2024 Share Exchange Agreement”). Pursuant to the 2024 Share Exchange Agreement, Greenland Holding Enterprises Inc. issued 100 shares of common stock to the Company, representing all issued and outstanding share capital of Greenland Holding Enterprises Inc., in exchange for 100% of the equity interest of Zhongchai Holding. Greenland Holding Enterprises Inc. is a holding company registered on August 28, 2023 in the State of Delaware with no material operations. Since Greenland Holding Enterprises Inc. was established in 2023, the one-time transition tax did not have any impact on the Company’s tax provision and there was no undistributed accumulated earnings and profits as of September 30, 2025.

Net Income

Our net income was approximately $6.59 million for the three months ended September 30, 2025, representing an increase of approximately $6.23 million, as compared to approximately $0.36 million for the three months ended September 30, 2024.

For the nine months ended September 30, 2025 and 2024

Overview

	For the nine months ended September 30
	2025	2024	Change	Variance

Revenues	$66,798,947	$64,574,944	$2,224,003	3.4%
Cost of Goods Sold	46,813,620	47,188,133	(374,513)	(0.8)%
Gross Profit	19,985,327	17,386,811	2,598,516	14.9%
Selling expenses	1,768,150	1,412,086	356,064	25.2%
General and administrative expenses	9,580,264	4,585,163	4,995,101	108.9%
Research and development expenses	1,085,845	2,548,765	(1,462,920)	(57.4)%
Total Operating Expenses	12,434,259	8,546,014	3,888,245	45.5%
Income from operations	7,551,068	8,840,797	(1,289,729)	(14.6)%
Interest income	741,116	622,278	118,838	19.1%
Interest expenses	-	(89,325)	89,325	(100.0)%
Change in fair value of the warrant liability	1,816,385	243,312	1,573,073	646.5%
Other income	927,677	1,023,713	(96,036)	(9.4)%
Income before income tax	11,036,246	10,640,775	395,471	3.7%
Income tax	2,647,492	839,050	1,808,442	215.5%
Net income	8,388,754	9,801,725	(1,412,971)	(14.4)%

Components of Results of Operations

	For the nine months ended September 30
Component of Results of Operations	2025	2024

Revenues	$66,798,947	$64,574,944
Cost of Goods Sold	46,813,620	47,188,133
Gross Profit	19,985,327	17,386,811
Operating Expenses	12,434,259	8,546,014
Net Income	8,388,754	9,801,725

Revenue

Greenland’s revenue was approximately $66.80 million for the nine months ended September 30, 2025, representing an increase of approximately $2.23 million, or 3.4%, as compared to approximately $64.57 million for the nine months ended September 30, 2024. The increase in revenue was primarily a result of the increase in the Company’s sales volume of transmission products for the nine months ended September 30, 2025. On an RMB basis, our revenue for the nine months ended September 30, 2025 increased by approximately 4.2% as compared to that for the nine months ended September 30, 2024.

Cost of Goods Sold

Greenland’s cost of goods sold consists primarily of material costs, freight charges, purchasing and receiving costs, inspection costs, internal transfer costs, wages, employee compensation, amortization, depreciation and related costs, which are directly attributable to the Company’s manufacturing activities. The write down of inventory using the net realizable value impairment test is also recorded in cost of goods sold. The total cost of goods sold was approximately $46.81 million for the nine months ended September 30, 2025, representing a decrease by approximately $0.38 million, or 0.8%, as compared to approximately $47.19 million for the nine months ended September 30, 2024. Cost of goods sold decreased due to the decrease in raw material costs.

Gross Profit

Greenland’s gross profit was approximately $19.99 million for the nine months ended September 30, 2025, representing an increase by approximately $2.60 million, or 14.9%, as compared to approximately $17.39 million for the nine months ended September 30, 2024. For the nine months ended September 30, 2025 and 2024, Greenland’s gross margins were approximately 29.9% and 26.9%, respectively. The increase in gross profit in the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024 was primarily due to the increase in our sales volume and the decrease in raw material costs.

Operating Expenses

Greenland’s operating expenses consist of selling expenses, general and administrative expenses and research and development expenses.

Selling Expenses

Selling expenses mainly comprise of operating expenses such as sales staff payroll, traveling expenses, and transportation expenses. Our selling expenses were approximately $1.77 million for the nine months ended September 30, 2025, representing an increase of approximately $0.36 million, or 25.2%, as compared to approximately $1.41 million for the nine months ended September 30, 2024. The increase was mainly due to an increase in after-sales service fees for the nine months ended September 30, 2025.

General and Administrative Expenses

General and administrative expenses comprise of management and staff salaries, employee benefits, depreciation for office facility and office furniture and equipment, travel and entertainment expenses, legal and accounting fees, financial consulting fees, and other office expenses. General and administrative expenses were approximately $9.58 million for the nine months ended September 30, 2025, representing an increase of approximately $4.99 million, or 108.9%, as compared to approximately $4.59 million for the nine months ended September 30, 2024. The increase in general and administrative expenses was mainly due to the increase in stock-based compensation expense, offset by the decrease in quality assurance cost for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024. On May 1, 2025, we issued a total of 3,799,696 Ordinary Shares and recorded stock-based compensation of approximately $6.95 million.

Research and Development (R&D) Expenses

R&D expenses consist of R&D personnel compensation, costs of materials used in R&D projects, and depreciation costs for research-related equipment. R&D expenses were approximately $1.09 million for the nine months ended September 30, 2025, representing a decrease of approximately $1.46 million, or 57.4%, as compared to approximately $2.55 million for the nine months ended September 30, 2024. Such decrease was primarily attributable to a significant decrease in the Company’s R&D activities during the nine months ended September 30, 2025.

Income from Operations

Income from operations for the nine months ended September 30, 2025 was approximately $7.55 million, representing a decrease of approximately $1.29 million, as compared to approximately $8.84 million for the nine months ended September 30, 2024.

Interest Income and Interest Expenses

Greenland’s interest income was approximately $0.74 million for the nine months ended September 30, 2025, representing an increase of approximately $0.12 million, or 19.1%, as compared to approximately $0.62 million for the nine months ended September 30, 2024. The increase in interest income was because more cash was deposited in banks during the nine months ended September 30, 2025 as compared to the nine months ended September 30, 2024.

Greenland’s interest expenses were nil for the nine months ended September 30, 2025, representing a decrease of approximately $0.09 million, or 100.0%, as compared to approximately $0.09 million for the nine months ended September 30, 2024. The decrease was primarily due to a decrease in the aggregate amount of our short-term loans for the nine months ended September 30, 2025, compared to that for the nine months ended September 30, 2024.

Other Income

Greenland’s other income was approximately $0.93 million for the nine months ended September 30, 2025, representing a decrease of approximately $0.09 million, or 9.4%, as compared to approximately $1.02 million for the nine months ended September 30, 2024. The decrease was primarily due to a decrease in income VAT deduction for the nine months ended September 30, 2025, compared to that for the nine months ended September 30, 2024.

Income Taxes

Greenland’s income tax was approximately $2.65 million for the nine months ended September 30, 2025, as compared to approximately $0.84 million for the nine months ended September 30, 2024.

Net Income

Our net income was approximately $8.39 million for the nine months ended September 30, 2025, representing a decrease of approximately $1.41 million, as compared to approximately $9.80 million for the nine months ended September 30, 2024.

For the fiscal years ended December 31, 2024 and 2023

Overview

	For the Fiscal Years Ended December 31,
	2024	2023	$ Change	% Variance

Revenues	$83,944,661	$90,333,240	$(6,388,579)	(7.1)
Cost of Goods Sold	61,411,693	65,757,237	(4,345,544)	(6.6)
Gross Profit	22,532,968	24,576,003	(2,043,035)	(8.3)
Selling expenses	2,148,659	2,319,835	(171,176)	(7.4)
General and administrative expenses	4,853,768	6,052,541	(1,198,773)	(19.8)
Research and development expenses	2,936,399	5,424,400	(2,488,001)	(45.9)
Total Operating Expenses	9,938,826	13,796,776	(3,857,950)	(28.0)
Income from operations	12,594,142	10,779,227	1,814,915	16.8
Interest income	864,390	143,094	721,296	504.1
Interest expenses	(84,243)	(250,410)	166,167	(66.4)
Loss (gain) on disposal of property and equipment	5,863	(31,072)	36,935	(118.9)
Impairment for investments	-	(300,000)	300,000	(100.0)
Change in fair value of the warrant liability	1,746,382	1,398,774	347,608	24.9
Allowance for expected credit loss-related parties receivable	-	(34,462,992)	34,462,992	(100.0)
Remeasurement gain from change in functional currency	-	(2,490,646)	2,490,646	(100.0)
Government subsidies income	881,175	692,443	188,732	27.3
Other income	659,204	1,212,354	(553,150)	(45.6)
Income(Loss) before income tax	16,666,913	(23,309,228)	39,976,141	(171.5)
Income tax	1,512,758	1,708,262	(195,504)	(11.4)
Net income(Loss)	$15,154,155	$(25,017,490)	$40,171,645	(160.6)

Components of Results of Operations

	For the Fiscal Years ended December 31,
Component of Results of Operations	2024	2023

Revenues	$83,944,661	$90,333,240
Cost of Goods Sold	61,411,693	65,757,237
Gross Profit	22,532,968	24,576,003
Operating Expenses	9,938,826	13,796,776
Net Income(Loss)	$15,154,155	$(25,017,490)

Revenue

Greenland’s revenue decreased by approximately $6.39 million, or approximately 7.1%, to approximately $83.94 million for the fiscal year ended December 31, 2024, from approximately $90.33 million for the fiscal year ended December 31, 2023. However, excluding the impact of exchange rate fluctuation, our revenue for the fiscal year ended December 31, 2024 decreased by approximately 5.6% compared to the fiscal year ended December 31, 2023. The decrease in revenue was primarily a result of the decrease of approximately $6.17 million in the Company’s sales volume of transmission products for the year ended December 31, 2024.

Cost of Goods Sold

Greenland’s cost of goods sold consists primarily of material costs, freight charges, purchasing and receiving costs, inspection costs, warehousing costs, internal transfer costs, wages, employee compensation, amortization, depreciation and related costs, which are directly attributable to Greenland’s production activities. The write down of inventory using net realizable value impairment test is also recorded in cost of goods sold. The total cost of goods sold decreased by approximately $4.35 million, or approximately 6.6%, to approximately $61.41 million for the fiscal year ended December 31, 2024, from approximately $65.76 million for the fiscal year ended December 31, 2023. Cost of goods sold decreased in fiscal year 2024 compared to fiscal year 2023 due to the decrease in our sales volume.

Gross Profit

Greenland’s gross profit decreased by approximately $2.04 million, or 8.3%, to approximately $22.53 million for the fiscal year ended December 31, 2024, from approximately $24.58 million for the fiscal year ended December 31, 2023. For the fiscal years ended December 31, 2024 and 2023, Greenland’s gross margin was approximately 26.8% and 27.2%, respectively. The decrease in gross profit in fiscal year 2024 compared to fiscal year 2023 was primarily due to the decrease in our sales volume.

Operating Expense

Greenland’s operating expenses consist of selling expenses, general and administrative expenses and research and development expenses. Greenland’s operating expenses were $9.94 million for the fiscal year ended December 31, 2024, representing a decrease of 28.0% from $13.80 million for the fiscal year ended December 31, 2023. The decrease in operating expenses was primarily due to a decrease in after-sales service fees, research and development expenses and allowance for credit losses in fiscal year 2024 compared to fiscal year 2023.

Selling Expenses

Greenland’s selling expenses mainly include operating expenses such as sales staff payroll, traveling expenses and transportation expenses. Selling expenses decreased by $0.17 million, or 7.4%, to approximately $2.15 million for the fiscal year ended December 31, 2024, from approximately $2.32 million for the fiscal year ended December 31, 2023. The decrease in selling expenses was mainly due to a decrease in after-sales service fees and advertising and marketing expenses for the year ended December 31, 2024 compared to the year ended December 31, 2023.

General and Administrative Expenses

Greenland’s general and administrative expenses include management and office staff salaries and employee benefits, depreciation for office facility and office furniture and equipment, travel and entertainment, legal and accounting, consulting fees and other office expenses. General and administrative expenses decreased by approximately $1.20 million, or approximately 19.8%, to approximately $4.85 million for the fiscal year ended December 31, 2024, from approximately $6.05 million for the fiscal year ended December 31, 2023. The decrease in general and administrative expenses was mainly due to the decrease of approximately $0.98 million in allowance for credit losses for the year ended December 31, 2024, as compared to the year ended December 31, 2023.

Research and Development Expenses

R&D expenses consist of R&D personnel compensation, costs of materials used in R&D projects, and depreciation costs for research-related equipment. R&D expenses decreased by approximately $2.49 million, or 45.9%, to approximately $2.94 million for the fiscal year ended December 31, 2024, from approximately $5.42 million for the fiscal year ended December 31, 2023. Such decrease was primarily attributable to a significant decrease in the Company’s R&D activities for the fiscal year ended December 31, 2024.

Income from Operations

As a result of the foregoing, income from operations for the fiscal year ended December 31, 2024 was approximately $12.59 million, representing an increase of approximately $1.81 million, from approximately $10.78 million for the fiscal year ended December 31, 2023.

Interest Income and Interest Expenses

Greenland’s interest income was approximately $0.86 million for the fiscal year ended December 31, 2024, representing an increase of approximately $0.72 million, or 504.1%, from approximately $0.14 million for the fiscal year ended December 31, 2023. The increase in interest income was because more cash was deposited in banks during the fiscal year ended December 31, 2024 as compared to the fiscal year ended December 31, 2023.

Greenland’s interest expenses were approximately $0.08 million for the fiscal year ended December 31, 2024, a decrease of approximately $0.17 million, or 66.4%, as compared to approximately $0.25 million for the fiscal year ended December 31, 2023. The decrease was primarily due to a decrease of our short-term loans for the year ended December 31, 2024, as compared to the year ended December 31, 2023.

Change in fair value of the warrant liability

Greenland recognized a gain of approximately $1.75 million for the investor warrant from a change in fair value of the warrant liability for the fiscal year ended December 31, 2024, as compared to a gain of approximately $1.40 million for the investor warrant, from a change in fair value of the warrant liability for the fiscal year ended December 31, 2023.

Impairment for investments

Impairment for investments for the year ended December 31, 2024 was nil, representing a decrease of approximately $0.30 million, as compared to $0.30 million for the year ended December 31, 2023. The loss is related to the HEVI’s investment in Princeton Nuenergy Inc and Learn EV. HEVI held a low percentage of equity interests in the invested company, and we recorded fully impairment of the investment for the year ended December 31, 2023.

Allowance for expected credit loss-related parties receivable

Allowance for expected credit loss-related parties receivable for the year ended December 31, 2024 was nil, representing a decrease of approximately $34.46 million, as compared to $34.46 million for the year ended December 31, 2023. As of December 31, 2023, Cenntro Holding Limited owed Greenland an aggregate of $34.46 million. Greenland does not expect the amount of $34.46 million due from Cenntro Holding Limited will be repaid. As a result, Greenland recorded a full provision for expected credit loss for the year ended December 31, 2023.

Remeasurement loss from change in functional currency

Greenland’s remeasurement loss from change in functional currency was nil for the fiscal year ended December 31, 2024, a decrease of approximately $2.49 million, as compared to $2.49 million of remeasurement loss from change in functional currency for the fiscal year ended December 31, 2023. On July 10, 2023, the Company’s former subsidiary, Shanghai Hengyu, was dissolved under the laws of the PRC, and we recorded a remeasurement loss from change in functional currency of approximately $2.49 million, due to Shanghai Hengyu’s main assets due from related party in the amount of $36.46 million transferred to Hengyu Capital, which was originally denominated in RMB in Shanghai Hengyu, transferred to Hengyu Capital and denominated in USD.

Government subsidies income

Greenland’s government subsidies income was approximately $0.88 million for the fiscal year ended December 31, 2024, an increase of approximately $0.19 million, as compared to approximately $0.69 million of government subsidies income for the fiscal year ended December 31, 2023. The increase was primarily due to an increase in policy incentive income for the fiscal year ended December 31, 2024 as compared to the fiscal year ended December 31, 2023.

Other Income

Greenland’s other income was approximately $0.66 million for the fiscal year ended December 31, 2024, a decrease of approximately $0.55 million, or 45.6%, as compared to approximately $1.21 million of other income for the fiscal year ended December 31, 2023. The decrease was primarily due to a decrease of deduction in value-added taxes (“VAT”) for the fiscal year ended December 31, 2024 as compared to the fiscal year ended December 31, 2023.

Income Taxes

Greenland’s income tax was approximately $1.51 million for the fiscal year ended December 31, 2024, compared to approximately $1.71 million for the fiscal year ended December 31, 2023.

Zhejiang Zhongchai obtained a “high-tech enterprise” status near the end of the fiscal year of 2022. Such status allows Zhejiang Zhongchai to enjoy a reduced statutory income tax rate of 15%, rather than the standard PRC corporate income tax rate of 25%. Income tax for both fiscal years 2024 and 2023 were calculated based on a rate of 15%. The “high-tech enterprise” status is reevaluated by relevant Chinese government agencies every three years. Zhejiang Zhongchai’s current “high-tech enterprise” will be reevaluated near the end of 2025.

Greenland’s other PRC subsidiaries are subject to different income tax rates. Hangzhou Greenland, the wholly owned subsidiary of Zhongchai Holding, is subject to the 25% standard income tax rate Greenland is a holding company registered in the British Virgin Islands and is not subject to tax on income or capital gains under the current British Virgin Islands law. In addition, upon payment of dividends to its shareholders, the Company will not be subject to any British Virgin Islands withholding tax.

On January 14, 2020, Greenland established HEVI, its wholly owned subsidiary in the state of Delaware. HEVI was formed to promote the sales of sustainable alternative products for the heavy industrial equipment industry, including electric industrial vehicles, in the North American market. On December 22, 2017, the U.S. federal government enacted the 2017 Tax Act. The 2017 Tax Act includes a number of changes in existing tax law impacting businesses, including the transition tax, a one-time deemed repatriation of cumulative undistributed foreign earnings and a permanent reduction in the U.S. federal statutory rate from 35% to 21%, effective on January 1, 2018. ASC 740 requires companies to recognize the effect of tax law changes in the period of enactment, and accordingly, the effects must be recognized on companies’ calendar year-end financial statements, even though the effective date for most provisions is January 1, 2018. Since HEVI was established in 2020, the one-time transition tax did not have any impact on the Company’s tax provision and there was no undistributed accumulated earnings and profits as of December 31, 2024.

On March 26, 2024, the Company entered into a share exchange agreement with Greenland Holding Enterprises Inc. and Zhongchai Holding (the “2024 Share Exchange Agreement”). Pursuant to the 2024 Share Exchange Agreement, Greenland Holding Enterprises Inc. issued 100 shares of common stock to the Company, representing all issued and outstanding share capital of Greenland Holding Enterprises Inc., in exchange for 100% of the equity interest of Zhongchai Holding. Greenland Holding Enterprises Inc. is a holding company registered on August 28, 2023 in the State of Delaware with no material operations. Since Greenland Holding Enterprises Inc. was established in 2023, the one-time transition tax did not have any impact on the Company’s tax provision and there was no undistributed accumulated earnings and profits as of December 31, 2024.

Net Income (Loss)

As a result of the foregoing, Greenland’s net income was approximately $15.15 million for the fiscal year ended December 31, 2024, representing an increase of approximately $40.17 million, from the net loss of approximately $25.02 million for the fiscal year ended December 31, 2023.

Liquidity and Capital Resources

Greenland is a holding company incorporated in the British Virgin Islands. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiaries are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. Our PRC subsidiaries may also allocate a portion of their after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends.

We have funded working capital and other capital requirements primarily by equity contributions, cash flow from operations, short-term bank loans and bank acceptance notes, and long-term bank loans. Cash is required primarily to purchase raw materials, repay debts and pay salaries, office expenses, income taxes and other operating expenses.

For the nine months ended September 30, 2025, our PRC subsidiary, Zhejiang Zhongchai, paid off approximately $1.00 million of loans from related parties, lent approximately $0.69 million to third parties, and maintained $33.04 million cash on hand. For the fiscal year ended December 31, 2024, a PRC subsidiary of ours, Zhejiang Zhongchai, paid off approximately $8.56 million in bank loans and maintained $31.03 million cash on hand. We plan to maintain the current debt structure and rely on governmentally supported loans with lower cost, if necessary.

Government subsidies mainly consist of an incentive granted by the Chinese government to encourage transformation of fixed assets in China and other miscellaneous subsidies from the Chinese government. Government subsidies are recognized when there is reasonable assurance that the subsidy will be received, and all conditions be completed. Total government subsidies recorded under long-term liabilities were $1.12 million, $1.26 million and $1.53 as of September 30, 2025 and December 31, 2024 and 2023, respectively.

The Company currently plans to fund its operations mainly through cash flow from its operations, renewal of bank borrowings, additional equity financing, and continuation of financial support from its shareholders and affiliates controlled by its principal shareholders, if necessary. The Company might implement a stricter policy on sales to less creditworthy customers and plans to continue to improve its collection efforts on accounts with outstanding balances. The Company is actively working with customers and suppliers and expects to fully collect the remaining balance.

We believe that the Company has sufficient cash, even with uncertainty in the Company’s manufacturing and sale of electric industrial heavy equipment in the future and decline on sale of transmission products. However, our capital contribution from existing funding sources, to operate for the next 12 months will be sufficient. We remain confident and expect to continue to generate positive cash flow from our operations.

We may need additional cash resources in the future, if the Company experiences failure in collecting account receivables, changes in business condition, changes in financial condition, or other developments. We may also need additional cash resources, if the Company wishes to pursue opportunities for investment, acquisition, strategic cooperation, or other similar actions. Although we expect that the net proceeds from this offering, together with our existing cash and cash equivalents, will be sufficient to meet our anticipated working capital and capital expenditure requirements for the near term, if the Company’s management and its board of directors determine that the cash required for specific corporate activities exceed Greenland’s cash and cash equivalents on hand, the Company may seek to raise additional funds through the issuance of debt or equity securities or other financing arrangements.

Historically, we have expended considerable resources on building a new factory and paid off a considerable amount of debt, resulting in less available cash. However, we anticipate that our cash flow will continue to improve for the fiscal year 2026. More specifically, Zhejiang Zhongchai can pledge the deed of its factory as a collateral to banks in order to obtain loans, refinance expiring loans, restructure short-term loans, and fund other working capital needs upon acceptable terms to Greenland.

Cash and Cash Equivalents

Cash equivalents refers to all highly liquid investments purchased with original maturity of three months or less. As of September 30, 2025, Greenland had approximately $3.94 million of cash and cash equivalents, representing a decrease of approximately $2.72 million, or 40.80%, as compared to approximately $6.66 million as of December 31, 2024. The decrease in cash and cash equivalents was mainly due to an increase in short-term investment, as compared to that as of December 31, 2024.

As of December 31, 2024, Greenland had approximately $6.66 million of cash and cash equivalents, a decrease of approximately $16.32 million, or 71.02%, as compared to approximately $22.98 million as of December 31, 2023. The decrease of cash and cash equivalents was mainly due to an increase in short term investment, as compared to that as of December 31, 2023.

Restricted Cash

Restricted cash represents the amount held by a bank as security for bank acceptance notes and therefore is not available for use until the bank acceptance notes are fulfilled or expired, which typically takes less than twelve months. As of September 30, 2025, Greenland had nil of restricted cash, representing a decrease of approximately $1.95 million, or 100.00%, as compared to approximately $1.95 million as of December 31, 2024. The decrease in restricted cash was due to a decrease in notes payable collateralized by cash.

As of December 31, 2024, Greenland had approximately $1.95 million of restricted cash, a decrease of approximately $3.26 million, or 62.51%, as compared to approximately $5.21 million as of December 31, 2023. The decrease of restricted cash was due to a decrease in notes payable.

Accounts Receivable

As of September 30, 2025, Greenland had approximately $21.55 million of accounts receivables, an increase of approximately $5.75 million, or 36.43%, as compared to approximately $15.80 million as of December 31, 2024. The increase in accounts receivables was due to our slowed-down efforts in receivables collections.

As of December 31, 2024, Greenland had approximately $15.80 million of accounts receivables, a decrease of approximately $1.55 million, or 8.96%, as compared to approximately $17.35 million as of December 31, 2023. The decrease in accounts receivables was due to the decrease in our sales volume.

Greenland recorded approximately nil of allowance for expected credit losses as of September 30, 2025 and December 31, 2024. Greenland conducted an aging analysis of each customer’s delinquent payments to determine whether allowance for expected credit losses is adequate. In establishing the allowance for expected credit losses, Greenland considers historical experience, economic environment, and expected collectability of past due receivables. An estimate of expected credit losses is recorded when collection of the full amount is no longer probable. When bad debts are identified, such debts are written off against the allowance for expected credit losses. Greenland will continuously assess its expected credit losses based on the credit history of and relationships with its customers on a regular basis to determine whether its allowance for expected credit losses on its accounts receivables is adequate. Greenland believes that its collection policies are generally in line with the transmissions industry’s standard in the PRC.

Due from Related Party

Due from related party was $1.08 million and $0.24 million as of September 30, 2025 and December 31, 2024, respectively. The balance of due from related parties as of September 30, 2025 and December 31, 2024 consisted primarily of other receivable from Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership) of $0.24 million as of September 30, 2025 and December 31, 2024, representing a loan with an annual interest rate of 4.785% and other receivable from Cenntro Inc. was $0.84 million and nil as of September 30, 2025 and December 31, 2024, respectively, representing a loan with an annual interest rate of 7.5% that will mature before April 14, 2026.

Due from related party was $0.24 million and $0.23 million as of December 31, 2024 and December 31, 2023, respectively. The balance of due from related parties as of December 31, 2024 and December 31, 2023 consisted primarily of other receivable from Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership) of $0.24 million and $0.23 million as of December 31, 2024 and December 31, 2023, respectively, representing a loan to the related party with an annual interest rate of 4.785%.

Notes Receivable

As of September 30, 2025, Greenland had approximately $16.46 million of notes receivables, which Greenland expects to collect within the next twelve months. The decrease was approximately $6.27 million, or 27.59%, as compared to approximately $22.74 million as of December 31, 2024.

As of December 31, 2024, Greenland had approximately $22.74 million of notes receivables, which will be collected by us within twelve months. The decrease was approximately $4.40 million, or 16.21%, as compared to approximately $27.14 million as of December 31, 2023.

Working Capital

Our working capital was approximately $47.81 million as of September 30, 2025, as compared to $35.11 million as of December 31, 2024. The increase in working capital of $12.70 million was primarily contributed to an increase in accounts receivable and short-term investment.

Our working capital was approximately $35.11 million as of December 31, 2024, as compared to $27.27 million as of December 31, 2023. The increase in working capital of $7.84 million was primarily contributed to a decrease in notes payable.

Cash Flow For the Nine Months Ended September 30, 2025 and 2024

	For the nine months Ended September 30,
	2025	2024

Net cash provided by operating activities	$7,799,034	$8,983,496
Net cash used in investing activities	$(680,974)	$(2,111,014)
Net cash used in financing activities	$(12,260,289)	$(14,388,504)
Net decrease in cash and cash equivalents and restricted cash	$(5,142,229)	$(7,516,022)
Effect of exchange rate changes on cash and cash equivalents	$472,563	$52,116
Cash and cash equivalents and restricted cash at beginning of period	$8,611,795	$28,189,387
Cash and cash equivalents and restricted cash at end of period	$3,942,129	$20,725,481

Operating Activities

Net cash provided by operating activities for the nine months ended September 30, 2025 was approximately $7.80 million, primarily attributable to net income of approximately $8.39 million, adjusted for non-cash item of depreciation and amortization expenses of approximately $1.56 million, stock-based compensation expense of approximately $6.95 million and changes in operating assets and liabilities including: (i) an increase of approximately $3.94 million in accounts payable because we extended the payment cycle, (ii) a decrease of approximately $5.30 million in accounts receivable due to our slowed-down efforts in receivables collections, and (iii) a decrease of approximately $12.08 million in other current and non-current assets because we deposited cash into short-term investment.

Net cash provided by operating activities for the nine months ended September 30, 2024 was approximately $8.98 million, primarily attributable to net income of approximately $9.80 million, adjusted for non-cash item of depreciation and amortization expenses of approximately $1.65 million, change in accrued expense of approximately $1.01 million and changes in operating assets and liabilities including: (i) an increase of approximately $3.07 million in inventories because we reduced the prepared goods, (ii) a decrease of approximately $4.10 million in accounts receivable due to our slowed-down efforts in receivables collections, and (iii) a decrease of approximately $1.80 million in other current and non-current assets because we deposited cash into fixed deposits.

Investing Activities

Net cash used in investing activities resulted in cash outflow of approximately $0.68 million for the nine months ended September 30, 2025. Cash used in investing activities for the nine months ended September 30, 2025 was mainly due to approximately $0.27 million used for purchases of long-term assets and approximately $0.69 million loaned to third parties.

Net cash used in investing activities resulted in cash outflow of approximately $2.11 million for the nine months ended September 30, 2024. Cash used in investing activities for the nine months ended September 30, 2024 was mainly due to approximately $1.42 million used for purchases of long-term assets and approximately $0.69 million in loans to third parties.

Financing Activities

Net cash used in financing activities resulted in a cash outflow of approximately $12.26 million for the nine months ended September 30, 2025, which was mainly attributable to approximately $6.26 million in repayment of loans from related parties and approximately $5.48 million in repayment of notes payable.

Net cash used in financing activities resulted in a cash outflow of approximately $14.39 million for the nine months ended September 30, 2024, which was mainly attributable to approximately $8.56 million in repayment of short-term bank loans and approximately $11.39 million in repayment of notes payable. Such amounts were further offset by approximately $5.56 million in proceeds from short-term bank loans.

Cash Flow For the Fiscal Years Ended December 31, 2024 and 2023

	For the Fiscal Year Ended December 31,
	2024	2023

Net cash provided by operating activities	$13,341,886	$2,449,040
Net cash provided by(used in) investing activities	$(1,868,246)	$1,070,907
Net cash provided by(used in) financing activities	$(30,900,924)	$2,865,814
Net increase(decrease) in cash and cash equivalents and restricted cash	$(19,427,284)	$6,385,761
Effect of exchange rate changes on cash and cash equivalents	$(150,308)	$2,074,570
Cash and cash equivalents and restricted cash at beginning of year	$28,189,387	$19,729,056
Cash and cash equivalents and restricted cash at end of year	$8,611,795	$28,189,387

Operating Activities

Greenland’s net cash provided by operating activities was approximately $13.34 million and $2.45 million for the fiscal years ended December 31, 2024 and 2023, respectively.

In the fiscal year ended December 31, 2024, the main sources of cash inflow from operating activities were the increase in net income of $15.15, due to related parties of $5.27 million, notes receivable of $3.71 million and depreciation and amortization of $2.25 million. The main causes of changes in cash outflow were accounts payable of approximately $1.52 million, changes in other current and noncurrent assets of approximately $11.14 million and changes in fair value of warrant liability of approximately $1.75 million.

In the fiscal year ended December 31, 2023, the main sources of cash inflow from operating activities were the increase in allowance for expected credit loss and related parties receivable of $34.46 million, and depreciation and amortization of $2.19 million. The main causes of changes in cash outflow were net loss of approximately $25.02 million, change in fair value of warrant liability of approximately $1.40 million, changes in other current and noncurrent assets of approximately $6.34 million and changes in accounts receivable of $2.39 million.

Investing Activities

Investing activities resulted in a cash outflow of approximately $1.87 million for the fiscal year ended December 31, 2024. Cash provided by investing activities for the fiscal year ended December 31, 2024 was mainly due to approximately $0.44 million in repayment of loans lent to third parties, offset by approximately $1.96 million used for purchases of long-term assets.

Investing activities resulted in a cash inflow of approximately $1.07 million for the fiscal year ended December 31, 2023. Cash provided by investing activities for the fiscal year ended December 31, 2023 was mainly due to approximately $0.44 million in proceeds from sale of short-term investment and approximately $1.84 million repayment of loans lent to third parties, offset by approximately $0.74 million used for purchases of long-term assets.

Financing Activities

Financing activities resulted in a cash outflow of approximately $30.90 million for the fiscal year ended December 31, 2024, which was mainly attributable to approximately $16.58 million in notes payable and approximately $8.56 million in repayment of short-term bank loans. Such amounts were further offset by approximately $5.56 million in proceeds from short-term bank loans.

Financing activities resulted a cash inflow of approximately $2.87 million for the fiscal year ended December 31, 2023, which was mainly attributable to approximately $6.72 million in proceeds from short-term bank loans and approximately $9.27 million in notes payable. Such amounts were further offset by approximately $12.42 million in repayment of short-term bank loans.

Credit Risk

Credit risk is one of the most significant risks for Greenland’s business. Accounts receivable are typically unsecured and derived from revenues earned from customers, thereby exposing Greenland to credit risk. Credit risk is controlled by the application of credit approvals, limits, and monitoring procedures. Greenland identifies credit risk collectively based on industry, geography, and customer type. This information is monitored regularly by the Company’s management. In measuring the credit risk of sales to customers, Greenland mainly reflects the “probability of default” by the customer on its contractual obligations and considers the current financial position of the customer and the exposures to the customer and its future development.

Liquidity Risk

Greenland is exposed to liquidity risk when it is unable to provide sufficient capital resources and liquidity to meet its commitments and/or business needs. Liquidity risk is managed by the application of financial position analysis to test if Greenland is in danger of liquidity issues and also by application of monitoring procedures to constantly monitor its conditions and movements. When necessary, Greenland resorts to other financial institutions to obtain additional short-term funding to meet the liquidity shortage.

Inflation Risk

Greenland is also exposed to inflation risk. Inflationary factors, such as increases in raw material and overhead costs, could impair Greenland’s operating results. Although Greenland does not believe that inflation has had a material impact on its financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on its ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenues if the selling prices of its products do not increase with such increased costs.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. In applying accounting principles, it is often required to use estimates. These estimates consider the facts, circumstances and information available, and may be based on subjective inputs, assumptions and information known and unknown to us. Material changes in certain of the estimates that we use could potentially affect, by a material amount, our consolidated financial position and results of operations. Although results may vary, we believe our estimates are reasonable and appropriate. See Note 2 to our consolidated financial statements included elsewhere in this prospectus for a summary of our significant accounting policies. The following describes certain of our significant accounting policies that involve more subjective and complex judgments where the effect on our consolidated financial position and operating performance could be material.

Revenue Recognition

In accordance with ASC Topic 606, “Revenue from Contracts with Customers,” the Company recognizes revenues when goods or services are transferred to customers in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. In determining when and how revenues are recognized from contracts with customers, the Company performs the following five-step analysis: (i) identification of contract with customer; (ii) determination of performance obligations; (iii) measurement of the transaction price; (iv) allocation of the transaction price to the performance obligations, and (v) recognition of revenues when (or as) the Company satisfies each performance obligation. The Company derives revenues from the processing, distribution and sale of its products. The Company recognizes its revenues net of VAT. The Company is subject to VAT which had been levied at the rate of 17% on the invoiced value of sales until April 30, 2018, after which date the rate was reduced to 16%. VAT rate was further reduced to 13% starting from April 1, 2019. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.

Revenues are recognized at a point in time once the Company has determined that the customer has obtained control over the product. Control is typically deemed to have been transferred to the customer when the performance obligation is fulfilled, usually at the time of customers’ acceptance or consumption, at the net sales price (transaction price) and each of the criteria under ASC 606 have been met. Contract terms may require the Company to deliver the finished goods to the customers’ location or the customer may pick up the finished goods at the Company’s factory. International sales are recognized when shipment clears customs and leaves the port.

The Company adopted ASC 606 on January 1, 2018, using the transition method of Modified-Retrospective Method (“MRM”). The adoption of ASC 606 had no impact on the Company’s beginning balance of retained earnings.

The Company’s contracts are all short-term in nature with a contract term of one year or less. Receivables are recorded when the Company has an unconditional right to consideration.

Business Combination

On October 24, 2019, we consummated our Business Combination with Zhongchai Holding following a special meeting of the shareholders, where the shareholders of Greenland considered and approved, among other matters, a proposal to adopt and entered into the Share Exchange Agreement, dated as of July 12, 2019, among (i) Greenland, (ii) Zhongchai Holding, (iii) the Sponsor in the capacity as the Purchaser Representative, and (iv) Cenntro Holding Limited, the sole member of Zhongchai Holding.

Pursuant to the Share Exchange Agreement, Greenland acquired from Cenntro Holding Limited all of the issued and outstanding equity interests of Zhongchai Holding in exchange for 7,500,000 newly issued Ordinary Shares, no par value of Greenland, to Cenntro Holding Limited. As a result, Cenntro Holding Limited became the then controlling shareholder of Greenland, and Zhongchai Holding became a directly and wholly owned subsidiary of Greenland. The Business Combination was accounted for as a reverse merger effected by a share exchange, wherein Zhongchai Holding is considered the acquirer for accounting and financial reporting purposes.

Pursuant to that certain finder agreement with Hanyi Zhou dated May 29, 2019, we issued 50,000 Ordinary Shares to Hanyi Zhou as a finder fee for the Business Combination.

Inventories

Inventories are stated at the lower of cost or net realizable value, which is based on estimated selling prices less any further costs expected to be incurred for completion and disposal. Cost of raw materials is calculated using the weighted average method and is based on purchase cost. Work-in-progress and finished goods costs are determined using the weighted average method and comprise direct materials, direct labor and an appropriate proportion of overhead.

Income Taxes

The Company accounts for income taxes following the liability method pursuant to FASB ASC 740 “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

The Company also follows FASB ASC 740, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of September 30, 2025, the Company did not have any liability for unrecognized tax benefits. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary. The Company’s historical tax years will remain open for examination by the local authorities until the statute of limitations has passed.

Off Balance Sheet Arrangements

None.

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2025:

●	on an actual basis;

●	on an as adjusted basis to give effect to the issuance and sale of 5,083,330 Units by us in this offering at the public offering price of $1.20 per Unit, assuming full exercise of the Warrants at a zero price cashless exercise, after deducting the underwriting discounts, non-accountable expense allowance, advisory fees, and estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and notes included elsewhere in this prospectus.

	As of September 30, 2025
	Actual	As Adjusted
	US$(1)	US$(1)

Cash	3,942,129	9,262,129
Shareholders’ Equity:
Ordinary Shares (no par value, unlimited number of shares authorized, 17,394,226 shares issued outstanding as of September 30, 2025 and 26,544,222 shares outstanding on an as adjusted basis as of September 30, 2025, assuming full exercise of the Warrants)	-	-
Additional paid-in capital	34,423,805	39,743,805
Statutory reserves	3,842,331	3,842,331
Retained earnings	39,113,142	39,113,142
Accumulated other comprehensive loss	(1,958,966)	(1,958,966)
Total Shareholders’ Equity	75,420,312	80,740,312
Non-controlling interests	(5,568,325)	(5,568,325)
Total Equity	69,851,987	75,171,987
Total Capitalization	69,851,987	75,171,987

Notes:

(1)	Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this table are made at RMB7.1190 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on September 30, 2025. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated above, or at all.

(2)	The preceding table excludes 4,530,000 Ordinary Shares underlying the 4,530,000 investor warrants issued in a private placement closed in July 2022.

BUSINESS

Overview

Greenland designs, develops, manufactures and sells components and products for the global material handling industries.

Through its subsidiaries in the PRC, Greenland offers transmission products, which are key components for forklift trucks used in manufacturing and logistic applications, such as factories, workshops, warehouses, fulfilment centers, shipyards, and seaports. Forklifts play an important role in the logistic systems of many companies across different industries in China and globally. Generally, industries with the largest demand for forklifts include the transportation, warehousing logistics, electrical machinery, and automobile industries.

Greenland’s transmission products are used in 1-ton to 18-tons forklift trucks, some with mechanical shift and some with automatic shift. Greenland sells these transmission products directly to forklift-truck manufacturers. In the nine months ended September 30, 2025 and 2024, Greenland sold an aggregate of 123,856 and 114,075 sets of transmission products, respectively, to more than 100 forklift manufacturers in the PRC. In the fiscal years ended December 31, 2024 and 2023, Greenland sold an aggregate of 149,597 and 149,543 sets of transmission products, respectively, to more than 100 forklift manufacturers in the PRC.

In January 2020, Greenland formed HEVI, to focus on the production and sale of electric industrial vehicles to meet the increasing demand for electric industrial vehicles and machinery powered by sustainable energy to reduce air pollution and lower carbon emissions. HEVI is a wholly owned subsidiary of Greenland incorporated under the laws of the State of Delaware. Prior to 2025, HEVI had been manufacturing and selling electric industrial vehicle products. However, substantially all of HEVI’s business operations have been suspended since 2025 due to uncertainty regarding tariff policy. HEVI intends to resume operations once the policy environment stabilizes. HEVI’s electric industrial vehicle products (which it is not currently offering, due to suspension of its operations) include GEF-series electric forklifts, a series of lithium powered forklifts with three models ranging in size from 1.8 tons to 3.5 tons, GEL-1800, a 1.8-ton rated load lithium powered electric wheeled front loader, GEX-8000, an all-electric 8.0 ton rated load lithium powered wheeled excavator, and GEL-5000, an all-electric 5.0 ton rated load lithium wheeled front loader. In addition, in April 2023, HEVI introduced a line of mobile DC battery chargers that support DC powered EV applications in the North America market. In July 2024, HEVI announced a partnership with Lonking Holdings Limited to develop and distribute heavy electric machinery and related technology specialized for the U.S. market. In August 2024, HEVI launched its H55L all-electric wheeled front-end loader, which can lift up to six tons in indoor and outdoor applications without the mess and emissions of diesel, and the H65L all-electric wheeled front-end loader, a lithium battery wheeled front-end loader.

Greenland is the parent company of HEVI and Greenland Holding Enterprises Inc. (“Greenland Holding”), a holding company formed in the State of Delaware on August 28, 2023, which in turn acts as the holding company for Zhongchai Holding (Hong Kong) Limited, a holding company formed under the laws of Hong Kong on April 23, 2009 (“Zhongchai Holding”). Zhongchai Holding’s subsidiaries include Zhejiang Zhongchai Machinery Co. Ltd., an operating company formed under the laws of the PRC in 2005, Hangzhou Greenland Energy Technologies Co., Ltd. (“Hangzhou Greenland”), an operating company formed under the laws of the PRC in 2019, and Hengyu Capital Limited, a company formed in Hong Kong on August 16, 2022 (“Hengyu Capital”). Through Zhongchai Holding and its subsidiaries, Greenland develops and manufactures traditional transmission products for material handling machinery in the PRC.

Greenland was incorporated on December 28, 2017 as a British Virgin Islands company with limited liability. Following the Business Combination (as described and defined below) in October 2019, the Company changed its name from Greenland Acquisition Corporation to Greenland Technologies Holding Corporation.

As of the date of this prospectus, Trendway Capital Limited owns 34.56% of Greenland’s outstanding Ordinary Shares. Trendway Capital Limited is controlled and beneficially owned by Mr. Peter Zuguang Wang, the chairman of the board of directors of the Company.

Corporate Structure

The following diagram illustrates the current corporate structure of Greenland, including the jurisdiction of formation and ownership interest of each of its subsidiaries.

Greenland was incorporated on December 28, 2017 as a British Virgin Islands company limited by shares. Greenland is the ultimate holding company of its subsidiaries.

Greenland Holding was incorporated in the State of Delaware on August 28, 2023. Upon consummation of the share exchange between Zhongchai Holding and Greenland Holding, Greenland Holding became a wholly owned subsidiary of the Company, and holds a 100% equity interest in Zhongchai Holding. As of the date of this prospectus, Greenland Holding has no business operations and is as a holding company.

Zhongchai Holding was incorporated in Hong Kong on April 23, 2009. From April 23, 2009 to November 1, 2011, Zhongchai Holding was a subsidiary of Equicap, Inc., a Nevada corporation, with its stock quoted on the OTC Markets until July 29, 2011. As of the date of this prospectus, Zhongchai Holding has no business operations and is a holding company.

HEVI was incorporated in the state of Delaware on January 14, 2020 as a wholly owned subsidiary of Greenland. HEVI was formed to promote the sales of sustainable alternative products for the heavy industrial equipment industry, including electric industrial vehicles, in the North American market.

Zhejiang Zhongchai, an 89.47% owned subsidiary of Zhongchai Holding, was formed in the PRC on November 21, 2005 and engages in the business of designing, manufacturing, and selling transmission products mainly for forklift trucks. The remaining 10.53% of Zhejiang Zhongchai’s capital stock is owned by Jiuxin, an entity owned by Mengxing He, director and general manager of Zhejiang Zhongchai.

Hangzhou Greenland, a wholly owned subsidiary of Zhongchai Holding, was formed in the PRC on August 9, 2019 and engages in the business of research and development of electric engineering vehicles, including electric forklifts, electric loading vehicles, electric digging vehicles, and other products. Hangzhou Greenland is also committed to product supply chain integration and overseas sales.

Hengyu Capital Limited, a 62.5% owned subsidiary of Zhongchai Holding, was formed in Hong Kong on August 16, 2022. Hengyu Capital Limited does not have any business activities at this time and will be engaging in the business of investing. The remaining 37.5% of the capital stock of Hengyu Capital Limited is owned by Peter Zuguang Wang, the chairman of our board of directors.

Products

Greenland manufactures transmission systems and integrated powertrains for various industries, particularly for material handling machinery. In addition, Greenland is a provider of high tech sustainable heavy machinery including all-electric construction machinery and related charging accessories.

Transmission products for material handling machinery

Transmission Systems. For 15 years, Greenland, along with its subsidiaries, specializes in designing, developing, and manufacturing a wide range of transmission systems for material handling machinery, in particular forklift trucks. The range of the transmission systems covers machinery from one ton to 18 tons. Most transmission systems contain auto transmission features. This feature allows for easy machine operations. In addition, Greenland provides transmission system for internal combustion powered machinery as well as for electrical powered machinery. Greenland has recently experienced increasing demand for electric powered transmission systems. These transmission systems are key components for material handling machinery assembly. To meet this increasing demand, Greenland is able to provide these transmission systems to major forklift truck original equipment manufacturers (“OEMs”) as well as certain global branded manufacturers.

Integrated Powertrain. Through its PRC subsidiaries, Greenland designs and develops new and distinctive powertrains, which integrate electric motor, speed reduction gearbox, and driving axles into a combined integral module, in order to meet growing demand for advanced electric forklift trucks. This integrated powertrain will enable the OEMs to significantly shorten design cycle, improve machinery efficiency, and simplify manufacturing process. There is a new trend that OEMs would rather use an integrated powertrain than separate electric motor, speed reduction gearbox, and driving axles, particularly in electric forklift trucks. Currently, Greenland makes two tons to three and a half-tons integrated powertrains for a few electric forklift truck OEMs. Greenland is in the process of adding more integrated powertrain products for electric forklift truck OEMs with different sizes.

Electric Industrial Heavy Equipment

GEL-5000 Electric Wheel Loader

Substantially all of HEVI’s business operations have been suspended since 2025 due to uncertainty regarding tariff policy. HEVI intends to resume operations once the policy environment stabilizes. Prior to 2025, HEVI had been selling equipment that produce no operating emissions and reduced noise pollution while offering the strength and power for many applications. HEVI’s first product line includes the GEL-5000 and GEL-1800 electric wheeled front loader, the GEX-8000 electric excavator and the GEF-series of electric lithium forklifts.

GEL-5000

The GEL-5000 is a 39,683 lb. lithium powered all-electric wheeled front loader capable of supporting a 5.0-ton rated load. Its 282 kWh 620V lithium battery sourced from Contemporary Amperex Technology Co., Limited (“CATL”) produces the power to support eight hours of operation time and can be charged in as little as two hours.

GEL-1800

The GEL-1800 is a 11,464 lb. lithium powered all-electric wheeled front loader capable of supporting a 1.8-ton rated load. Its 141 kWh 620V CATL-sourced lithium battery produces the power to support nine hours of operation time and can be charged in as little as one and a half hours.

GEX-8000

The GEX-8000 is a 18,739 lb. lithium powered all-electric excavator capable of supporting an 8.0-ton rated load. Its 141 kWh 620V CATL-sourced lithium battery produces the power to support nine hours of operation time and can be charged in as little as one and a half hours.

The GEL-5000, GEL-1800 and GEX-8000 come standard with advanced systems such as an intelligent system diagnostic display, quick-hitch attachment system with a wide range of attachments and quality-of-life operation features that further add value to our customers.

H55L

The H55L is a lithium powered all-electric wheeled front loader which can lift up to six tons in indoor and outdoor applications without the mess and emissions of diesel.

H65L

The H65L is a lithium powered all-electric wheeled front loader and HEVI’s flagship loader at an operating weight of nearly 50,000 pounds.

GEF-Series Forklifts

HEVI offers the GEF-series of lithium powered electric forklifts that range in power from 1.5-ton to 3.5-ton rated load.

Charging Solutions

DCH-480-30 Mobile Direct Current (“DC”) Charger

HEVI has developed a line of DC mobile charging solutions that are designed for easy, flexible and cost-effective charging integration to support a DC-powered electric vehicle (“EV”) fleet at any powered work site. These solutions create a seamless adoption of HEVI’s electric heavy equipment or any compatible DC-powered EV into any existing fleet operation.

Competitive Strengths

The following is a summary of Greenland’s competitive strengths.

Favorable Market Trends

Greenland believes that a number of key industry trends in the PRC will continue to benefit Greenland and its subsidiaries and continue to drive its growth, including:

●	increasingly stringent regulations over carbon emission, which urge market participants to adopt low or zero-emission material handling and construction equipment;

●	increasing demand for a safer work environment and better healthy worker’s condition will drive growth of electric material handling equipment or industry vehicle, which generates no exhausts and a low level of noise in operation;

●	increasing labor cost, which accelerates labor substitution with machinery in material handling and logistic activities;

●	increasing government support for improving efficiency in the PRC’s logistics industry, which is a key market for material handling machinery such as forklifts and loaders; and

●	increasing government support for logistic mechanization, including in the form of subsidies.

Additionally, although HEVI has temporarily suspended substantially all of its business operations since 2025 due to uncertainty regarding tariff policy, we believe that, over the long term, HEVI’s electric industrial vehicles, as U.S. branded products, will remain competitive in the U.S. market.

As a result of these favorable industry trends, Greenland believes that it is well-positioned to capitalize on the increasing market demand for transmission products in the PRC as well as on the growing demand over the long term for emission-free and labor substitution by electric vehicles in the United States.

Well-Developed Manufacturing Capabilities Leading to Higher Efficiency

Greenland’s well-developed manufacturing process contributes to manufacturing efficiency and cost-effectiveness. Specifically, a combination of modern operational and management systems, advanced manufacturing equipment, experienced manufacturing know-hows, skilled workforce, and flexible manufacturing system allows Greenland to shorten the “time to market” for its new products. Moreover, the combination allows Greenland to timely adjust its lines of products in anticipation of changes in market demands.

Robust Research and Product Development Capabilities

Research and product development capabilities have been critical to Greenland’s historical growth and current market position. Greenland’s research and development team is comprised of more than 17 professionals, or over 5% of Greenland’s employees. Greenland’s research and development facilities consist of a transmission technology center and an electric industry vehicle center. The transmission technology center is accredited by the Zhejiang provincial government. The technology center is made up of a product development and design department, a research center, three research departments that focuses on design, application, and manufacturing of internal combustion engines, and a post-doctoral workstation certified by the PRC Ministry of Human Resource and Social Security.

Strategic Service Network

The ability to provide timely after-sales services is critical in building and maintaining a loyal and solid customer base. We have strategically established an after-sales service network in locations with developed economies. For example, the eastern provinces of the PRC generally have significant demand for logistics services. Accordingly, Greenland, through its subsidiaries, has operated an in-house service center and retained service providers that conduct businesses predominantly in these regions. Users of Greenland’s products are able to reach Greenland through a service line, through which Greenland is able to provide prompt on-site technical services.

Experienced Management Team with Successful Track Records

Greenland’s senior management team is comprised of individuals who have operational experience, market knowledge, international management skill, and technical expertise. In addition, each member of the senior management team has a proven track record in building and turning companies into successful enterprises.

●	Peter Zuguang Wang has served as our director and the chairman of our board of directors since October 2019, and as the sole director of Zhongchai Holding since April 2009 and the chairman of the board of directors of Zhejiang Zhongchai since September 2017. He has over 30 years of experience in technology and management, along with a unique background in research and development, operation, finance and management. Mr. Wang is the chief executive officer of Cenntro Electric Group Limited (Nasdaq: CENN) and the co-founder of Unitech Telecom (now a part of UTStarcom, Nasdaq: UTSI).

●	Raymond Z. Wang has served as our chief executive officer since October 2019, the chief executive officer of Zhongchai Holding since April 2019, and the chief executive officer of HEVI since January 2020. From February 2019 to November 2020, Mr. Wang served as Chairman of the board of ONE Project, a non-profit organization that unifies local communities to collectively tackle social issues such as hunger. From November 2017 to March 2019, Mr. Wang was the President of Devirra Corporation, a warehousing management and logistic company. From August 2007 to July 2017, Mr. Wang worked as the Vice President at Bank of America Merrill Lynch, developing a client acquisition channel for an online platform. From December 2005 to March 2007, Mr. Wang served as the Financial Advisor at Cowan Financial Group, a full-service financial planning and consulting firm, in New York. Mr. Wang received his Bachelor’s degree in Economics from Rutgers University.

●	Chenyang Wang has served as our Acting Chief Financial Officer since April 2025. Ms. Wang served as a manager in the securities affairs department at a publicly listed agriculture services company from May 2018 to February 2025. Ms. Wang served as an investment manager at Zhejiang Yangzhechen Asset Management Co., Ltd. from October 2016 to April 2018. From October 2010 to April 2012, Ms. Wang worked as a research analyst at Zhejiang Hanbo Investment Management Co., Ltd., where she was responsible for investment analysis-related work. Ms. Wang received a Bachelor’s degree in Financial Engineering from South-Central Minzu University in China in 2011, a Master’s degree in Finance from Nankai University in China in 2018, and a Bachelor’s degree in Financial Management from Renmin University of China in 2021.

Customers

Greenland, through its subsidiaries, sells most of its transmission products in the PRC and electric industrial heavy equipment in the U.S. Its customer bases are primarily in the businesses of material handling equipment and forklift trucks. Greenland believes that its customers include some of the leading manufacturers in their respective market segments. Greenland also supplies transmission products to the PRC subsidiaries of a number of blue-chip international brands based in Europe and Asia.

During the nine months ended September 30, 2025 and 2024, our subsidiaries’ five largest customers contributed 40.02% and 41.01% of our revenues, respectively. For the nine months ended September 30, 2025 and 2024, Greenland’s single largest customer, Hangcha Group, accounted for 15.31% and 13.81%, respectively, of Greenland’s total revenue, and Greenland’s second largest customer, Longgong Forklift Truck, accounted for 9.98% and 12.55%, respectively, of Greenland’s total revenue.

During the years ended December 31, 2024 and 2023, Greenland’s five largest customers contributed 40.60% and 45.06%, respectively, of its total revenues. For the years ended December 31, 2024 and 2023, Greenland’s single largest customer, Hangcha Group, accounted for 14.19% and 14.98%, respectively, of Greenland’s total revenue, and Greenland’s second largest customer, Longgong Forklift Truck, accounted for 11.94% and 11.75%, respectively, of Greenland’s total revenue.

Suppliers

Greenland purchases its raw materials from various suppliers for use in the manufacture of its products.

The key raw materials used to manufacture its products are processed metal-based parts and components, including iron castings and gears, which are purchased from our domestic suppliers in the PRC. Most of our suppliers are located within close proximity to our manufacturing facilities, which reduces our transportation and inventory costs.

The prices for iron and steel and other raw materials have historically fluctuated significantly in the PRC, which in turn has affected the Company’s business and operation results. Greenland closely monitors changes in raw material prices and seeks to adjust its inventory of raw materials during inflation periods. In addition, Greenland seeks to minimize the impact of fluctuations in raw material prices by adopting bidding processes in its raw material procurement process Greenland also seeks to price its products to reflect the expected fluctuations in raw material prices to the extent possible. However, there can be no assurance that Greenland could precisely estimate any increase in raw material price or pass on such increase to its customers.

HEVI purchases components, electronics, battery systems and metal-based parts for use in the assembly of its electric industrial heavy equipment from various suppliers based in the PRC. These items are transported to the United States for assembly of the final products.

HEVI seeks to price its products to reflect expected increases in the component prices and transportation costs to the extent possible. However, there can be no assurance that HEVI could precisely estimate any increase in components or pass on such increase to its customers.

Production

Greenland’s transmission products are comprised of a number of major parts and components, including gearbox housing, gears, bearings, oil pumps, gear shafts, hydraulics, electric forklifts, wheeled excavators, and electrical components. The gearbox housing and gears parts are processed in-house at its manufacturing facility in Xinchang County, Zhejiang Province, the PRC. Components of such products, in general, are sourced, from third parties, assembled, and integrated to form finished products. The finished products then undergo further adjustments, fine tunings, testing, and quality inspections. At the end of the inspection process and prior to shipment to our warehouses for storage and distribution, the finished products are coated and painted.

Inventory and Warehousing

Greenland undertakes inventory control in order to reduce the risks of under and over-stocking. On average, Greenland typically maintains a 30-day stock piles for production needs. It generally increases its inventories toward the end of the year in order to meet any production demand, in anticipation of any demands increase, from the second quarter of the following year. Furthermore, Greenland maintains higher inventories at year-end because Chinese New Year typically falls in January or February, which affects production and transportation of raw materials. Greenland has installed an enterprise resource planning (“ERP”) system, which provides real-time information about purchases, production schedules, and supplies of the raw materials. The ERP system has substantially improved Greenland’s inventory controls, providing the Company with quick access to various data and easy formulation of operating models, and allowing the Company to keep its inventory at an appropriable level to facilitate the manufacturing process.

Research and Development

Greenland’s research and development team selects research or development projects or both and draws up preliminary project proposals based on various factors, such as industry and market trends, customer feedback, and input from other departments (i.e. finance and manufacturing departments).

Greenland’s management, including the heads and lead managers of various internal departments, such as sales and marketing and finance departments, as well as its chief executive officer and chief technology officer, reviews the preliminary project proposals and its research and development team formulates a final plan for each approved project after considering suggestions and comments by its management. The final plans will include detailed schedules and budgets for the projects. Greenland’s finance department monitors budget overruns. Any increase in the original budget must be reviewed and approved by management before the relevant project can continue.

Greenland has also focused on research and development with respect to its electric industrial equipment and related products. Greenland’s electric industrial heavy equipment products include GEF-series electric forklifts, a series of lithium powered forklifts with three models ranging in size from 1.8 tons to 3.5 tons, and GEL-1800, a 1.8 ton rated load lithium powered electric wheeled front loader and GEX-8000, an all-electric 8.0 ton rated load lithium powered wheeled excavator.

HEVI intends to resume operations once the policy environment stabilizes. In the long run, Greenland, through HEVI, intends to focus its research and development efforts on its next generation of electric industrial heavy equipment along with supporting products such as mobile charging units and attachments that will increase the value of its portfolio.

Intellectual Property

Greenland relies on a combination of trademark, copyright, patent, software registration, and trade secret laws to protect its intellectual property rights. Despite these precautions, it may be possible for third parties to infringe our Company’s intellectual property rights.

Patents

As of December 31, 2025, Greenland held 109 registered patents with the PRC National Intellectual Property Administration (“CNIPA”), 82 of which are utility patents and 21 of which are invention patents and six of which are design patents. These patents relate to the manufacturing of products.

Trademarks

As of December 31,, 2025, Greenland had been granted two trademarks in China registered with the CNIPA.

Copyrights

As of December 31,, 2025, Greenland had registered two copyrights in China with the CNIPA.

As of the date of this prospectus, Greenland has not registered any intellectual properties in the U.S.

Greenland’s intellectual property also includes technical data such as test results and operating data from projects, drawings, designs, and machinery and manufacturing techniques it developed in-house.

Sales and Marketing

Greenland sells its products through its sales and marketing teams. To promote Greenland’s brand, sales employees also attend trade shows and exhibitions to showcase our products.

As of December 31, 2025, Greenland’s sales and marketing team consisted of 15 employees, all of them in the PRC. Members of Greenland’s sales and marketing teams have extensive experience and knowledge in the material handling equipment sector of the manufacturing industry. They are primarily responsible for identifying business opportunities, promoting products, collecting customer feedback and market information, bidding for or negotiating orders, and collecting payments.

Competition

Transmission Industry

The transmission industry is fragmented and highly competitive in the PRC. Under the current market trend, domestically produced transmissions account for the largest share of the PRC market. International brand manufacturers equipped with better technology and capital resources are also aiming to expand into the PRC. As a result, it is expected that the PRC transmission market will become more competitive.

The typical competitive criteria are quality, price, technology, after-sales service, product offering, and performance record. The transmissions market is capital intensive. In addition, the manufacturing process requires technical expertise and significant research and development budgets. As a result, companies entering the market must have significant financial and technical resources. Moreover, the time and cost required to establish a proven track record, necessary for general market acceptance, are substantial. An extensive after-sales service network is essential for a company to gain general market acceptance.

Greenland believes that it is able to compete based on its market position, strong research and development capabilities, high quality products, integrated service systems, and strong relationships with its customers.

Our key competitors are Shaoxing Advance Gearbox Co., Ltd., Changsha Zhongchuan Transmission Machinery Co. Ltd., and Ganzhou Wuhuan Machine Co., Ltd.

Electric Industrial Heavy Equipment Industry

Utilizing Greenland’s expertise in manufacturing and R&D, it established HEVI in January 2020 to create clean and sustainable products and services in the heavy industrial equipment industry that help organizations pursue a carbon neutral operation. HEVI designs, develops, and manufactures electric heavy industrial equipment and accessories and sells them directly to the end consumers in various markets in the United States. However, substantially all of HEVI’s business operations have been suspended since 2025 due to uncertainty regarding tariff policy. HEVI intends to resume operations once the policy environment stabilizes. HEVI’s product line (which it is currently not offering, due to suspension of its operations) includes the GEL-5000 all-electric lithium 5.0-ton rated load wheeled front loader, GEL-1800 all-electric lithium 1.8-ton rated load wheeled front loader, the GEX-8000 all-electric lithium 8.0-ton rated load excavator, and the GEF-series of electric lithium forklifts. In July 2024, HEVI announced a partnership with Lonking Holdings Limited to develop and distribute heavy electric machinery and related technology specialized for the US market. In August 2024, HEVI launched its H55L all-electric wheeled front-end loader, which can lift up to six tons in indoor and outdoor applications without the mess and emissions of diesel, and the H65L all-electric wheeled front-end loader, a lithium battery wheeled front-end loader.

Fast Growing Market. The global construction equipment market is anticipated to grow at a compound annual growth rate (“CAGR”) of 3.9% from 2024 to 2030, reaching US$187 billion, according to a February 2025 report published by MarketsandMarkets. The North American market is projected to exhibit one of the fastest growth rates during the forecast period. Consequently, we believe this growth will increase with the introduction of the United State infrastructure overhaul program. Should the program be implemented, then it will be a powerful driver of growth in the engineering and construction industry that will proliferate the demand for industrial equipment.

Call for Carbon Emission Reduction. Global efforts to reduce greenhouse gas and carbon emissions continue to evolve, driven by a combination of international initiatives, local regulations, and industry standards. While the current U.S. administration has deemphasized federal mandates and targets related to economy-wide carbon emission reduction, policies and regulatory approaches at the state and local level, as well as actions by foreign governments and multinational customers, may continue to encourage the adoption of low-emission and electric technologies in certain industries. As a result, demand for eco-friendly electric powered industrial heavy equipment may increase in the future. However, the extent and timing of any such demand will depend on regulatory developments, market conditions and customer adoption trends, all of which remain uncertain.

Highly Fragmented and Emerging Market. The electric industrial heavy equipment market is highly fragmented with few, if any, dominant local market participants. Although a few conventional industrial heavy equipment and construction equipment makers are in the process of electric products development, a majority are years away from product deployment. This is to avoid cannibalization with the mature fossil fuel-powered equipment product lines which results in the lack of incentive to launch the full-electric industrial heavy equipment at the near term. As a result, with the early mover advantage together with Greenland’s strong research and development capability, we believe that Greenland is well-positioned to secure a meaningful role in the electric industrial heavy equipment market.

High Technology Barriers for New Entrants. To compete in the electric industrial heavy equipment market, enterprises need a high-level of core technologies and capabilities in order to successfully develop a commercial product. The investment and expertise required create a high barrier of entry for new market players. Greenland’s success in the material handling industry and its achievements in research and development milestones gives Greenland the opportunity and the competitive edge to successfully compete in the industrial heavy equipment market.

Distribution Barriers for Market Leaders. Traditional OEMs in the industrial heavy equipment industry sell through established dealership models which have been proven to be difficult to adapt to electric alternatives. These dealerships rely heavily on service/maintenance revenue. As electric products generally require lower maintenance costs compared to traditional combustion engine industrial heavy equipment, it is challenging for OEMs to motivate their dealers to promote and service the new technology. Without a dealer network to cater to, we believe Greenland is well-positioned to establish a meaningful role in the electric industrial heavy equipment market.

Our key competitors in the industrial heavy equipment industry are the traditional diesel-powered industrial heavy equipment manufacturers such as Caterpillar, Volvo CE and John Deere.

Employees

As of December 31, 2025, the total number of full-time employees employed at Greenland and its subsidiaries was 340, with 336 employees located in the PRC and four employees located in the U.S. As of December 31, 2024, the total number of full-time employees employed at Greenland and its subsidiaries was 345, with 337 employees located in the PRC and 8 employees located in the U.S. The following table sets forth the number of its full-time employees by function as of September 30, 2025:

Function	Number
Management	8
Administration	16
Production	19
Research and development	17
Sales and marketing	15
Other	265
Total	340

Greenland maintains mandatory social security insurance for its employees pursuant to Chinese laws. Furthermore, it contributes mandatory social security funds for employees with respect to retirement, medical, work-related injury, maternity, and unemployment benefits. Greenland has also included retirement plans for its employees in the U.S., including social security and pension along with medical, vision, dental, workers compensation, work-related injury and maternity benefits.

Greenland believes that its success and continued growth depend on its ability to attract, retain, and motivate qualified employees. Greenland offers its employees competitive salaries, comprehensive training, and other fringe benefits and incentives. None of our employees are represented by labor unions, and no collective bargaining agreement has been put in place. Greenland has not had any labor strikes or other labor disturbances that have materially interfaced with its operations, and it believes that it has maintained a good work relationship with its employees.

Properties and Facilities

The address of our principal executive offices and corporate offices is 50 Millstone Road, Building 400, Suite 130, East Windsor, New Jersey 08512.

Our office in China is located at Room 4,10-F, Building #12, Sunking Plaza, Gaojiao Road, Hangzhou, Zhejiang Province, China, 311122. Our manufacturing and R&D facilities are all located in Xinchang County, Zhejiang Province, China.

Properties Owned by us

As of December 31, 2025, Greenland held land use rights of four parcels of land with an aggregate site area of approximately 81,171 square meters, located in Xinchang County, Zhejiang Province, PRC. The terms of these land use rights are due to expire on November 14, 2062.

As of December 31, 2025, Greenland held three building ownership certificates for three buildings with an aggregate gross floor area of approximately 44,751 square meters. These properties are primarily used for production and office purposes.

Property Leased by us

As of December 31, 2025, Greenland leased an office space with an aggregate floor area of approximately 1,440 square feet in New Jersey and a monthly rent of $2,910.

The Company believes that the properties we currently own and lease for our business operations are adequate to meet our needs for the foreseeable future.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not party to, and our property is not the subject of, any material legal proceedings.

REGULATIONS

PRC Law and Regulation

Policy Relating to the Foreign Invested General Equipment Manufacturing Industry

The PRC implements its guidance on foreign investment in different industries through the Catalogue for the Guidance of Foreign Investment Industries and the Special Administrative Measures (Negative List) for Foreign Investment Access jointly amended and promulgated by the National Development and Reform Commission and the Ministry of Commerce from time to time. According to the Catalogue of Encouraged Industries for Foreign Investment (Edition 2022) and the Special Administrative Measures (Negative List) for Foreign Investment Access (Edition 2024) currently in force, the business activities that we engage in are not classified as “prohibited” or “restricted” foreign invested industries.

Law and Regulation Relating to Product Quality

Pursuant to the Product Quality Law of the PRC which was promulgated on February 22, 1993 and last amended on December 29, 2018, it is prohibited to produce or sell products that do not meet the standards or requirement for safeguarding human health and ensuring human and property safety.

Where a defective product causes physical injury to a person or damage to property, the aggrieved party may claim compensation against the producer or the seller of such product. Where the responsibility for product defects lies with the producer, the seller shall, after settling compensation, have the right to recover such compensation from the producer, and vice versa. Violations of the Product Quality Law may result in the imposition of fines. In addition, the seller or the producer may be ordered to suspend operation and its business license may be revoked. Criminal liability may be incurred in a crime.

Law and Regulation Relating to Production Safety

Pursuant to the Production Safety Law of the PRC (the “Production Safety Law”) promulgated by the Standing Committee of the National People’s Congress on June 29, 2002, last amended on June 10, 2021 and effective on September 1, 2021, enterprises and institutions shall be equipped with the conditions for safe production as provided in the Production Safety Law and other relevant laws, administrative regulations, national standards and industrial standards. Any entity that is not equipped with such conditions is not allowed to engage in production and business operation activities.

The law also requires manufacturers to offer education and training programs to their employees regarding production safety and to hire qualified employees who have completed special trainings to engage in specialized operations. Manufacturers are required to provide protection equipment that meets the national or industry standards to employees and to supervise and educate them regarding the use of such equipment. In addition, the design, manufacture, installation, use, inspection and maintenance of safety equipment are required to conform to applicable national or industry standards. Furthermore, emergency measures shall be established by an enterprise to prepare for the occurrence of any accidents threatening safe production.

Law and Regulation Relating to Environmental Protection

The laws and regulations governing the environmental requirements for all units that cause environmental pollution and other public hazards in the PRC include, but are not limited to, the Environmental Protection Law of the People’s Republic of China, the Environmental Impact Assessment Law of the People’s Republic of China, and the Administrative Regulations on Environmental Protection for Construction Projects. Pursuant to these laws and regulations, depending on the impacts on the environment caused by the project, environmental impact assessment documents shall be submitted by a developer for approval or record at the required time. In addition, a construction project for which an environment impact report or environment impact statement is formulated shall be put into production or use only when its complementary environmental protection facilities pass acceptance inspection.

Law and Regulation Relating to Labor Protection

Pursuant to the Labor Law of the PRC and the Labor Contract Law of the PRC which came into effect on January 1, 1995 (amended on December 29, 2018) and January 1, 2008 (amended on December 28, 2012), respectively, labor contracts shall be concluded if labor relationships are to be established between the employer and the employees.

Pursuant to the Social Insurance Law of the PRC which was promulgated on October 28, 2010 and last amended on December 29, 2018, employees shall participate in basic pension insurance, basic medical insurance, unemployment insurance, and work-related injury insurance and maternity insurance. Basic pension, medical and unemployment insurance contributions shall be paid by both employers and employees. Employees shall also participate in work-related injury insurance and maternity insurance. Work-related injury insurance and maternity insurance contributions shall be paid by employers rather than employees. An employer shall make registration with the local social insurance agency in accordance with the provisions of the Social Insurance Law of PRC. Moreover, an employer shall declare and make social insurance contributions in full and on time. Pursuant to the Regulations on Management of Housing Provident Fund which was promulgated on April 3, 1999 and last amended on March 24, 2019, employers shall undertake registration at the competent administrative center of housing provident fund and then, undergo the procedures of opening the account of housing provident fund for their employees. Enterprises are also obliged to timely pay and deposit housing provident fund for their employees in full amount.

Law and Regulation Relating to Tax

Enterprise Income Tax

On March 16, 2007 and December 6, 2007 respectively, the National People’s Congress of China and the State Council of the PRC (the “State Council”) enacted the Enterprise Income Tax Law of the PRC and the Implementation Regulations of Enterprise Income Tax Law of the PRC (collectively the “PRC EIT Law”), both of which became effective on January 1, 2008 (amended successively from 2017 to 2024). The PRC EIT Law imposes a uniform enterprise income tax rate of 25% on all residence enterprises, including foreign-invested enterprises, and terminates most of the tax exemptions, reductions and preferential treatments available under previous tax laws and regulations.

However, the PRC EIT Law and its implementation rules permit certain “high-technology enterprises strongly supported by the state” which hold independent ownership of core intellectual property and simultaneously meet a list of other criteria, financial or non-financial, as stipulated in the Implementation Rules, to enjoy a 15% enterprise income tax rate subject to certain new qualification criteria. The State Administration of Taxation (the “SAT”), the PRC Ministry of Science and Technology and the MOF jointly issued the Administrative Rules for the Certification of High and New Technology Enterprise delineating the specific criteria and procedures for “high and new technology enterprises” certification.

Under the PRC EIT Law, enterprises are classified as either “resident enterprises” or “non-resident enterprises.” Pursuant to PRC EIT Law and its implementation rules, besides enterprises established within the PRC, enterprises established outside PRC whose “de facto management bodies” are located in PRC are considered “resident enterprises” for PRC enterprise income tax purposes and subject to the uniform 25% enterprise income tax rate for their global income. According to the implementation rules of the PRC EIT Law, “de facto management body” refers to a managing body that exercises, in substance, overall management and control over the manufacture and business, personnel, accounting and assets of an enterprise.

Withholding Tax

The PRC EIT Law removes the prior tax exemption and imposes a 10% withholding tax on dividends paid by foreign-invested enterprises to foreign investors. However, for foreign investors whose home countries or regions have signed bilateral tax agreements with PRC, the withholding tax rate may be reduced to as low as 5% depending on the terms of the applicable tax treaty. In accordance with the Arrangement between Mainland PRC and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income signed on August 21, 2006, the 5% withholding tax rate applies to dividends paid by a PRC company to a Hong Kong tax resident, provided that the recipient is a company that holds directly at least 25% of the interest of the PRC company, otherwise, the applicable withholding tax rate should be 10%. Further, pursuant to the Notice on the Issues concerning the Application of the Dividend Clauses of Tax Agreements issued by the SAT on February 20, 2009, the preferential tax rate under the relevant tax treaties shall only apply to a tax resident from the other side that directly holds at least 25% of the interest of a PRC company for a period of consecutive 12 months prior to receiving the dividends.

Value Added Tax

Under the Value-added Tax Law of the PRC and its Implementation Regulations, both effective from January 1, 2026, VAT is levied on a wide range of activities within China. The taxable scope encompasses the sale of goods, the provision of services (such as processing and repair), the transfer of intangible assets and immovable property, and the importation of goods. The current VAT system employs multiple tiers, including standard rates such as 13%, 9%, and 6%, as well as a zero rate applicable particularly to exported goods and certain cross-border services.

Regulations of Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies

On February 17, 2023, the CSRC published the Regulations of Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and its accompanying guidelines and instructions, which came into effect on March 31, 2023, and will apply if a domestic enterprise issues shares, depositary receipts, corporate bonds convertible into shares, or other securities of an equity nature outside of the PRC, or lists its securities for trading outside of the PRC. According to such regulations, a domestic enterprise that issues and lists its securities outside of the PRC shall comply with the filing procedures and report the relevant information to the CSRC. Where a domestic company fails to fulfill filing procedure, offers and lists securities in an overseas market in violation of the Trial Measures, or the filing documents contain misrepresentation, misleading statement or material omission, the CSRC shall order rectification, issue warning to such domestic company, and impose a fine.

Law and Regulation Relating to Intellectual Property Rights

Copyright Law

According to the Copyright Law of the PRC, which was amended on November 11, 2020 and became effective on June 1, 2021, Chinese citizens, legal entities or other organizations shall enjoy the copyright in their works, whether published or not, which include original intellectual achievements in the fields of literature, art and science which can be expressed in a certain form. Copyright owners shall enjoy various kinds of rights, including the right of publication, right of authorship and right of reproduction.

Patent Law

Pursuant to the Patent Law of the PRC which was amended on October 17, 2020 and became effective on June 1, 2021, the patent administration departments of the State Council are responsible for the administration of patents across the nation. The patent administration departments of provincial, autonomous region or municipal governments are responsible for administering patents within their respective jurisdictions. The PRC patent system adopts a “first come, first file” principle, which means where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. To be patentable, invention or utility models must meet three criteria: novelty, inventiveness and practicability. Invention patents are valid for 20 years, while utility model patents are valid for 10 years and design patents are valid for 15 years, commencing from the date of application. The patentee shall pay annual fees commencing from the year when the parent right is granted. If the patentee does not pay annual fees according to the requirements, the patent will be terminated prior to its expiry. Other person must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the use constitutes an infringement of the patent rights. The infringer must, in accordance with the applicable regulations, undertake to cease the infringement, take remedial action and/or pay damages.

Trademark Law

Pursuant to the Trademark Law of the PRC which was amended on April 23, 2019 and became effective on November 1, 2019, the right to exclusive use of a registered trademark shall be limited to trademarks which have been approved for registration and to commodities for which the use of trademark has been approved. The period of validity of a registered trademark shall be 10 years, counted from the day the registration is approved. If a trademark registrant wishes to use a trademark after the expiration of the duration of the trademark registration, according to the requirements, a registration renewal application should be filed within 12 months prior to the expiration. Each registration renewal is valid for 10 years. Using a trademark that is identical with a registered trademark on the same commodities without the licensing of the registrant of the registered trademark; or using a trademark that is similar to a registered trademark on the same commodities, or using a trademark that is identical with or similar to the registered trademark on similar commodities without the licensing of the registrant of the registered trademark, which is likely to cause confusion; selling commodities that infringe upon the exclusive right to use a registered trademark; forging, manufacturing a registered trademark which was registered by others without authorization, or selling a registered trademark forged or manufactured without authorization; changing a registered trademark and putting the commodities with the changed trademark into the market without the consent of the registrant of the registered trademark; providing, intentionally, convenience for activities infringing upon others’ exclusive right to use a registered trademark, and facilitating others to commit infringement on the exclusive right to use a registered trademark, constitutes an infringement of the exclusive right to use a registered trademark. The infringer must undertake to cease the infringement, take remedial action and pay damages. The infringer also may be subject to fines or even criminal punishment.

Domain Names

The domain names are protected under the Administrative Measures for Internet Domain Names promulgated by Ministry of Industry and Information Technology, or the MIIT, on August 24, 2017, the effective date of which was November 1, 2017. MIIT is the major regulatory body responsible for the administration of the PRC Internet domain names, under supervision of which PRC Internet Network Information Center, or CNNIC, is responsible for the daily administration of CN domain names and Chinese domain names On June 18, 2019, CNNIC promulgated the Implementing Rules for the Registration of National Top-level Domain Names, the Measures for the Resolution of Disputes over National Top-level Domain Names and the Procedures for the Resolution of Disputes over National Top-level Domain Names in accordance with the Administrative Measures for Internet Domain Names. Pursuant to such rules, the registration of domain names adopts the “first to file” principle and the registrant shall complete the registration via the domain name registration service institutions. In the event of a domain name dispute, the disputed parties may lodge a complaint to the designated domain name dispute resolution institution to trigger the domain name dispute resolution procedure in accordance with the CNNIC Measures on Resolution of the Top-Level Domains Disputes, file a suit to the People’s Court or initiate an arbitration procedure.

Law and Regulation Relating to Foreign Currency Exchange

The principal regulations governing foreign currency exchange in the PRC are the Foreign Exchange Administrative Regulations (the “SAFE Regulations”) which was promulgated by the State Council and last amended on August 5, 2008. Under the SAFE Regulations, the RMB is generally freely convertible for current account items, including the distribution of dividends, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investment, loan, repatriation of investment and investment in securities outside the PRC, unless the prior approval of the State Administration of Foreign Exchange is obtained.

U.S. Laws and Regulations

Battery Safety and Testing

Our battery packs of electric industrial heavy equipment will be subject to various U.S. regulations that govern transport of “dangerous goods,” defined to include lithium batteries, which may present a risk in transportation. We expect to use lithium battery packs in our electric industrial heavy equipment. The use, storage and disposal of our battery packs are regulated under existing laws and are the subject of ongoing regulatory changes that may add additional requirements in the future.

Product Liability Law

U.S. state law generally imposes liability on all manufacturers and retailers (and parties in the supply chain) for injuries that result from unsafe, defective, and dangerous products sold to consumers. Product liability claims in the United States are typically based on three theories of law: (1) strict liability, (2) negligence and (3) breach of warranty. In addition, as noted above, U.S. laws and regulations can also obligate manufacturers and retailers (and parties in the supply chain) to remedy product defects, which can include safety recall campaigns.

Parties involved in manufacturing, distributing, or selling a product may be subject to liability for harm caused by a defect in that product. There are three types of product defects, namely, design defects, manufacturing defects and defects in marketing. In a negligence claim, a defendant may be held liable for personal injury or property damage caused by the failure to use due care. Strict liability claims, however, do not depend on the degree of carefulness by the defendant. A defendant is liable when it is shown that an injury (personal or to property) occurred as the result of a product’s defect. Breach of warranty is also a form of strict liability in the sense that a showing of fault is not required. The plaintiff need only establish the warranty was breached, regardless of how that came about. Companies that manufacture, distribute or sell a product in a particular state may be subject to the jurisdiction of such state’s product liability laws, whether the company’s jurisdiction of incorporation or principal place of business is in that state, in another U.S. state or in a non-U.S. jurisdiction.

Product liability legal actions and recall campaigns in the United States (“Product Liability Matters”) could involve personal injury and property damage and could involve claims for substantial monetary damages. The results of any future litigation and claims involving product liability in the United States are inherently unpredictable.

Employment and Labor Law

Private businesses operating in the United States are subject to employment laws of the federal governments, state government, and, to a lesser extent, local counties or municipalities. These laws govern many aspects of the workplace as set forth herein and failure to comply can result in fines and penalties from relevant oversight agencies and liability to employees, which can include a multiple of actual damages, counsel fees, and punitive damages for certain violations.

Businesses that operate in New Jersey must comply with governing federal laws and New Jersey State laws (together, “US-NJ Employment Laws”). The default rule in New Jersey is that, in the absence of a labor agreement or contract for employment for a specified term, employment is terminable at will. Employers have a right to discharge an employee at any time, for any reason, or for no reason, provided the termination is not for a reason prohibited by law.

Broadly, our obligation to comply with applicable US-NJ Employment Laws, includes laws and rules relating to:

(i)	Wage and hour standards, such as paying required overtime for employees who do not meet exemption requirements and work in excess of 40 hours in a week, paying minimum wage, and paying wages when due;

(ii)	Providing leave and leave benefits to eligible employees, including requirements that unpaid family leave and unpaid leave for reasons including domestic violence or sexual assault shall be provided by covered employers;

(iii)	Non-discrimination and anti-retaliation;

(iv)	Providing reasonable accommodations to and engaging in the interactive process with employees with disabilities, religious needs, or other protected characteristics;

(v)	Ensuring employees are eligible to be employed in the United States; and

(vi)	Occupational safety.

Failure to comply with the US-NJ Employment Laws may, in some instances, expose us to civil liability to employees or former employees for compensatory damages, statutory damages, as well as punitive damages and counsel fees. We could also be subject to fines, penalties, and assessments from various regulatory authorities.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding each of our current directors and executive officers:

Name	Age	Position
Peter Zuguang Wang(5)	71	Chairman of the Board of Directors
Raymond Z. Wang	41	Chief Executive Officer and President
Chenyang Wang	38	Acting Chief Financial Officer
Ming Zhao(1)(4)	49	Independent Director
Charles Athle Nelson(1)(2)(3)(4)	73	Independent Director
Zheng He(2)(3)(4)	57	Independent Director
Frank Shen(1)(2)(3)(5)	56	Independent Director

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the nominating and corporate governance committee

(4)	Class I director

(5)	Class II director

Mr. Peter Zuguang Wang has served as the chairman of the board of directors of the Company since October 24, 2019. In addition, Mr. Wang has served as Zhongchai Holding’s sole director since its inception in April 2009. He has also served as the Chief Executive Officer of Cenntro Automotive Group, a company that designs and manufactures all-electric utility vehicles for sale in the United States, Europe and the PRC, since February 2013. Mr. Peter Wang has served as the president of Shangri-La Plantation LLC since August 2002. Mr. Peter Wang has served as the chief executive officer and chairman of the board of directors of Cenntro Electric Group Limited, a Nasdaq listed company (Nasdaq: CENN) since its inception in May 2017. Mr. Wang has also served as the managing director of Cenntro Holding Limited and Cenntro Enterprises Limited since December 2005 and October 2020, respectively. Mr. Wang earned his dual Bachelor of Science degrees in Mathematics and Computer Science and Master of Science degree in Electrical Engineering from University of Illinois at Chicago in 1983. He received a Master of Business Administration degree in Marketing from Nova South-eastern University. Mr. Peter Wang’s extensive experience in the electric vehicle industry, his leadership of multiple companies in this sector, and his technical background in engineering and business administration make him well-qualified to serve as the chairman of the board of directors and provide strategic guidance to the Company in light of its business operations in the electric vehicle market.

Mr. Raymond Z. Wang has served as our chief executive officer and president since October 2019, the chief executive officer of Zhongchai Holding since April 2019, and the chief executive officer of HEVI since January 2020. From February 2019 to November 2020, Mr. Wang served as Chairman of the board of ONE Project, a non-profit organization that unifies local communities to collectively tackle social issues such as hunger. From November 2017 to March 2019, Mr. Wang was the President of Devirra Corporation, a warehousing management and logistic company. From August 2007 to July 2017, Mr. Wang worked as the Vice President at Bank of America Merrill Lynch, developing a client acquisition channel for an online platform. From December 2005 to March 2007, Mr. Wang served as the Financial Advisor at Cowan Financial Group, a full-service financial planning and consulting firm, in New York. Mr. Wang received his Bachelor’s degree in Economics from Rutgers University.

Ms. Chenyang Wang has served as our Acting Chief Financial Officer since April 2025. Ms. Wang served as a manager in the securities affairs department at a publicly listed agriculture services company from May 2018 to February 2025. Ms. Wang served as an investment manager at Zhejiang Yangzhechen Asset Management Co., Ltd. from October 2016 to April 2018. From October 2010 to April 2012, Ms. Wang worked as a research analyst at Zhejiang Hanbo Investment Management Co., Ltd., where she was responsible for investment analysis-related work. Ms. Wang received a Bachelor’s degree in Financial Engineering from South-Central Minzu University in China in 2011, a Master’s degree in Finance from Nankai University in China in 2018, and a Bachelor’s degree in Financial Management from Renmin University of China in 2021.

Mr. Ming Zhao has served as our independent director since December 2020. Mr. Zhao has served as the chief financial officer at China Jo-Jo Drugstores Inc (Nasdaq: CJJD) since August 2011. Mr. Zhao is a licensed certified public accountant. He received his bachelor’s degree in accounting from Central University of Finance and Economic in Beijing in July 1999 and his master’s degree in professional accounting from the University of Washington in December 2002. Mr. Zhao’s experience as chief financial officer of a publicly listed company, his credentials as a licensed certified public accountant, and his expertise in financial reporting and accounting matters qualify him to serve as an independent director and contribute valuable financial oversight to the board of directors.

Mr. Charles Athle Nelson has served as our independent director since December 2020. Mr. Nelson has been active in the capital markets for the past 35 years. He began his financial career as a market representative with American International Group and in 1979 joined Dean Witter Reynolds as a Financial Advisor, working with high net worth and institutional clients. In 1980, he joined Drexel Burnham and Lambert, and subsequently, at Ladenberg, Thalmann and then at Auerbach Pollack and Richardson originated equity and investment banking transactions. Over the last 20 years, Mr. Nelson has been involved with financing companies in the fintech, healthcare and bio-pharma spaces through private equity and public financing including listings on the Nasdaq and the NYSE. Mr. Nelson holds a bachelor’s degree in arts from Villanova University and an MBA from Rutgers University. Mr. Nelson’s 35 years of experience in capital markets, his expertise in equity and investment banking transactions, and his knowledge of public company financing and listings on major exchanges qualify him to serve as an independent director and provide valuable guidance on the Company’s capital raising activities and public market strategies.

Mr. Zheng He has served as our director since December 2024. Since April 2018, Mr. Zheng He has served as the vice president of Hengyuan Technology Group in China, responsible for overseeing the company’s asset management practices, mergers and acquisitions, and project investments. Currently, Mr. Zheng He also serves as the director of Jiangsu Tuniu New Energy Co., Ltd. and Hangzhou Zhaoheng Intelligent Vehicles Co., Ltd., companies specializing in the manufacture and sale of electric vehicles in China. Mr. Zheng He received his bachelor’s degree in Industrial and Civil Architecture from Zhejiang University of Technology in China in 1990, and received his master’s degree in business administration from Zhejiang University in China in 1999. Mr. He’s experience in asset management, mergers and acquisitions, and project investments, together with his current director roles at electric vehicle manufacturing companies in China, provide him with relevant industry knowledge and strategic expertise that qualify him to serve as a director and contribute to the Company’s growth initiatives in the electric vehicle sector.

Mr. Frank Shen has served as our independent director since December 2020. Mr. Shen has more than 20 years of research and development and operation experience in telecommunication and networking technology. Since March 2013, Mr. Shen has served as an engineer at Mitel Networks, a well-known telecommunications company. Mr. Shen received his bachelor’s degree in electrical & computer engineering in 1991 and his master of telecommunication from Zhejiang University. Mr. Shen’s more than 20 years of research and development experience in telecommunication and networking technology, and his engineering background, provide him with technical expertise that qualifies him to serve as an independent director and contribute valuable insights on the Company’s technology development and operations.

Family Relationships

Mr. Peter Zuguang Wang and Mr. Raymond Z. Wang are father and son, respectively. None of our other directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a) (26) of the Exchange Act), any registered entity (as defined in Section 1(a) (29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Independence

Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent, that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act, and that compensation committee members also satisfy heightened independence requirements contained in the Nasdaq Listing Rules as well as Rule 10C-1 under the Exchange Act.

Under Nasdaq Rule 5605(a) (2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. When determining the independence of the members of our compensation committee under the heightened independence requirements contained in the Nasdaq Listing Rules and Rule 10C-1 under the Exchange Act, our board of directors is required to consider all factors specifically relevant to determining whether a director has a relationship with us that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of that director, including any consulting, advisory, or other compensatory fee paid by us to that director; and (2) whether that director is affiliated with our Company, a subsidiary of our Company, or an affiliate of a subsidiary of our Company.

Our board of directors has reviewed the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our board of directors has determined that Mr. Ming Zhao, Mr. Charles Athle Nelson, Mr. Zheng He and Mr. Frank Shen are “independent directors” as defined under Rule 5605(a) (2) of the Nasdaq Listing Rules.

Our board of directors also determined that Mr. Ming Zhao, Mr. Charles Athle Nelson, and Mr. Frank Shen, who comprise our audit committee, and Mr. Zheng He, Mr. Charles Athle Nelson and Mr. Frank Shen, who comprise our compensation committee, satisfy the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our share capital by each non-employee director.

Number and Terms of Office of Officers and Directors

The directors of the board of directors consist of two classes, being the class I directors (the “Class I Directors”) and the class II directors (the “Class II Directors”). The term of office of the first class of directors, consisting of Mr. Ming Zhao, Mr. Charles Athle Nelson, and Mr. Zheng He, will expire at the annual general meeting in 2026. The term of office of the second class of directors, consisting of Mr. Peter Zuguang Wang and Mr. Frank Shen, will expire at the annual general meeting in 2027. Directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second annual meeting following their election. Except as the BVI Business Companies Act, 2004 (the “Act”) or any applicable law may otherwise require, in the interim between an annual general meeting, or general meeting called for the election of directors, and the removal of one or more directors, any vacancy on the board of directors may be filled by the majority vote of the remaining directors.

Each director holds office for the term, if any, fixed by the Resolution of Members or Resolution of Directors appointing him or pursuant to Regulation 9.1 or 9.8 of our amended and restated Memorandum of Association and Articles of Association, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, resignation or removal.

The minimum number of directors shall be one and there shall be no maximum number of directors.

Committees of the Company’s Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee, and a corporate governance committee. All the directors consisting of the audit committee, the compensation committee, and the corporate governance committee are independent.

Audit Committee

We have established an audit committee of the board of directors. Mr. Ming Zhao, Mr. Frank Shen and Mr. Charles Athle Nelson serve as members of our audit committee. Mr. Ming Zhao serves as chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee all of whom must be independent. Mr. Ming Zhao, Mr. Frank Shen and Mr. Charles Athle Nelson are independent.

Each member of the audit committee is financially literate, and our board of directors has determined that Mr. Ming Zhao qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The Company’s audit committee is responsible for, among other things:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial statements;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing the Company’s policies on and oversees risk assessment and risk management, including enterprise risk management;

●	reviewing the adequacy and effectiveness of internal control policies and procedures and the Company’s disclosure controls and procedures;

●	reviewing related person transactions; and

●	approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Compensation Committee

Subject to the requirement of law or the Nasdaq listing rules, we have established a compensation committee of the board of directors. The members of our compensation committee are Mr. Zheng He, Mr. Frank Shen and Mr. Charles Athle Nelson. Mr. Charles Athle Nelson serves as chairman of the compensation committee. The Company’s compensation committee is responsible for, among other things:

●	reviewing, approving and determining the compensation of the Company’s officers and key employees;

●	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the board of directors or any committee thereof;

●	administering the Company’s equity compensation plans;

●	reviewing, approving and making recommendations to the board of directors regarding incentive compensation and equity compensation plans; and

●	establishing and reviewing general policies relating to compensation and benefits of the Company’s employees.

Compensation Committee Interlocks and Insider Participation

None of the Company’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of another entity, one of whose officers served on the Company’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on our board of directors.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee of the board of directors. The members of our nominating and corporate governance committee are Mr. Zheng He, Mr. Frank Shen and Mr. Charles Athle Nelson. Mr. Frank Shen serves as chairman of the nominating and corporate governance committee. We have adopted a nominating and corporate governance committee charter, which details the principal functions of the nominating and corporate governance committee.

Each of the members of the nominating and corporate governance committee meets the requirements for independence under the applicable rules and regulations of the SEC and rules of Nasdaq. The nominating and corporate governance committee is responsible for, among other things:

●	identifying, evaluating and selecting, or making recommendations to the board of directors regarding, nominees for election to the board of directors and its committees;

●	evaluating the performance of the board of directors and of individual directors;

●	considering, and making recommendations to the board of directors regarding, the composition of the board of directors and its committees;

●	reviewing developments in corporate governance practices;

●	evaluating the adequacy of the corporate governance practices and reporting;

●	reviewing related person transactions; and

●	developing, and making recommendations to the board of directors regarding, corporate governance guidelines and matters.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business. Our code of ethics is filed as an exhibit attached to the Form 8-K we filed with the SEC on October 30, 2019. If we amend or grant a waiver of one or more of the provisions of our code of ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our code of ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address.

Compensation Recovery Policy

We have adopted a compensation recovery policy to provide for the recovery of erroneously-awarded incentive compensation, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, final SEC rules and applicable listing standards.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table presents summary information concerning compensation that was paid for services rendered by our named executive officers during the fiscal years ended December 31, 2025 and 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Raymond Z. Wang,	2025	200,000	-	-	-	-	-	-	200,000
Chief Executive Officer and President(1)	2024	200,000	-	-	-	-	-	-	200,000

Jing Jin,	2025	-		-	-		-	-	-
Former Chief Financial Officer(2)	2024	150,000	-	-	-	-	-	-	150,000

Chenyang Wang,	2025	37,900	-	-	-	-	-	-	37,900
Acting Chief Financial Officer(3)	2024	-	-	-	-	-	-	-	-

(1)	Mr. Wang has served as the Chief Executive Officer and President of the Company since October 24, 2019.

(2)	Mr. Jin served as the Chief Financial Officer of the Company since October 24, 2019 to April 18, 2025.

(3)	Ms. Chenyang Wang has served as the Acting Chief Financial Officer of the Company since April 19, 2025.

Employment Agreements

On October 24, 2019, the Company entered into an employment agreement with Mr. Raymond Z. Wang and on April 22, 2025, the Company entered into an employment agreement (each an “Employment Agreement,” collectively, the “Employment Agreements”) with Ms. Chenyang Wang (each an “officer,” collectively, “Officers”). The Employment Agreement with Mr. Raymond Z. Wang was filed as an exhibit to the Form 8-K  the Company filed with the SEC on October 30, 2019 and the Employment Agreement with Ms. Chenyang Wang was filed as an exhibit to the Form 8-K  the Company filed with the SEC on April 23, 2025.

Under the Employment Agreements, each Officer is employed for a specific period. We may terminate the employment with any Officer for cause, at any time, without advance notice or remuneration, for certain acts of the Officer, including, but not limited to, conviction or plea of guilty to a crime, gross negligence, dishonest act that has caused detriment to the Company, or a failure to perform agreed duties. The Company may terminate the employment with the Officer without cause, at any time, upon one-month prior written notice. Upon termination without cause, the Company shall provide certain severance payments and benefits to the executive specified in the Employment Agreements. Mr. Raymond Z. Wang may terminate his Employment Agreement at any time with a one-month prior written notice to the Company, if (1) there is a material reduction in his authority, duties and responsibilities, or (2) there is a material reduction in his annual salary. Ms. Chenyang Wang may terminate her Employment Agreement at any time with a one-month prior written notice to the Company.

Each of the Officers has agreed, at all times during the term of the employment and after the termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, corporation or other entity without prior written consent of the Company, any confidential information defined therein.

Summary of the Equity Incentive Plans

2021 Equity Incentive Plan (the “2021 Plan”)

Administration. Our board of directors will administer the 2021 Plan. The board of directors may appoint a committee as the administrator of the 2021 Plan in accordance with applicable laws. The board of directors will have the authority to determine the terms and conditions of any agreements evidencing any Awards granted under the 2021 Plan and to adopt, alter and repeal rules, guidelines and practices relating to the 2021 Plan. Our Compensation Committee will have full discretion to administer and interpret the 2021 Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable.

Eligibility. Current or prospective employees, directors, officers, advisors or consultants of the Company or its affiliates are eligible to participate in the 2021 Plan.

Number of Shares Authorized. The 2021 Plan provides for an aggregate of 1,000,000 Ordinary Shares to be available for awards, which amount is subject to automatic increase by a certain amount each calendar year pursuant to the terms of the 2021 Plan. If an award is forfeited, the Ordinary Shares subject to such award will again be made available for future grant. Ordinary shares that are withheld to satisfy the participant’s tax withholding obligation will not be available for re-grant under the 2021 Plan.

Each Ordinary Share subject to an option or share appreciation right will reduce the number of Ordinary Shares available for issuance by one share, and each Ordinary Share underlying an award of shares and restricted share units will reduce the number of Ordinary Shares available for issuance under the 2021 Plan by one share.

If there is any change in our corporate capitalization, the compensation committee of the Board (the “Compensation Committee”) in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under our 2021 Plan, the number of shares covered by awards then outstanding under our Plan, the limitations on awards under our 2021 Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

The 2021 Plan has a term of ten (10) years and no further awards may be granted under the 2021 Plan after that date.

Awards Available for Grant. Our Compensation Committee may grant awards of shares, restricted share units, options, share appreciation rights, dividend equivalents, other share-based awards, or any combination of the foregoing.

Share Awards. Our Board shall have full power and authority, exercisable in its sole discretion, to grant share awards either as vested or unvested Ordinary Shares, through direct and immediate issuances. Each share award shall be evidenced by an award agreement in the form approved by the Board. Unless our board of directors determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested share awards is forfeited.

Restricted Share Unit Awards. Our Board has the full power and authority, exercisable in its sole discretion, to grant restricted share unit awards evidenced by an award agreement in the form approved by the Board. Unless our Board determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited.

2020 Equity Incentive Plan (the “2020 Plan”)

Administration. Our Compensation Committee administers the 2020 Plan. The Compensation Committee has the authority to determine the terms and conditions of any agreements evidencing any awards granted under the 2020 Plan and to adopt, alter and repeal rules, guidelines and practices relating to the 2020 Plan. Our Compensation Committee has full discretion to administer and interpret the 2020 Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable.

Eligibility. Current or prospective employees, directors, officers, advisors or consultants of the Company or its affiliates are eligible to participate in the 2020 Plan. Our Compensation Committee has the sole and complete authority to determine who will be granted an award under the 2020 Plan, however, it may delegate such authority to one or more officers of the Company under the circumstances set forth in the 2020 Plan.

Number of Shares Authorized. The 2020 Plan provides for an aggregate of One Million (1,000,000) Ordinary Shares to be available for awards. If an award is forfeited, the Ordinary Shares subject to such award will again be made available for future grant. Ordinary Shares that are withheld to satisfy the participant’s tax withholding obligation will not be available for re-grant under the 2020 Plan.

Each Ordinary Share underlying an award of restricted stock, restricted stock units and stock bonus awards will reduce the number of Ordinary Shares available for issuance under the 2020 Plan by one share.

If there is any change in our corporate capitalization, the Compensation Committee in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under the 2020 Plan, the number of shares covered by awards then outstanding under the 2020 Plan, the limitations on awards under the 2020 Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

The 2020 Plan has a term of ten (10) years and no further awards may be granted under the 2020 Plan after that date.

Awards Available for Grant. Our Compensation Committee may grant awards of restricted stock, restricted stock units, stock bonus awards, or any combination of the foregoing.

Restricted Stock. Our Compensation Committee is authorized to award restricted stock under the 2020 Plan. Our Compensation Committee will determine the terms of such restricted stock awards. Restricted stock are Ordinary Shares that generally are non-transferable and subject to other restrictions determined by our Compensation Committee for a specified period. Unless our Compensation Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock is forfeited.

Restricted Stock Unit Awards. Our Compensation Committee will be authorized to award restricted stock unit awards. Our Compensation Committee will determine the terms of such restricted stock units. Unless our Compensation Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited.

Stock Bonus Awards. Our Compensation Committee will be authorized to grant awards of unrestricted Ordinary Shares or other awards denominated in Ordinary Shares, either alone or in tandem with other awards, under such terms and conditions as our Compensation Committee may determine.

Transferability. Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. Our Compensation Committee, however, may permit awards to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or shareholders are the participant and his or her family members or anyone else approved by it.

Change in Control. Except to the extent otherwise provided in an award agreement or as determined by the Compensation Committee in its sole discretion, in the event of a change in control, all outstanding equity awards issued under the 2020 Plan will become fully vested and performance compensation awards will vest, as determined by our Compensation Committee, based on the level of attainment of the specified performance goals.

Outstanding Equity Awards at Fiscal Year-End

None.

Option Exercise and Stock Vested Table

In the fiscal year ended December 31, 2025, there was no exercise of share options, share appreciation rights or similar instruments, or vesting of shares, including restricted shares, restricted share units and similar instruments by our executive officers.

Pension Benefits

We do not offer our executive officers or employees any pension plan or similar plan that provides for payments or other benefits at, following or in connection with retirement.

Potential Payments Upon Termination or Change in Control

None.

Compensation of Directors

We do not pay our directors in connection with attending individual board meetings, but we reimburse our directors for expenses incurred in connection with such meetings. In addition to reimbursement for reasonable expenses incurred in connection with serving on the board of directors, we paid our directors who served during the fiscal year ended December 31, 2025 compensation as follows:

Director Compensation Table
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Peter Zuguang Wang	25,000	-	-	-	-	-	25,000
Ming Zhao	25,000	-	-	-	-	-	25,000
Charles Athle Nelson	25,000	-	-	-	-	-	25,000
Frank Shen	25,000	-		-	-	-	25,000
Zheng He	25,000	-	-	-	-	-	25,000

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our Ordinary Shares as of the date of this prospectus by:

●	each person who is known to be the beneficial owner of more than 5% of our Ordinary Shares;

●	each of our named executive officers and directors; and

●	all executive officers and directors as a group.

The amounts and percentages of Ordinary Shares beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

The beneficial ownership of our voting securities is based on 17,394,226 Ordinary Shares issued and outstanding as of the date of this prospectus and 26,544,222 Ordinary Shares to be outstanding after this offering, assuming the full exercise of 4,066,666 Warrants included in the Units issued in this offering. The business address of each of our directors and named executive officers is 50 Millstone Road, Building 400, Suite 130, East Windsor, NJ 08512.

Class of Shares	Directors and named Executive Officers**	Amount Beneficially Owned Prior to this Offering	Percent of Class Owned Prior to this Offering	Amount Beneficially Owned After this Offering	Percent of Class Owned After this Offering
Ordinary Shares	Peter Zuguang Wang(1)	6,014,240	34.57%	6,014,240	22.66%
Ordinary Shares	Raymond Z. Wang	186,500	1.07%	186,500	*
Ordinary Shares	Chenyang Wang	—	—	—	—
Ordinary Shares	Zheng He	—	—	—	—
Ordinary Shares	Frank Shen	2,500	*	2,500	*
Ordinary Shares	Charles Athle Nelson	2,500	*	2,500	*
Ordinary Shares	Ming Zhao	2,500	*	2,500	*
Ordinary Shares	All Directors and executive officers as a group (7 persons)	6,208,240	35.69%	6,208,240	23.39%

	5% Security Holders
Ordinary Shares	Peter Zuguang Wang and his affiliated entity(1)	6,014,240	34.57%	6,014,240	23.39%

*	Aggregate number of shares accounts for less than 1% of our total Ordinary Shares outstanding as of the date of this prospectus.

**	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(1)	Represents 2,500 Ordinary Shares directly owned by Peter Zuguang Wang and 6,011,740 Ordinary Shares held by Trendway Capital Limited, a company incorporated in Hong Kong and wholly owned by Peter Zuguang Wang.

RELATED PARTY TRANSACTIONS

Material Transactions with Related Parties

The relationship and the nature of related party transactions are summarized as follows:

Names and Relationship of Related Parties	Existing Relationship with the Company
Cenntro Holding Limited	Under common control of Peter Zuguang Wang
Cenntro Inc.	Under common control of Peter Zuguang Wang
Cenntro Smart Manufacturing Tech. Co., Ltd.	Under common control of Peter Zuguang Wang
Peter Zuguang Wang	Chairman of the Board of the Company
Xinchang County Jiuxin Investment Management Partnership (LP)	Under control of Mr. Mengxing He, the General Manger and one of the directors of Zhejiang Zhongchai Machinery Co. Ltd. (“Zhejiang Zhongchai”)
Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership)	Under common control of Peter Zuguang Wang

Summary of Balances with Related Parties

Due to related parties

	As of
	December 31, 2025	December 31, 2024
Due to related parties:
Cenntro Smart Manufacturing Tech. Co., Ltd.[1]	$-	$2,534
Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership)[2]	94,442	94,442
Cenntro Holding Limited[3]	1,341,627	1,341,627
Peter Zuguang Wang[4]	2,393,581	2,392,961
Xinchang County Jiuhe Investment Management Partnership (LP)[5]	-	5,205,979
Total	$3,829,650	$9,037,543

All balances of due to related parties as of December 31, 2025 and 2024 were unsecured, interest-free and had no fixed terms of repayments.

The balance of due to related parties as of December 31, 2025 and December 31, 2024 consisted of:

(1)	Employee wages paid by Cenntro Smart Manufacturing Tech. Co., Ltd. on the Company’s behalf;

(2)	Temporary borrowings from Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership);

(3)	Total dividend payment of $7.6 million declared by Zhongchai Holding to Cenntro Holding Limited. As of December 31, 2019, the balance was $1.34 million, and no further payments had been made since then;

(4)	Payable to Peter Zuguang Wang for capital reduction due to the dissolution of Shanghai Hengyu Business Management Consulting Co., Ltd. on July 10, 2023;

(5)	Total dividend payment of $4.7 million declared by Zhejiang Zhongchai to Xinchang County Jiuhe Investment Management Partnership (LP) and refund by Zhejiang Zhongchai to Xinchang County Jiuhe Investment Management Partnership (LP) of $5.85 million due to its termination of investment in Zhejiang Zhongchai. As of December 31, 2025, the balance was nil.

Due from related parties

	As of
	December 31,	December 31,
	2025	2024
Due from related parties-current:
Cenntro Inc.	840,000	-
Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership)	245,017	235,497
Total	$1,085,017	$235,497

The balance of due from related parties as of December 31, 2025 and 2024 consisted of:

Due from Cenntro Inc. was $0.84 million and nil as of December 31, 2025 and 2024, respectively. The amount of due from this related party represents a loan with an annual interest rate of 7.5% and will mature before April 14, 2026.

Due from Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership) was $0.25 million and $0.24 million as of December 31, 2025 and 2024, respectively. The amount of due from this related party represents a loan with annual interest rate of 4.785%.

Summary of Related Party Dividend Payment

A summary of dividend payment declared by Zhejiang Zhongchai to related parties for the years ended December 31, 2025 and 2024 are listed below:

	For the years ended December 31,
	2025	2024
Dividend payment to related parties:
Xinchang County Jiuxin Investment Management Partnership (LP)	674,520	—
Xinchang County Jiuhe Investment Management Partnership (LP)	—	5,934,100

Employment Agreements

See “Executive Compensation — Employment Agreements.”

DESCRIPTION OF SHARES

The summary of general terms and provisions of our capital stock set forth below does not purport to be complete and is subject to and qualified by reference to the Company’s Amended and Restated Memorandum of Association and Articles of Association (the “Memorandum and Articles of Association”), which is included as an exhibit to the Company’s most recent Annual Report on Form 10-K filed with the SEC and incorporated by reference herein as an exhibit. For additional information, please read the Memorandum and Articles of Association and the applicable provisions of the British Virgin Islands Laws

We are incorporated as a British Virgin Islands company limited by shares, and our affairs are governed by our memorandum and articles of association currently in effect (the “Memorandum and Articles of Association”) and the laws of the British Virgin Islands.

Our authorized shares consist of an unlimited number of shares, no par value per share, divided into the following classes:

(a)	Ordinary shares of no par value;

(b)	Class A preferred shares of no par value;

(c)	Class B preferred shares of no par value;

(d)	Class C preferred shares of no par value;

(e)	Class D preferred shares of no par value; and

(f)	Class E preferred shares of no par value.

In addition, we may by resolution of the board of directors, without shareholder consent, amend our Memorandum and Articles of Association to create new classes of preferred shares ranking pari passu with shares currently in issue, and fix the rights preferences and restrictions of such shares, as the directors of the board of directors in their sole discretion deem fit, which shares may be issued as one or more series.

As of the date of this prospectus, we have 17,394,226 Ordinary Shares outstanding, held of record by 14 shareholders. We currently have no preferred shares outstanding.

The following description summarizes the most important terms of our shares. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to our Memorandum and Articles of Association.

Ordinary Shares

The holders of Ordinary Shares are entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Holders of Ordinary Shares do not have any conversion, preemptive or other subscription rights and there will be no sinking fund provisions applicable to the Ordinary Shares, except that we will provide our public shareholders with the redemption rights set forth in our Memorandum and Articles of Association.

The rights, preferences and privileges of the holders of Ordinary Shares are subject to those of the holders of any preferred shares we may issue in the future.

Key Provisions of Our Memorandum and Articles of Association and British Virgin Islands Laws Affecting Our Ordinary Shares

The following are summaries of material terms and provisions of our Memorandum and Articles of Association and the BVI Business Companies Act 2004 (as amended), or the BVI Act, insofar as they relate to the material terms of our Ordinary Shares. This summary is not intended to be complete, and you should read the forms of our Memorandum and Articles of Association.

Voting Rights

Under the BVI Act, the Ordinary Shares are deemed to be issued when the name of the shareholder is entered in our register of members. Our register of members is maintained by our transfer agent, Continental Stock Transfer & Trust Company, which will enter the name of our shareholders in our register of members. If (a) information that is required to be entered in the register of shareholders is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of ours, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct us to pay all costs of the application and any damages the applicant may have sustained.

Subject to any rights or restrictions attached to any shares, at any general meeting on a show of hands every ordinary shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy will have one vote for each share held on all matters to be voted on by shareholders. Voting at any meeting of the ordinary shareholders is by show of hands unless a poll is demanded. A poll may be demanded by shareholders present in person or by proxy if the shareholder disputes the outcome of the vote on a proposed resolution and the chairman shall cause a poll to be taken.

There is nothing under the laws of the British Virgin Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors, but cumulative voting for the election of directors is permitted only if expressly provided for in the memorandum or articles of association. We have not made provisions in our Memorandum and Articles of Association for cumulative voting for such elections.

Under British Virgin Islands laws, the voting rights of shareholders are regulated by our Memorandum and Articles of Association and, in certain circumstances, the BVI Act. Our Memorandum and Articles of Association govern matters such as quorum for the transaction of business, rights of shares, and majority votes required to approve any action or resolution at a meeting of the shareholders or board of directors. Unless our Memorandum and Articles of Association otherwise provide, the requisite majority is usually a simple majority of votes cast.

Preemption Rights

British Virgin Islands laws do not make a distinction between public and private companies and some of the protections and safeguards (such as statutory preemption rights) that investors may expect to find in relation to a public company are not provided for under British Virgin Islands laws. Whilst there are preemption rights applicable to the issuance of new shares under British Virgin Islands law, such rights only apply where expressly stated in a company’s memorandum and articles of association and our Memorandum and Articles of Association expressly disapplies the statutory preemption rights.

Liquidation Rights

As permitted by British Virgin Islands laws and our Memorandum and Articles of Association, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if our assets are greater than our liabilities and we are able to pay our debts as they fall due.

Modification of Rights

As permitted by British Virgin Islands laws and our Memorandum and Articles of Association, the rights attached to the Ordinary Shares as specified in our Memorandum and Articles of Association may only be varied by a resolution passed at a meeting by the holders of more than 50% of the Ordinary Shares present at a duly convened and constituted meeting of the shareholders of the Company holding Ordinary Shares which were present at the meeting and voted unless otherwise provided by the terms of issue of such class.

Transfer of Shares

Subject to any applicable restrictions set forth in our Memorandum and Articles of Association, any of our shareholders may transfer all or any of his or her shares by a written instrument of transfer in the usual or common form or in any other form which our directors may approve.

Share Repurchase

As permitted by the BVI Act and our Memorandum and Articles of Association, shares may be repurchased, redeemed or otherwise acquired by us.

Dividends

Subject to the BVI Act and our Memorandum and Articles of Association, directors may declare dividends at a time and amount they think fit if they are satisfied, on reasonable grounds, that, immediately after distribution of the dividend, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. No dividend shall carry interest against us.

Board of Directors

We are managed by a board of directors (our “Board”) which currently consists of five directors. Our Memorandum and Articles of Association provide that the minimum number of directors shall be one and there shall be no maximum number of directors.

There are no share ownership qualifications for directors.

Meetings of our Board may be convened at any time deemed necessary by any of our directors.

A meeting of our Board will be quorate if at least a majority of the directors are present or represented by an alternate director. At any meeting of our directors, each director, whether by his or her presence or by his or her alternate, is entitled to one vote.

Questions arising at a meeting of our Board are required to be decided by simple majority votes of the directors present or represented at the meeting. Our Board may also pass unanimous written resolutions without a meeting.

Staggered Board of Directors

Our Memorandum and Articles of Association provide for a staggered Board consisting of two classes of directors. Our directors are appointed by our shareholders and are subject to rotational retirement every two years. The initial terms of office of the Class I and Class II directors have been staggered over a period of two years to ensure that all directors of the company do not face reelection in the same year. However, the directors may by resolution appoint a replacement director to fill a casual vacancy arising on the resignation, disqualification or death of a director. The replacement director will then hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation. There is nothing under the laws of the British Virgin Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors. Our Memorandum and Articles of Association do not provide for cumulative voting for such elections.

Duties of Directors

British Virgin Islands law provides that each of our directors, in exercising his powers or performing his duties, shall act honestly and in good faith and in what the director believes to be in the best interests of the company. Additionally, the director shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account the nature of the company, the nature of the decision and the position of the director and his responsibilities. In addition, British Virgin Islands laws provide that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes British Virgin Islands laws or the memorandum or articles of association of the company.

Interested Directors

The BVI Act provides that a director shall, after becoming aware that he is interested in a transaction entered into or to be entered into by the company, disclose that interest to our Board. The failure of a director to disclose that interest does not affect the validity of a transaction entered into by us or the director, so long as the director’s interest was disclosed to the Board prior to our entry into the transaction or was not required to be disclosed (for example where the transaction is between us and the director himself or is otherwise in the ordinary course of business and on usual terms and conditions). As permitted by British Virgin Islands laws and our Memorandum and Articles of Association, a director interested in a particular transaction may vote on it, attend meetings at which it is considered, and sign documents on our behalf which relate to the transaction.

Meetings of Shareholders

If our shareholders want us to hold a shareholder meeting, they may requisition the directors to hold one upon the written request of shareholders entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested. Under British Virgin Island laws, we may not increase the required percentage to call a meeting above 30%.

Subject to our Memorandum and Articles of Association, the director convening a meeting of members shall give not less than 10 nor more than 60 days’ written notice of such meeting to: (a) those members whose names on the date the notice is given appear as members in the share register of the Company and are entitled to vote at the meeting; and (b) the other directors.

A meeting called by shorter notice than that mentioned above will be valid if shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute a waiver in relation to all the shares which that shareholder holds.

A meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares entitled to vote at the meeting. A quorum may be comprised of a single shareholder or proxy and then such person may pass a resolution of shareholders and a certificate signed by such person accompanied where such person is a proxy by a copy of the proxy instrument shall constitute a valid resolution of shareholders.

Protection of Minority Shareholders

Under the laws of the British Virgin Islands, there is little statutory law for the protection of minority shareholders other than the provisions of the BVI Act dealing with shareholder remedies. One protection under statutory law is that shareholders may bring an action to enforce the BVI Act or our Memorandum and Articles of Association. Shareholders are entitled to have our affairs conducted in accordance with the BVI Act and our Memorandum and Articles of Association.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English common law, since the common law of the British Virgin Islands is limited. Under the general rule pursuant to English common law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of our affairs by the majority or the Board. However, every shareholder is entitled to have our affairs conducted properly according to British Virgin Islands laws and our constituent documents. As such, if those who control the company have disregarded the requirements of applicable law or the provisions of our Memorandum and Articles of Association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (1) a company is acting or proposing to act illegally or beyond the scope of its authority; (2) the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; (3) the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or; and (4) those who control the company are perpetrating a “fraud on the minority.”

Issuance of Additional Ordinary Shares

Our Memorandum and Articles of Association authorize our Board to issue additional Ordinary Shares from time to time as our Board shall determine, to the extent of available authorized but unissued shares.

Changes in Authorized Shares

We are authorized to issue an unlimited number of shares, which will have rights, privileges, restrictions and conditions attaching to them as the shares in issue. We may by resolution of directors or shareholders:

●	consolidate and divide all or any of our unissued authorized shares into shares of larger or smaller amount than our existing shares;

●	cancel any Ordinary Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person; or

●	create new classes of shares with preferences to be determined by resolution of the Board to amend our Memorandum and Articles of Association to create new classes of shares with such preferences at the time of authorization, although any such new classes of shares, with the exception of the preferred shares, may only be created with prior shareholder approval.

Inspection of Books and Records

Under British Virgin Islands law shareholders of our Ordinary Shares are entitled, on giving written notice to us, to inspect and make copies or take extracts of our: (a) Memorandum and Articles of Association; (b) register of shareholders; (c) register of directors; and (d) minutes of meetings and resolutions of shareholders and those classes of shareholders of which he is a shareholder.

Subject to our Memorandum and Articles of Association, our directors may, if they are satisfied that it would be contrary to our interest to allow a shareholder to inspect any document, or part of a document as referenced in (b), (c) or (d) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records. Where our directors exercise their powers in these circumstances, they shall notify the shareholder as soon as reasonably practicable.

Warrants

As of the date of this prospectus, we have 4,530,000 warrants outstanding, each exercisable to purchase one Ordinary Share of the Company at an exercise price of $4.49 per share until January 26, 2028, issued to an investor in July 2022.

Transfer Agent

The transfer agent for our Ordinary Shares is Continental Stock Transfer& Trust Company, located at 1 State Street 30th Floor, New York, NY 10004-1561. Their telephone number is (212) 509-4000.

Listing

Our Ordinary Shares are listed on Nasdaq under the symbol “GTEC”.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Units

We are offering 5,083,330 Units based on the public offering price of $1.20 per Unit on a firm commitment basis. Each Unit will consist of one Ordinary Share and four-fifths (4/5) of one Warrant, with each whole warrant exercisable to purchase one Ordinary Share. Each combination of five Warrants will be exercisable for four Ordinary Shares, and only whole Warrants are exercisable. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Ordinary Shares can each be purchased in this offering only with the accompanying Warrants as part of the Units, but the components of the Units will be immediately separable and will be issued separately in this offering.

Ordinary Shares

The material terms and provisions of our Ordinary Shares are described under the caption “Description of Shares” in this prospectus.

Warrants

The following summary of certain terms and provisions of each of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Warrants, which were filed as exhibit 4.2 to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the applicable form of Warrants.

Exercise Price and Duration. The Warrants will have a three-year term, will be immediately exercisable upon issuance, and have an initial exercise price of $1.20 per share.

If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the Ordinary Shares underlying the Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Ordinary Shares determined according to a formula set forth in the Warrant.

Whether or not an effective registration statement or prospectus is available, the Warrants may also be exercised in whole or in part by means of a “zero price exercise,” in which the holder will be entitled to receive such number of Ordinary Shares equal to the number of Ordinary Shares that would be issuable upon exercise of the Warrants if such exercise were by means of a cash exercise rather than a cashless exercise.

As a result of the zero price exercise option, we do not expect to receive any cash proceeds from the exercise of the Warrants, because it is highly unlikely that holders of Warrants would wish to pay an exercise price to receive one Ordinary Share when they could choose the zero exercise price option and pay no additional consideration to receive the share.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage (up to 9.99%), provided that any increase will not be effective until the 61st day after such election. It is the responsibility of the holder to determine whether any exercise would exceed the exercise limitation.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Absence of Trading Market. There is no established trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants will be limited.

Fundamental Transactions. In the event of a fundamental transaction, generally including any reorganization, recapitalization or reclassification of our Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation, merger, amalgamation or arrangement with or into another person, the acquisition of more than 50% of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Ordinary Shares, the holder will have the right to receive, for each share of Ordinary Shares that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor or acquiring corporation or of us if we are the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares for which the Warrant was exercisable immediately prior to such fundamental transaction. The holders of the Warrants may also require us to purchase the Warrants from the holders by paying to each holder an amount equal to the Black Scholes value of the remaining unexercised portion of the Warrants on the date of the fundamental transaction.

No Rights as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our Ordinary Shares, the holder of Warrants does not have the rights or privileges of a holder of our Ordinary Shares, including any voting rights, until the holder exercises the Warrant.

MATERIAL INCOME TAX CONSIDERATIONS

People’s Republic of China Taxation

We are a holding company incorporated in the British Virgin Islands and receive income by way of dividends paid to us from our subsidiaries, including our PRC subsidiaries. The Enterprise Income Tax Law of the PRC (the “EIT Law”) and its implementation rules provide that PRC-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a PRC domestic enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property, and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Circular 82, which provides guidance on the determination of the tax residence status of a PRC-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although the Company does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a PRC-controlled offshore incorporated enterprise within the meaning of SAT Circular 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Circular 82 to evaluate the tax residence status of the Company and its subsidiaries organized outside of China.

According to SAT Circular 82, a PRC-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, the records of the Company, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside China, same as our non-PRC subsidiaries. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that the Company and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Circular 82 were deemed applicable to us. As the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, however, we will continue to monitor our tax status.

If the PRC tax authorities determine that the Company is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from any dividends we pay to our shareholders that are non- resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of our Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to dividends or gains realized by non-PRC individuals, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is also unclear, however, whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. There is no guidance from the PRC government to indicate whether or not any tax treaties between the PRC and other countries would apply in circumstances where a non-PRC company was deemed to be a PRC tax resident, and thus there is no basis for expecting how tax treaty between the PRC and other countries may impact non-resident enterprises. See “Risk Factors — Risks Related to Doing Business in China — Under the PRC EIT Law, we may be classified as a ‘Resident Enterprise’ of China. Any classification as such will likely result in unfavorable tax consequences to us and our non-PRC shareholders” on page 26 of this prospectus.

Provided that the Company is not deemed to be a PRC resident enterprise, holders of our Ordinary Shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares. However, under SAT Bulletin 7, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Bulletin 7, and we may be required to expend valuable resources to comply with SAT Bulletin 7, or to establish that we should not be taxed under that bulletin.

Hong Kong Taxation

No tax is imposed in Hong Kong in respect of capital gains from the sale of property, such as our Ordinary Shares. Generally, gains arising from disposal of the Ordinary Shares which are held more than two years are considered capital in nature. However, trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where such gains are derived from or arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong profit tax. Liability for Hong Kong profits tax would therefore arise in respect of trading gains from the sale of Ordinary Shares realized by persons in the course of carrying on a business of trading or dealing in securities in Hong Kong where the purchase or sale contracts are effected (being negotiated, concluded and/or executed) in Hong Kong. Effective from April 1, 2018, profits tax is levied on a two-tiered profits tax rate basis, with the first HK$2 million of profits being taxed at 8.25% for corporations and 7.5% for unincorporated businesses, and profits exceeding the first HK$2 million being taxed at 16.5% for corporations and 15% for unincorporated businesses.

In addition, Hong Kong does not impose withholding tax on gains derived from the sale of stock in Hong Kong companies and does not impose withholding tax on dividends paid outside of Hong Kong by Hong Kong companies. Accordingly, investors will not be subject to Hong Kong withholding tax with respect to a disposition of their Ordinary Shares or with respect to the receipt of dividends on their Ordinary Shares, if any. No income tax treaty relevant to the acquiring, withholding or dealing in the Ordinary Shares exists between Hong Kong and the United States.

British Virgin Islands Taxation

The British Virgin Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the British Virgin Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the British Virgin Islands. No stamp duty is payable in the British Virgin Islands on the issue of shares by, or any transfers of shares of, British Virgin Islands companies (except those which hold interests in land in the British Virgin Islands). The British Virgin Islands is not party to any double tax treaties that are applicable to any payments made to or by us. There are no exchange control regulations or currency restrictions in the British Virgin Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the British Virgin Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to British Virgin Islands income or corporation tax.

United States Federal Income Taxation

The following is a summary of the material U.S. federal income tax considerations arising from and relating to the acquisition, ownership and disposition of the Ordinary Shares acquired pursuant to this prospectus, the exercise, disposition, and lapse of the Warrants acquired pursuant to this prospectus, and the acquisition, ownership, and disposition of the Ordinary Shares received upon exercise of the Warrants (the “Warrant Shares”). The Ordinary Shares, Warrants and Warrant Shares may be referred to in this summary as the “securities.”

This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities who are initial purchasers of our Ordinary Shares and Warrants pursuant to this offering and hold our securities as capital assets within the meaning of Section 1221(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion assumes that the Ordinary Shares and Warrants are separate and that any distributions made (or deemed made) by us on the Ordinary Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars. This discussion is a summary only and does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership and disposition of our securities by a prospective investor in light of its particular circumstances or that is subject to special rules under the U.S. federal income tax laws, including, but not limited to:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our securities as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our securities);

●	persons who acquired our securities pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our securities s through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our securities; or

●	persons holding our securities through a Trust.

The discussion set forth below is addressed only to U.S. Holders (defined below) that purchase our securities. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign, and other tax consequences to them of the purchase, ownership, and disposition of our securities.

Material Tax Consequences Applicable to U.S. Holders of Our Securities

The following brief summary sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our securities. It is directed to U.S. Holders of our securities and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This brief description does not deal with all possible tax consequences relating to ownership and disposition of our securities or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local, and other tax laws.

The following brief description applies only to U.S. Holders that hold securities as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of securities and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Passive Foreign Investment Company (“PFIC”) Consequences

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the U.S. Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we believe we are not a PFIC under the current PFIC rules for the fiscal year ending December 31, 2026. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares, our PFIC status will depend in large part on the market price of our Ordinary Shares. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend our liquid assets. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may still avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the U.S. Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed below under “- Dividends and Other Distributions” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the Ordinary Shares are regularly traded on Nasdaq and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the U.S. Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Ordinary Shares when inherited from a decedent that was previously a holder of our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election and ownership of those Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Ordinary Shares.

Application of PFIC Rules to the Warrants

The U.S. federal income tax treatment of the Warrants under the PFIC rules is unclear. A Warrant generally will not be treated as stock of the Company for PFIC purposes. Therefore, an election to make a Qualified Electing Fund (“QEF”) Election or a Mark-to-Market Election with respect to the Ordinary Shares generally would not apply to the Warrants. This treatment may be altered if the U.S. Holder has a QEF election in place with respect to the Ordinary Shares. However, there is no assurance that the IRS will agree with this conclusion. U.S. Holders of Warrants are urged to consult their own tax advisors regarding the application of the PFIC rules to their Warrants.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our securities and the elections discussed above.

Allocation of Purchase Price

The purchase price for each Unit will be allocated between the components (a combination of an Ordinary Share and the Warrant) in proportion to their relative fair market values at the time such securities are purchased by the U.S. Holder. This allocation of the purchase price will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in each component of the combination. The U.S. Holder must make its own determination of such value based on all the relevant facts and circumstances. The price allocated to each component should constitute the holder’s initial tax basis in that component, respectively.

Dividends and Other Distributions

As of the date of this prospectus, we have not issued dividends or other distributions on our Ordinary Shares. In the event that we do make distributions of cash or other property in the future, the following tax considerations will apply, subject to the PFIC rules discussed above. The gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is an income tax treaty between the United States and the British Virgin Islands, clause (1) is satisfied due to the tax treaty and that the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently includes the NYSE and Nasdaq. Should you receive any distributions of cash or other property on our Ordinary Shares in the future, you are strongly encouraged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Disposition of our Securities

Subject to the PFIC rules discussed above, you will recognize taxable gain or loss on any sale, exchange, or other taxable disposition of a security equal to the difference between the amount realized (in U.S. dollars) for the securities and your tax basis (in U.S. dollars) in the securities. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the securities for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Exercise, Lapse, or Redemption of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of an Ordinary Share on the exercise of a Warrant for cash. A U.S. Holder’s initial tax basis in an Ordinary Share received upon exercise of the Warrant generally will equal the sum of the U.S. Holder’s initial investment in the Warrant (that is, the portion of the U.S. Holder’s purchase price that is allocated to the Warrant, as described above under “Allocation of Purchase Price”) and the exercise price of such Warrant. A U.S. Holder’s holding period for an Ordinary Share received upon exercise of the Warrant will commence on the day following the date of exercise of the Warrant and will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in our Ordinary Shares received generally would equal the U.S. Holder’s tax basis in the Warrants exercised therefor. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period for our Ordinary Shares will commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of our Ordinary Shares would include the holding period of the Warrants exercised therefore. It is also possible that a cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized.

Alternative characterizations are also possible. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise, especially in light of the PFIC rules.

Possible Constructive Distributions

Depending on the circumstances, certain adjustments to the Warrants may be treated as constructive distributions. An adjustment which has the effect of preventing dilution pursuant to a bona fide reasonable adjustment formula generally is not taxable. The U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of Ordinary Shares that would be obtained upon exercise or through a decrease to the exercise price) as a result of a taxable distribution of cash or other property to the holders of our Ordinary Shares. Any such constructive distribution would generally be subject to tax as described under “Dividends and Other Distributions” above in the same manner as if the U.S. Holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange, or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the U.S. Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares.

Transfer Reporting Requirements

A U.S. Holder (including a U.S. tax-exempt entity) that transfers cash in exchange for equity of a newly created non-U.S. corporation may be required to file IRS Form 926 or a similar form with the IRS if (i) such person owned, directly or by attribution, immediately after the transfer at least 10% by vote or value of the corporation or (ii) if the transferred cash, when aggregated with all transfers made by such person (or any related person) within the preceding 12 month period, exceeds US$100,000. U.S. Holders should consult their tax advisors regarding the applicability of this requirement to their acquisition of our securities.

UNDERWRITING

Joseph Stone Capital, LLC is acting as representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus, the number of Units listed next to its name in the following table:

Underwriter	Number of Units
Joseph Stone Capital, LLC	5,083,330
Total	5,083,330

The underwriters are committed to purchase all the Units offered by us, if they purchase any Units. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the Units, Ordinary Shares, and Warrants subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Reimbursement

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us.

	Per Unit	Total
Public offering price	$1.20	$6,099,996
Underwriting discount (4%)	$0.048	$243,999.84
Non-accountable expense allowance (1%)(1)	$0.012	$60,999.96
Proceeds, before expenses, to us	$1.14	$5,794,996.2

(1)	We have agreed to pay a non-accountable expense allowance to the underwriters equal to 1.0% of the gross proceeds received in this offering.

The underwriters propose to offer the Units to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the Units to other securities dealers at such price less a concession not in excess of $0.024 per Unit. If all of the Units offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

We have agreed to pay the underwriters an advisory fee of $60,000 upon the closing of this offering. We have also agreed to pay up to $180,000 of the underwriters’ actual expenses relating to the offering, including legal expenses.

We estimate that the total expenses of the offering payable by us, excluding the discount and non-accountable expense allowance, will be approximately $478,860.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, our executive officers and directors and shareholders holding at least 10% of our outstanding Ordinary Shares have agreed, subject to certain exceptions, without the prior written consent of the representative not to directly or indirectly offer to sell, sell, pledge or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our Ordinary Shares, or enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our Ordinary Shares, for a period of three months from the date of this prospectus.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The underwriters may agree to allocate a number of securities to underwriter and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or retarding a decline in the market price of our Ordinary Shares. As a result, the price of our Ordinary Shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Ordinary Shares. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters and selling group members may engage in passive market making transactions in our Ordinary Shares on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which may receive customary fees.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain legal matters with respect to British Virgin Island laws in connection with the validity of the securities being offered by this prospectus and other legal matters will be passed upon for us by Ogier. Certain legal matters with respect to PRC laws in connection with this offering will be passed upon for us by Zhejiang T&C Law Firm. Certain legal matters with respect to United States federal securities law and New York law in connection with this offering will be passed upon for us by Hunter Taubman Fischer & Li LLC. Sichenzia Ross Ference Carmel LLP, New York, New York, is acting as counsel with respect to New York state and United States federal law for the underwriter. Legal matters as to PRC law will be passed upon for the underwriter by DeHeng Law Offices.

EXPERTS

The financial statements included elsewhere in this prospectus as of and for the fiscal year ended December 31, 2024 have been audited by Enrome LLP, an independent registered public accounting firm, as set forth in their report thereon included therein in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The office of Enrome LLP is located at 143 Cecil Street #19-03/04, GB Building, Singapore 069542.

The financial statements included elsewhere in this prospectus as of and for the fiscal year ended December 31, 2023 have been audited by WWC, P.C., an independent registered public accounting firm, as set forth in their report thereon included therein, in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The office of WWC, P.C. is located at 2010 Pioneer Court, San Mateo, CA 94403.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the SEC a registration statement under the Securities Act for the securities offered by this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

We file periodic reports and current reports under the Exchange Act, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other information with the SEC. These periodic reports and other information are available on the website of the SEC referred to above.

We make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website, https://ir.gtec-tech.com is not part of this prospectus.

GREENLAND TECHNOLOGIES HOLDING CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2025 AND DECEMBER 31, 2024

(IN U.S. DOLLARS)

	September 30,	December 31,
	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$3,942,129	$6,659,142
Restricted cash	-	1,952,653
Short term investment	29,098,513	18,535,354
Notes receivable	16,464,334	22,736,700
Accounts receivable, net	21,551,378	15,796,423
Inventories, net	23,860,032	23,378,090
Due from related parties-current, net	1,082,594	235,497
Advance to suppliers	1,523,765	1,810,157
Prepayments and other current assets	1,468,681	1,542,743
Total Current Assets	$98,991,426	$92,646,759

Non-current asset
Property, plant, equipment and construction in progress, net	12,283,577	13,140,534
Land use rights, net	3,287,991	3,269,999
Intangible assets	33,803	89,959
Deferred tax assets	437,287	426,485
Right-of-use assets	1,241,342	1,624,290
Fixed deposit	6,906,766	4,130,514
Other non-current assets	243,077	247,655
Total non-current assets	$24,433,843	$22,929,436
TOTAL ASSETS	$123,425,269	$115,576,195

The accompanying notes are an integral part of the unaudited consolidated financial statements.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2025 AND DECEMBER 31, 2024 (Continued)

(IN U.S. DOLLARS)

	September 30,	December 31,
	2025	2024

Current Liabilities
Notes payable-bank acceptance notes	$14,295,547	$19,366,241
Accounts payable	27,657,142	23,102,944
Taxes payables	2,061,033	1,200,681
Customer deposits	297,185	328,873
Due to related parties	3,832,249	9,037,543
Other current liabilities	2,484,741	3,985,008
Lease liabilities	549,338	516,673
Total current liabilities	$51,177,235	$57,537,963

Non-current liabilities
Lease liabilities	751,953	1,167,941
Deferred revenue	1,122,256	1,263,180
Warrant liability	521,838	2,338,223
Total non-current liabilities	$2,396,047	$4,769,344
TOTAL LIABILITIES	$53,573,282	$62,307,307

COMMITMENTS AND CONTINGENCIES	-	-
Shareholders’ equity
Ordinary shares, no par value, unlimited shares authorized; 17,394,226 and 13,594,530 shares issued and outstanding as of September 30, 2025 and December 31, 2024.	-	-
Additional paid-in capital	34,423,805	27,470,361
Statutory reserves	3,842,331	3,842,331
Retained earnings	39,113,142	32,602,105
Accumulated other comprehensive loss	(1,958,966)	(3,707,100)
Total shareholders’ equity attributed to Greenland Technologies Holding Corporation and subsidiaries	$75,420,312	$60,207,697
Non-controlling interest	(5,568,325)	(6,938,809)
TOTAL SHAREHOLDERS’ EQUITY	$69,851,987	$53,268,888

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$123,425,269	$115,576,195

The accompanying notes are an integral part of the unaudited consolidated financial statements.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

(UNAUDITED, IN U.S. DOLLARS)

	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Revenues	$23,401,597	$18,834,093	$66,798,947	$64,574,944
Cost of goods sold	15,828,001	13,868,406	46,813,620	47,188,133
Gross profit	7,573,596	4,965,687	19,985,327	17,386,811
Selling expenses	432,575	397,444	1,768,150	1,412,086
General and administrative expenses	1,514,734	1,202,242	9,580,264	4,585,163
Research and development expenses	560,668	437,978	1,085,845	2,548,765
Total operating expenses	$2,507,977	$2,037,664	$12,434,259	$8,546,014
INCOME FROM OPERATIONS	$5,065,619	$2,928,023	$7,551,068	$8,840,797
Interest income	429,159	237,333	741,116	622,278
Interest expense	-	(9,477)	-	(89,325)
Change in fair value of the warrant liability	1,525,352	(2,661,012)	1,816,385	243,312
Other income	485,857	208,676	927,677	1,023,713
INCOME BEFORE INCOME TAX	$7,505,987	$703,543	$11,036,246	$10,640,775
INCOME TAX EXPENSE	920,297	344,250	2,647,492	839,050
NET INCOME	$6,585,690	$359,293	$8,388,754	$9,801,725
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	853,168	1,043,684	1,877,717	3,333,003
NET INCOME (LOSS) ATTRIBUTABLE TO GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES	$5,732,522	$(684,391)	$6,511,037	$6,468,722
OTHER COMPREHENSIVE INCOME:	526,419	2,153,895	1,915,421	840,761
Unrealized foreign currency translation income attributable to Greenland Technologies Holding Corporation and subsidiaries	482,376	1,530,392	1,748,134	579,199
Unrealized foreign currency translation income attributable to non-controlling interest	44,043	623,503	167,287	261,562
Total comprehensive income attributable to Greenland technologies holding corporation and subsidiaries	6,214,898	846,001	8,259,171	7,047,921
Total comprehensive income attributable to noncontrolling interest	897,211	1,667,187	2,045,004	3,594,565
WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:	17,394,226	13,594,530	15,724,030	13,594,530
Basic and diluted	0.33	(0.05)	0.41	0.48

The accompanying notes are an integral part of the unaudited consolidated financial statements.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGE IN SHAREHOLDERS’ EQUITY

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

(UNAUDITED, IN U.S. DOLLARS, EXCEPT FOR SHARE DATA)

	Ordinary Shares		Additional	Accumulated Other			Non-	Total
	No Par Value		Paid-in	Comprehensive	Statutory	Retained	controlling	Shareholders’
	Shares	Amount	Capital	Income/(loss)	Reserve	Earnings	Interest	Equity
Balance as of December 31, 2023	13,594,530	-	$30,286,560	$(2,583,794)	3,842,331	$18,535,133	$573,171	$50,653,401
Net income	-	-	-	-	-	2,502,203	1,067,045	3,569,248
Foreign currency translation adjustment	-	-	-	(653,808)	-	-	(254,954)	(908,762)
Balance as of March 31, 2024	13,594,530	-	$30,286,560	$(3,237,602)	3,842,331	$21,037,336	$1,385,262	$53,313,887
Net income	-	-	-	-	-	4,650,910	1,222,274	5,873,184
Foreign currency translation adjustment	-	-	-	(297,385)	-	-	(106,987)	(404,372)
Balance as of June 30, 2024	13,594,530	-	$30,286,560	(3,534,987)	3,842,331	25,688,246	2,500,549	58,782,699
Net (loss) income	-	-	-	-	-	(684,391)	1,043,684	359,293
Foreign currency translation adjustment	-	-	-	1,530,392	-	-	623,503	2,153,895
Balance as of September 30, 2024	13,594,530	-	$30,286,560	(2,004,595)	3,842,331	25,003,855	4,167,736	61,295,887

Balance as of December 31, 2024	13,594,530	-	$27,470,361	$(3,707,100)	3,842,331	$32,602,105	$(6,938,809)	$53,268,888
Net income	-	-	-	-	-	4,003,783	559,053	4,562,836
Dividend	-	-	-	-	-	-	(188,222)	(188,222)
Foreign currency translation adjustment	-	-	-	412,136	-	-	35,960	448,096
Balance as of March 31, 2025	13,594,530	-	$27,470,361	$(3,294,964)	3,842,331	$36,605,888	$(6,532,018)	$58,091,598
Issuance of incentive common stocks award	3,799,696	-	6,953,444	-	-	-	-	6,953,444
Net loss (income)	-	-	-	-	-	(3,225,268)	465,496	(2,759,772)
Foreign currency translation adjustment	-	-	-	853,622	-	-	87,284	940,906
Balance as of June 30, 2025	17,394,226	-	$34,423,805	(2,441,342)	3,842,331	33,380,620	(5,979,238)	63,226,176
Net income	-	-	-	-	-	5,732,522	853,168	6,585,690
Dividend	-	-	-	-	-	-	(486,298)	(486,298)
Foreign currency translation adjustment	-	-	-	482,376	-	-	44,043	526,419
Balance as of September 30, 2025	17,394,226	-	$34,423,805	(1,958,966)	3,842,331	39,113,142	(5,568,325)	69,851,987

The accompanying notes are an integral part of the unaudited consolidated financial statements.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

(UNAUDITED, IN U.S. DOLLARS)

	For the nine months ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,388,754	$9,801,725
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,558,802	1,652,894
Amortization of deferred revenue	(170,494)	(171,025)
Increase in allowance for credit losses	-	570,111
Decrease in provision for inventories	-	(120,385)
Change in fair value of warrant liability	(1,816,385)	(243,312)
Deferred tax assets	-	(218,607)
Stock based compensation expense	6,953,444	-
Non-cash lease expenses	459,323	417,581
Accrued interest income derived from loan to related parties	(7,097)	(2,385)
Accrued expense	(2,002,502)	1,007,652
Changes in operating assets and liabilities:
Decrease (Increase) In:
Accounts receivable	(5,302,749)	(4,103,084)
Notes receivable	6,752,317	(222,638)
Inventories	60,185	3,067,395
Advance to suppliers	288,242	(337,532)
Other current and noncurrent assets	(12,077,748)	(1,796,856)
Increase (Decrease) In:
Accounts payable	3,940,411	753,849
Customer deposits	(35,202)	278,003
Other current liabilities	451,110	(944,133)
Income tax payable	818,321	-
Lease liabilities	(459,698)	(405,757)
NET CASH PROVIDED BY OPERATING ACTIVITIES	$7,799,034	$8,983,496

The accompanying notes are an integral part of the unaudited consolidated financial statements.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024 (Continued)

(UNAUDITED, IN U.S. DOLLARS)

	For the nine months ended September 30,
	2025	2024
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, equipment	$(265,467)	$(1,416,348)
Loan payment to third parties	(692,511)	(694,666)
Repayment of loans lend to third parties	277,004	-
NET CASH USED IN INVESTING ACTIVITIES	$(680,974)	$(2,111,014)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans	$-	$5,557,331
Repayments of short-term bank loans	-	(8,558,290)
Notes payable	(5,483,304)	(11,387,545)
Proceeds from related parties	160,000	-
Repayment of loans from related parties	(6,262,465)	-
Dividend paid	(674,520)	-
NET CASH USED IN FINANCING ACTIVITIES	$(12,260,289)	$(14,388,504)
NET DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	$(5,142,229)	$(7,516,022)
Effect of exchange rate changes on cash	472,563	52,116
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	8,611,795	28,189,387
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$3,942,129	$20,725,481
Bank balances and cash at end of period	3,942,129	17,633,936
Bank balances and cash included in assets classified as restricted cash at end of period	-	3,091,545

Supplemental Disclosure of Cash Flow Information
Income taxes paid	2,184,151	1,378,817
Interest paid	-	50,404

The accompanying notes are an integral part of the unaudited consolidated financial statements.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Greenland Technologies Holding Corporation (the “Company” or “Greenland”) designs, develops, manufactures and sells components and products for the global material handling industries.

Through its subsidiaries in the People’s Republic of China (the “PRC” or “China”), Greenland offers transmission products, which are key components for forklift trucks used in manufacturing and logistic applications, such as factories, workshops, warehouses, fulfilment centers, shipyards, and seaports. Forklifts play an important role in the logistic systems of many companies across different industries in China and globally. Generally, industries with the largest demand for forklifts include the transportation, warehousing logistics, electrical machinery, and automobile industries.

Greenland’s transmission products are used in 1-ton to 15-tons forklift trucks, some with mechanical shift and some with automatic shift. Greenland sells these transmission products directly to forklift-truck manufacturers. In the nine months ended September 30, 2025 and 2024, Greenland sold an aggregate of 123,856 and 114,075 sets of transmission products, respectively, to more than 100 forklift manufacturers in the PRC.

In January 2020, Greenland formed HEVI Corp. (“HEVI”), formerly known as Greenland Technologies Corp., to focus on the production and sale of electric industrial vehicles to meet the increasing demand for electric industrial vehicles and machinery powered by sustainable energy in order to reduce air pollution and lower carbon emissions. HEVI is a wholly owned subsidiary of Greenland incorporated under the laws of the State of Delaware. HEVI’s electric industrial vehicle products currently include GEF-series electric forklifts, a series of lithium powered forklifts with three models ranging in size from 1.8 tons to 3.5 tons, GEL-1800, a 1.8-ton rated load lithium powered electric wheeled front loader, GEX-8000, an all-electric 8.0-ton rated load lithium powered wheeled excavator, and GEL-5000, an all-electric 5.0 ton rated load lithium wheeled front loader. In addition, HEVI introduced a line of mobile DC battery chargers that support DC powered EV applications. These products are currently available for purchase in the United States (“U.S.”). In August 2022, Greenland launched a 54,000 square foot industrial electric vehicle assembly site in Baltimore, Maryland to support local services, assembly and distribution of its electric industrial heavy equipment products line. In July 2024, HEVI announced a partnership with Lonking Holdings Limited to develop and distribute heavy electric machinery and related technology specialized for the U.S. market. In August 2024, HEVI launched its H55L all-electric wheeled front-end loader, which can lift up to six tons in indoor and outdoor applications without the mess and emissions of diesel, and the H65L all-electric wheeled front-end loader, a lithium battery powered electric wheel loader commercially available in North America.

Greenland serves as the parent company of HEVI and Greenland Holding Enterprises Inc. (“Greenland Holding”), a company incorporated in the State of Delaware and a wholly-owned subsidiary of Greenland, which in turns holds 100% of the equity interests in Zhongchai Holding (Hong Kong) Limited, a holding company formed under the laws of the Hong Kong Special Administrative Region (“Hong Kong”) on April 23, 2009 (“Zhongchai Holding”). Zhongchai Holding’s subsidiaries include Zhejiang Zhongchai Machinery Co. Ltd., an operating company formed under the laws of the PRC in 2005 (“Zhejiang Zhongchai”), Hangzhou Greenland Energy Technologies Co., Ltd. (“Hangzhou Greenland”), an operating company formed under the laws of the PRC in 2019, and Hengyu Capital Limited, a company formed in Hong Kong on August 16, 2022 (“Hengyu Capital”). Through Zhongchai Holding and its subsidiaries, Greenland develops and manufactures traditional transmission products for material handling machineries in the PRC.

Greenland was incorporated on December 28, 2017 as a British Virgin Islands company with limited liability. Following the Business Combination (as described and defined below) in October 2019, the Company changed its name from Greenland Acquisition Corporation to Greenland Technologies Holding Corporation.

The Company’s Shareholders

As of September 30, 2025, Trendway Capital Limited owned 34.56% of Greenland’s outstanding Ordinary Shares. Trendway Capital Limited is controlled and beneficially owned by Mr. Peter Zuguang Wang, the chairman of the board of directors of the Company.

The Company’s Subsidiaries

Zhongchai Holding, the indirect wholly owned subsidiary of the Company, owns 89.47% of Zhejiang Zhongchai, 100% of Hangzhou Greenland and 62.5% of Hengyu Capital. HEVI is a wholly owned subsidiary of Greenland. Greenland Holding is a wholly owned subsidiary of the Company and holds 100% of the equity interests in Zhongchai Holding.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Zhejiang Zhongchai

Zhejiang Zhongchai, a limited liability company registered on November 21, 2005, is the direct operating subsidiary of Zhongchai Holding in the PRC. On April 5, 2007, Usunco Automotive Limited (“Usunco”), a British Virgin Islands limited liability company, invested US$8,000,000 for purchasing approximately 75.4717% equity interest of Zhejiang Zhongchai. On December 16, 2009, Usunco agreed to transfer its 75.4717% interest in Zhejiang Zhongchai to Zhongchai Holding. On April 26, 2010, Xinchang County Keyi Machinery Co., Ltd. transferred 24.5283% equity interest it owned in Zhejiang Zhongchai to Zhongchai Holding in exchange for a consideration of US$2.6 million. On November 1, 2017, Xinchang County Jiuxin Investment Management Partnership (LP) (“Jiuxin”), an entity controlled and beneficially owned by Mr. He Mengxing, president of Zhejiang Zhongchai, completed its investment of approximately RMB31,590,000 in Zhejiang Zhongchai for 10.53% of its interest. On December 29, 2021, Xinchang County Jiuhe Investment Management Partnership (LP) (“Jiuhe”), an entity controlled and beneficially owned by Mr. He Mengxing, president of Zhejiang Zhongchai, completed its investment of approximately RMB34,300,000 in Zhejiang Zhongchai for 20.00% of its interest. On November 25, 2024, Jiuhe withdrew its investment in Zhejiang Zhongchai. As a result, the equity interests in Zhejiang Zhongchai was redistributed between Zhongchai Holding and Jiuxin. As of September 30, 2025, Zhongchai Holding owned approximately 89.47% of the equity interests and Jiuxin owned approximately 10.53% of the equity interests.

Through Zhejiang Zhongchai, the Company has been engaging in the manufacturing and sales of transmission systems mainly for forklift trucks since 2006. These forklift trucks are used in manufacturing and logistics applications, such as factory, workshop, warehouse, fulfilment centers, shipyards and seaports. The transmission systems are the key components for forklift trucks. The Company supplies transmission systems to forklift truck manufacturers. Its transmission systems fit for forklift trucks ranging from 1 to 15 tons, with either mechanical shift or automatic shift. All the products are currently manufactured at the Company’s facility in Xinchang, Zhejiang Province, the PRC and are sold to both domestic and oversea markets.

Hangzhou Greenland

Hangzhou Greenland is a limited liability company registered on August 9, 2019 in Hangzhou Sunking Plaza, Zhejiang, the PRC. Hangzhou Greenland engages in the business of trading construction engineering machinery, electronic components, hardware, and others.

HEVI

HEVI was incorporated on January 14, 2020 under the laws of the State of Delaware. HEVI is a wholly owned subsidiary of Greenland and promotes sales of sustainable alternative products for the heavy industrial equipment industry, including electric industrial vehicles, in the North American market.

Hengyu Capital

Hengyu Capital is a limited liability company registered on August 16, 2022 in Hong Kong. The main business of Hengyu Capital is to engage in investment management and consulting services.

Greenland Holding Enterprises Inc.

Greenland Holding Enterprises Inc. is a holding company registered on August 28, 2023 in the State of Delaware with no operations.

Details of the Company’s subsidiaries, which are included in these unaudited consolidated financial statements as of September 30, 2025, are as follows:

Name	Domicile and Date of Incorporation	Paid-in Capital		Ownership Percentage	Principal Activities
Zhongchai Holding (Hong Kong) Limited	Hong Kong April 23, 2009	HKD	10,000	100%	Holding
Zhejiang Zhongchai Machinery Co., Ltd.	PRC November 21, 2005	RMB	20,000,000	89.47%	Manufacture, sale of various transmission boxes
Hangzhou Greenland Energy Technologies Co., Ltd.	PRC August 9, 2019	RMB	8,669,482	100%	Trading
HEVI Corp.	Delaware January 14, 2020	USD	6,363,557	100%	U.S. operation and distribution of electric industrial vehicles for North American market
Hengyu Capital, Ltd	Hong Kong August 16, 2022	HKD	10,000	62.5%	Investment management and consulting services
Greenland Holding Enterprises Inc.	Delaware August 28, 2023	USD	1	100%	Holding

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the U.S. Securities and Exchange Commission.

Principles of Consolidation

The unaudited consolidated financial statements are prepared in accordance with U.S. GAAP. The unaudited consolidated financial statements include the financial statements of the Company and its subsidiaries, which include Hong Kong-registered entities and PRC-registered entities directly or indirectly owned by the Company. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation. The results of subsidiaries acquired or disposed of are recorded in the consolidated income statements from the effective date of acquisition or up to the effective date of disposal, as appropriate.

A subsidiary is an entity in which (i) the Company directly or indirectly controls more than 50% of the voting power; or (ii) the Company has the power to appoint or remove the majority of the members of the board of directors or to cast a majority of votes at the meetings of the board of directors or to govern the financial and operating policies of the investee pursuant to a statute or under an agreement among the shareholders or equity holders.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities on the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. In accordance with ASC 250, the changes in estimates will be recognized in the same period of changes in facts and circumstances. The Company bases its estimates on past experiences and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Estimates are used when accounting for items and matters including, but not limited to, allowances for expected credit losses, estimates for inventory provisions, useful lives and impairment of long-lived assets, and valuation allowance for deferred tax assets.

Non-controlling Interest

Non-controlling interests in the Company’s subsidiaries are recorded in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 810 Consolidation (“ASC 810”) and are reported as a component of equity, separate from the parent’s equity. Purchase or sale of equity interests that do not result in a change of control are accounted for as equity transactions. Results of operations attributable to the non-controlling interest are included in our consolidated results of operations and, upon loss of control, the interest sold, as well as interest retained, if any, will be reported at fair value with any gain or loss recognized in earnings.

Foreign Currency Translation

Since the Company operates primarily in the PRC, the Company’s functional currency is the Renminbi (“RMB”). The Company’s financial statements have been translated into the reporting currency of the United States Dollar (“USD”, “US$” or “$”). Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at the historical exchange rate when the transaction occurs. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income (loss). Gains and losses resulting from the translation of foreign currency transactions and balances are reflected in the results of operations.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the audited consolidated financial statements or otherwise disclosed in this report were as follows:

	As of
	September 30, 2025	December 31, 2024
Period end RMB: US$ exchange rate	7.1190	7.2993

	For the nine months ended September 30,
	2025	2024
Period average RMB: US$ exchange rate	7.2201	7.2150

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations.

Cash and Cash Equivalents

For financial reporting purposes, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its bank accounts with various financial institutions primarily in mainland China and the U.S. The Company has not experienced any losses in bank accounts.

Restricted Cash

Restricted cash represents amounts held by a bank as security for bank acceptance bills, as well as the financial product secured for the short-term bank loan and therefore is not available for the Company’s use until such time as the bank acceptance notes and bank loans have been fulfilled or expired, normally within a twelve-month period.

The following represents a reconciliation of cash and cash equivalents in the consolidated balance sheets to total cash, cash equivalents and restricted cash in the consolidated statements of cash flows as of September 30, 2025 and December 31, 2024:

	September 30, 2025	December 31, 2024
Cash and cash equivalents	$3,942,129	$6,659,142
Restricted cash	-	1,952,653
Cash, cash equivalents and restricted cash	$3,942,129	$8,611,795

Fair Value of Financial Instruments

The Company applies the provisions of ASC 820, Fair Value Measurements and Disclosures, to the financial instruments that are required to be carried at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company uses a three-tier fair value hierarchy based upon observable and non-observable inputs that prioritizes the information used to develop our assumptions regarding fair value. Fair value measurements are separately disclosed by level within the fair value hierarchy.

●	Level 1—defined as observable inputs such as quoted prices in active markets for identical assets or liabilities;

●	Level 2—defined as inputs other than quoted prices in active markets, that are either directly or indirectly observable; and

●	Level 3—defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company considers the carrying amount of its financial assets and liabilities, which consist primarily of cash and cash equivalents, short term investment, accounts receivable, notes receivables, due from/to a related party, other receivables, fixed deposit, accounts payables, other payables, and warrant liability, approximate the fair value of the respective assets and liabilities as of September 30, 2025 and December 31, 2024 owing to their short-term or present value nature or present value of the assets and liabilities. For operating lease liabilities and financing lease liabilities, fair value approximates their carrying value at the year-end as the fair value is estimated by used discounted cash flow, in which interest rates used to discount the host contracts approximate market rates. For the nine months end June 30, 2025 and 2024, there are no transfers between different levels of inputs used to measure fair value.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The following table summarizes the fair value measurements of assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2025:

(amount in absolute value)	Active Market for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total Carrying Value
Short term investment	$29,098,513	-	-	$29,098,513
Warrants liability	-	521,838	-	521,838

Total	$29,098,513	521,838	-	$29,620,351

Accounts Receivable

Accounts receivable are recorded at the gross billing amount less an allowance for expected credit losses from the customers. Accounts receivable do not bear interest.

Since January 1, 2023, the Company adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), using the modified retrospective transition method. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. Upon adoption, the Company changed the impairment model to utilize a forward-looking current expected credit losses (CECL) model in place of the incurred loss methodology for financial instruments measured at amortized cost and receivables resulting from the application of ASC 606, including contract assets.

The Company maintains an allowance for credit losses in accordance with ASC Topic 326, Credit Losses (“ASC 326”) and records the allowance for credit losses as an offset to accounts receivable and contract assets, and the estimated credit losses charged to the allowance in the combined statements of operations and comprehensive income (loss). The Company assesses collectability by reviewing accounts receivable on a collective basis where similar characteristics exist, primarily based on similar business lines, services or product offerings and on an individual basis when the Company identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the accounts receivable balances and contract assets balances, credit quality of the Company’s customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customer.

Inventories

Inventories are stated at the lower of cost or net realizable value, which is based on estimated selling prices less any further costs expected to be incurred for completion and disposal. Cost of raw materials is calculated using the weighted average method and is based on purchase cost. Work-in-progress and finished goods costs are determined using the weighted average method and comprise direct materials, direct labor and an appropriate proportion of overhead.

Advance to Suppliers

Advance to suppliers represents interest-free cash paid in advance to suppliers for purchases of parts and/or raw materials. The balance of advance to suppliers was $1.52 million and $1.81 million as of September 30, 2025 and December 31, 2024, respectively.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation, and include expenditure that substantially increases the useful lives of existing assets. Expenditures for repairs and maintenance, which do not extend the useful life of the assets, are expensed as incurred.

Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives are as follows:

Buildings	20 years
Machinery	2~10 years
Motor vehicles	4 years
Electronic equipment	3~5 years

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

When assets are sold or retired, their costs and accumulated depreciation are eliminated from the consolidated financial statements and any gain or loss resulting from their disposal is recognized in the period of disposition as an element of other income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Construction in process

Property, plant, and equipment that are purchased or constructed which require a period of time before the assets are ready for their intended use are accounted for as construction-in-progress. Construction-in-progress is recorded at acquisition cost, including installation costs. Construction-in-progress is transferred to specific property and equipment accounts and commences depreciation when these assets are ready for their intended use.

Land Use Rights

According to the PRC laws, the government owns all the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. The land use rights granted to the Company are being amortized using the straight-line method over the lease term of fifty years.

Impairment of Long-Lived Assets

Long-lived assets are evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying amounts may not be recoverable in accordance with FASB ASC 360, “Property, Plant and Equipment”.

In evaluating long-lived assets for recoverability, the Company uses its best estimate of future cash flows expected to result from the use of the asset and eventual disposition in accordance with FASB ASC 360-10-15. To the extent that estimated future, undiscounted cash inflows attributable to the asset, less estimated future, undiscounted cash outflows, are less than the carrying amount, an impairment loss is recognized in an amount equal to the difference between the carrying value of such asset and its fair value. Assets to be disposed of and for which there is a committed plan of disposal, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell. There was no impairment loss recognized for the nine months ended September 30, 2025 and 2024.

Operating leases

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), which is effective for annual reporting periods (including interim periods) beginning after December 15, 2018. The Company adopted the Topic 842 on January 1, 2020 using a modified retrospective approach reflecting the application of the standard to leases existing at, or entered after, the beginning of the earliest comparative period presented in the consolidated financial statements.

The Company, through its subsidiary, leases its assembly site, which are classified as operating leases in accordance with Topic 842. Operating leases are required to be recorded on the balance sheet as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. The Company has elected the package of practical expedients, which allows the Company not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date, and (3) initial direct costs for any expired or existing leases as of the adoption date. The Company elected the short-term lease exemption for the lease terms that are 12 months or less.

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Company assesses whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset. The right-of-use assets and related lease liabilities are recognized at the lease commencement date. The Company recognizes operating lease expenses on a straight-line basis over the lease term and had no finance leases for any of the periods stated herein.

The right-of-use of asset is initially measured at cost, which comprises the initial amount of the lease liabilities adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received. All right-of-use assets are reviewed for impairment annually. There was no impairment for right-of-use lease assets as of September 30, 2025 and December 31, 2024.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

In accordance with ASC Topic 606, “Revenue from Contracts with Customers,” the Company recognizes revenues when goods or services are transferred to customers in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. In determining when and how revenues are recognized from contracts with customers, the Company performs the following five-step analysis: (i) identification of contract with customer; (ii) determination of performance obligations; (iii) measurement of the transaction price; (iv) allocation of the transaction price to the performance obligations and (v) recognition of revenues when (or as) the Company satisfies each performance obligation.

Contracts with Customers and Performance Obligations

The Company’s contracts with customers are primarily purchase orders for the sale of its transmission products. These contracts have commercial substance and are short-term in nature, with a contract term of one year or less. The transaction price in these contracts is fixed, based on the agreed-upon unit price and quantity. Payment is typically due within two months after the customer’s acceptance of the goods. The Company has concluded that the promise to transfer each unit of product is the only performance obligation in these contracts. This promise is distinct, as the customer can benefit from the product either on its own or together with other readily available resources, and the Company’s promise to transfer the good is separately identifiable from any other promises in the contract (as defined by ASC 606-10-25-19). The Company’s standard warranty is not assessed as a separate performance obligation as it does not provide a service beyond assuring that the product complies with agreed-upon specifications.

Contract assets

A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If the Company performs by transferring goods or services to a customer before the customer pays consideration or before payment is due, a contract asset is recognized for the earned consideration that is conditional. The Company does not have contract assets for the years presented.

Contract liabilities

The contract liabilities represent consideration that the Company has received but has not satisfied the related performance obligations. Contract liabilities primarily relate to the payments received for product selling in advance of revenue recognition and deferred revenue, primarily related to government subsidies received in advance of satisfying the related performance conditions. The decrease in deferred revenue is primarily due to the recognition of grant income as the associated qualifying conditions were met during the period.

The Company derives revenues from the processing, distribution and sale of its products. The Company recognizes its revenues net of value-added taxes (“VAT”). The Company is subject to VAT which had been levied at the rate of 17% on the invoiced value of sales until April 30, 2018, after which date the rate was reduced to 16%. VAT rate was further reduced to 13% starting from April 1, 2019. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.

Revenues are recognized at a point in time once the Company has determined that the customer has obtained control over the product. Control is typically deemed to have been transferred to the customer when the performance obligation is fulfilled, usually at the time of customers’ acceptance or consumption, at the net sales price (transaction price) and each of the criteria under ASC 606 have been met. Contract terms may require the Company to deliver the finished goods to the customers’ location or the customer may pick up the finished goods at the Company’s factory. Revenue is recognized only upon the customer’s formal acknowledgement of receipt, as evidenced by a signed delivery acceptance document, at which point the risks and rewards of goods are transferred to customers. International sales are recognized when shipment clears customs and leaves the port. Payments due within two months after customers’ acceptance or consumption.

The Company adopted ASC 606 on January 1, 2018, using the transition method of Modified-Retrospective Method (“MRM”). The adoption of ASC 606 had no impact on the Company’s beginning balance of retained earnings.

The Company’s contracts are all short-term in nature with a contract term of one year or less. Receivables are recorded when the Company has an unconditional right to consideration.

Contracts do not offer any price protection but allow for the return of certain goods if there is a quality problem, which is standard warranty. The Company’s product returns and recorded reserve for sales returns were minimal for the nine months ended September 30, 2025 and 2024. The total sales return amount accounted for around 0.11% of the total revenue of Greenland for the nine months ended September 30, 2025 and 2024. The total warrants expenditures amount accounted for around 0.21% and 0.48% of the total revenue of Greenland for the nine months ended September 30, 2025 and 2024, respectively.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The following table sets forth disaggregation of revenue:

	For the three months ended September 30,		For the nine months ended September 30,
Major Products	2025	2024	2025	2024
Transmission boxes for Forklift	$22,732,648	$18,126,164	$64,684,975	$60,936,495
Transmission boxes for Non-Forklift (Electric Vehicles, etc.)	668,949	707,929	2,113,972	3,638,449
Total	$23,401,597	$18,834,093	$66,798,947	$64,574,944

Cost of Goods Sold

Cost of goods sold consists primarily of material costs, freight charges, purchasing and receiving costs, inspection costs, internal transfer costs, wages, employee compensation, amortization, depreciation and related costs, which are directly attributable to the production of products. Write-down of inventory to lower of cost or net realizable value is also recorded in cost of goods sold.

Selling Expenses

Selling expenses include operating expenses such as payroll and traveling and transportation expenses.

General and Administrative Expenses

General and administrative expenses include management and office salaries and employee benefits, depreciation for office facility and office equipment, travel and entertainment, legal and accounting, consulting fees and other office expenses.

Research and Development

Research and development costs are expensed as incurred and totaled approximately $0.56 million and $0.44 million for the three months ended September 30, 2025 and 2024, respectively. Research and development costs are expensed as incurred and totaled approximately $1.09 million and $2.55 million for the nine months ended September 30, 2025 and 2024, respectively. Research and development costs are incurred on a project specific basis.

Government Subsidies

Government subsidies are recognized when there is reasonable assurance that the subsidy will be received and all attaching conditions will be complied with. When the subsidy relates to an expense item, it is recognized as income over the periods necessary to match the subsidy on a systematic basis to the costs that it is intended to compensate. Where the subsidy relates to an asset, it is recognized as other long-term liabilities and is released to the statement of operations over the expected useful life in a consistent manner with the depreciation method for the relevant asset. Total government subsidies recorded in the deferred revenue were $1.12 million and $1.26 million as of September 30, 2025 and December 31, 2024, respectively.

Income Taxes

The Company accounts for income taxes following the liability method pursuant to FASB ASC 740 “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company also follows FASB ASC 740, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of September 30, 2025 and December 31, 2024, the Company did not have a liability for unrecognized tax benefits. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary. The Company’s historical tax years will remain open for examination by the local authorities until the statute of limitations has passed.

Value-Added Tax

Enterprises or individuals, who sell commodities, engage in repair and maintenance or import or export goods in the PRC are subject to a value added tax in accordance with PRC Laws. The VAT standard rate had been 17% of the gross sale price until April 30, 2018, after which date the rate was reduced to 16%. VAT rate was further reduced to 13% starting from April 1, 2019. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on the sales of the finished products.

Statutory Reserve

In accordance with the PRC Regulations on Enterprises with Foreign Investment, an enterprise established in the PRC with foreign investment is required to provide for certain statutory reserves, namely (i) a General Reserve Fund, (ii) an Enterprise Expansion Fund and (iii) a Staff Welfare and Bonus Fund, which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A wholly owned foreign enterprise is required to allocate at least 10% of its annual after-tax profit to the General Reserve Fund until the balance of such fund has reached 50% of its respective registered capital. A non-wholly owned foreign invested enterprise is permitted to provide for the above allocation at the discretion of its board of directors. Appropriations to the Enterprise Expansion Fund and Staff Welfare and Bonus Fund are at the discretion of the board of directors for all foreign invested enterprises. The reserves can only be used for specific purposes and are not distributable as cash dividends.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during the year from transactions and other events, excluding the changes resulting from investments by owners and distributions to owners, and is not included in the computation of income tax expense or benefit. Accumulated comprehensive income consists of foreign currency translation. The Company presents comprehensive income (loss) in accordance with ASC Topic 220, “Comprehensive Income”.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per share

The Company calculates earnings per share in accordance with ASC Topic 260 “Earnings per Share.” Basic earnings per share is computed by dividing the net income(loss) attributable to Greenland Technologies Holding Corporation, by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional ordinary shares that would have been outstanding if the potential ordinary shares equivalents had been issued and if the additional ordinary shares were dilutive.

Segments Reporting

Based on the criteria established by ASC 280, Segment Reporting, the Company uses the management approach in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions, allocating resources and assessing performance as the source for determining the Company’s reportable segments. The Company has internal reporting of net revenues, cost of revenues and expenses by nature as a whole. Management has determined that the Company operates in one segment.

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and environmental claims arising out of the normal course of businesses that relate to a wide range of matters, including among others, contracts breach liability. The Company records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. The Company’s management has evaluated all such proceedings and claims that existed as of September 30, 2025 and December 31, 2024. Normal course of businesses that relate to a wide range of matters, including among others, contracts breach liability. The Company records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. The Company’s management has evaluated all such proceedings and claims that existed as of September 30, 2025 and December 31, 2024.

Related Party

In general, related parties exist when there is a relationship that offers the potential for transactions at less than arm’s-length, favorable treatment, or the ability to influence the outcome of events different from that outcome which might result in the absence of that relationship. A related party may be any of the following: a) an affiliate, which is a party that directly or indirectly controls, is controlled by, or is under common control with another party; b) a principle owner, owner of record or known beneficial owner of more than 10% of the voting interest of an entity; c) management, which are persons having responsibility for achieving objectives of the entity and requisite authority to make decision; d) immediate family of management or principal owners; e) a parent company and its subsidiaries; f) other parties that have ability to significant influence the management or operating policies of the entity; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its or their own separate interests. The Company discloses all significant related party transactions.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Uncertainty and Risks

Credit Risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of September 30, 2025, cash and cash equivalents of $10,831,842 were deposited in financial institutions in the PRC, and each bank account is insured by the PRC government with the maximum limit of RMB500,000 (equivalent $69,800). To limit exposure to credit risk relating to deposits, the Company primarily places cash and cash equivalent with large financial institutions in China which management believes are of high credit quality and the Company also continually monitors their credit worthiness.

A significant portion of the Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. In addition, the Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, rates and methods of taxation among other factors.

Foreign currency risk

The Company cannot guarantee that the current exchange rate will remain steady. Therefore, there is a possibility that the Company could post the same amount of profit for two comparable periods and yet, because of the fluctuating exchange rate, record higher or lower profit depending on exchange rate of RMB converted to U.S. dollars on the relevant dates. The exchange rate could fluctuate depending on changes in the political and economic environment without notice.

Concentration risks

Accounts receivable are typically unsecured and derived from goods sold to customers that are located primarily in China, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of customers’ creditworthiness and its ongoing monitoring of outstanding balances. The Company has a concentration of its receivables with specific customers. As of September 30, 2025, no customer accounted for more than 10% of total accounts receivable. As of December 31, 2024, two customers accounted for 12.78% and 10.33% of total accounts receivable, respectively.

For the nine months ended September 30, 2025, one customer accounted for 15.31% of total revenue. For the nine months ended September 30, 2024, two customers accounted for 13.81% and 12.55% of total revenue, respectively.

There were no suppliers representing more than 10% of the Company’s total purchases for the nine months ended September 30, 2025 and 2024, respectively.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in the ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). Management’s assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period-end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, they are recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, they are recorded as warrant liability at their initial fair value on the date of issuance and subject to remeasurement each balance sheet date with changes in the estimated fair value of the warrants to be recognized as a non-cash gain or loss in the statement of operations and comprehensive income.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Accounting Pronouncements

Recent accounting pronouncements that the Company has adopted or may be required to adopt in the future are summarized below:

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires incremental disclosures about specific expense categories, including but not limited to, purchases of inventory, employee compensation, depreciation, amortization and selling expenses. The amendments are effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted and the amendments may be applied either prospectively or retrospectively. Management is currently evaluating this ASU to determine its impact on the Company’s disclosures.

In January 2025, the FASB issued ASU 2025-01 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40). The FASB issued ASU 2024-03 on November 4, 2024. ASU 2024-03 states that the amendments are effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Following the issuance of ASU 2024-03, the FASB was asked to clarify the initial effective date for entities that do not have an annual reporting period that ends on December 31 (referred to as non-calendar year-end entities). Because of how the effective date guidance was written, a non-calendar year-end entity may have concluded that it would be required to initially adopt the disclosure requirements in ASU 2024-03 in an interim reporting period, rather than in an annual reporting period. The FASB’s intent in the basis for conclusions of ASU 2024-03 is clear that all public business entities should initially adopt the disclosure requirements in the first annual reporting period beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027.

In February 2025, the FASB issued ASU 2025-02, Liabilities (405): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 122 (“ASU 2025-02”) amends the Accounting Standards Codification to remove the text of SEC Staff Accounting Bulletin (“SAB”) 121 “Accounting for Obligations to Safeguard Crypto-Assets an Entity Holds for its Platform Users” as it has been rescinded by the issuance of SAB 122. ASU 2025-02 is effective immediately and is not expected to have an impact on the Company’s financial statements.

In April 2025, the FASB issued ASU 2025-04 – Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer, which revises the definition of performance condition for share-based consideration payable to a customer, eliminates the forfeiture policy election for awards granted to customers (unless granted in exchange for a distinct good or service), and clarifies applicability of the variable consideration constraint. The ASU will be effective for annual reporting periods (including interim periods within annual reporting periods) beginning after December 15, 2026, for all entities. Early adoption is permitted for both interim and annual financial statements that have not yet been issued. The Company is evaluating the impact of the adoption of this guidance.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets: Introduces a practical expedient for all entities and an accounting policy election for entities other than public business entities to simplify the estimation of expected credit losses for current accounts receivable and current contract assets arising from revenue contracts under Topic 606. The practical expedient allows entities to assume that current conditions as of the balance sheet date remain unchanged for the remaining life of the asset, thereby reducing the need for complex macroeconomic forecasts. The amendments are effective for annual periods beginning after December 15, 2025, with early adoption permitted. The Company is evaluating the impact of the adoption of this guidance.

In September 2025, the FASB issued ASU 2025-06, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software: Modernizes the accounting for internal-use software costs by removing all references to prescriptive software development stages and introducing a single capitalization threshold based on management’s authorization and commitment to fund the project, and the probability of completion. The amendments also incorporate website development cost guidance into Subtopic 350-40 and clarify disclosure requirements. The new guidance is effective for annual periods beginning after December 15, 2027, with early adoption permitted. Entities may apply the amendments prospectively, retrospectively, or using a modified transition approach. The Company is evaluating the impact of the adoption of this guidance.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on, or are unrelated to, its consolidated financial condition, results of operations, cash flows or disclosures.

NOTE 3 – SHORT TERM INVESTMENT

As of September 30, 2025 and December 31, 2024, the Company’s short term investment amounted to $29,098,513 and $18,535,354, respectively. During the nine months ended September 30, 2025, the Company purchased bank management products in a total amount of $27,908,201 (RMB201,500,000). As of September 30, 2025, the fair value of the Company’s bank management products was $29,098,513 (RMB207,152,312).

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – CONCENTRATION ON REVENUES AND COST OF GOODS SOLD

Concentration of major customers and suppliers:

	For the nine months ended September 30,
	2025		2024
Major customers representing more than 10% of the Company’s revenues
Company A	$10,229,593	15.31%	$8,917,263	13.81%
Company B	6,665,343	9.98%	8,101,045	12.55
Total Revenues	$16,894,936	25.29%	$17,018,308	26.36%

	As of
	September 30, 2025		December 31, 2024
Major customers of the Company’s accounts receivable, net
Company A	1,886,872	8.76%	1,631,916	10.33%
Company B	1,783,577	8.28%	2,018,589	12.78%
Company C	1,151,649	5.34%	861,405	5.45%
Company D	963,121	4.47%	546,310	3.46%
Company E	935,568	4.34%	-	-%
Company F	885,019	4.11%	292,779	1.85%
Company G	810,988	3.75%	985,379	6.24%
Total	$8,416,794	39.05%	$6,336,378	40.11%

Accounts receivable from the Company’s major customers accounted for 39.05% and 40.11% of total accounts receivable balances as of September 30, 2025 and December 31, 2024, respectively.

There were no suppliers representing more than 10% of the Company’s total purchases for the nine months ended September 30, 2025 and 2024, respectively.

NOTE 5 – ACCOUNTS RECEIVABLE

Accounts receivable is net of allowance for expected credit losses.

	As of
	September 30, 2025	December 31, 2024
Accounts receivable	$21,551,378	$15,796,423
Less: allowance for expected credit losses	-	-
Accounts receivable, net	$21,551,378	$15,796,423

Changes in the allowance for expected credit losses are as follows:

	For the Nine Months Ended September 30, 2025	For the Year Ended December 31, 2024
Beginning balance	$-	$867,865
Reversal of provision charged to expense	-	(856,311)
Effect of foreign exchange change	-	(11,554)
Ending balance	$-	$-

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – INVENTORIES, NET

As of September 30, 2025 and December 31, 2024, inventories consisted of the following

	As of
	September 30, 2025	December 31, 2024
Raw materials	$9,067,059	$9,686,506
Revolving material	1,212,048	1,096,125
Consigned processing material	47,158	27,998
Work-in-progress	2,323,016	1,739,535
Finished goods	11,758,796	11,369,347
Less: inventory impairment	(548,045)	(541,421)
Inventories, net	$23,860,032	$23,378,090

Changes in the inventory reserves are as follows:

	For the Nine Months Ended September 30, 2025	For the Year Ended December 31, 2024
Beginning balance	$541,421	$638,932
Carry forward	-	(88,966)
Effect of foreign exchange change	6,624	(8,545)
Ending balance	$548,045	$541,421

NOTE 7 – NOTES RECEIVABLE

	As of
	September 30, 2025	December 31, 2024
Bank notes receivable:	$14,604,189	$21,377,522
Commercial notes receivable	1,860,145	1,359,178
Total	$16,464,334	$22,736,700

Bank notes and commercial notes are means of payment from customers for the purchase of the Company’s products and are issued by financial institutions or business entities, respectively, that entitle the Company to receive the full nominal amount from the issuers at maturity, which bear no interest and generally range from three to nine months from the date of issuance. As of September 30, 2025, the Company pledged notes receivable for an aggregate amount of $3.29 million to Bank of Hangzhou as a means of security for issuance of bank acceptance notes in an aggregate amount of $1.83 million. As of December 31, 2024, the Company pledged notes receivable for an aggregate amount of $13.85 million to Bank of Hangzhou as a means of security for issuance of bank acceptance notes in an aggregate amount of $12.86 million. The Company expects to collect notes receivable within 6 months after the issuance date of bank acceptance notes.

Due to the short term, high-quality credit rating of these commercial banks and no losses have occurred in history, for the nine months ended September 30, 2025 and 2024, the Company had no allowance for expected credit losses for notes receivable.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – PROPERTY, PLANT AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

(a) As of September 30, 2025 and December 31, 2024, property, plant and equipment consisted of the following:

	As of
	September 30, 2025	December 31, 2024
Buildings	$11,397,299	$11,132,258
Machinery	23,030,014	22,220,209
Motor vehicles	335,655	327,514
Electronic equipment	263,978	242,630
Total property plant and equipment, at cost	35,026,946	33,922,611

Less: accumulated depreciation	(22,743,369)	(20,787,963)
Property, plant and equipment, net	$12,283,577	$13,134,648
Construction in process	-	5,886
Total	$12,283,577	$13,140,534

For the nine months ended September 30, 2025 and 2024, depreciation expense amounted to $1.44 million and $1.52 million, respectively, of which $0.83 million and $0.98 million, respectively, was included in cost of revenue and inventories, and the remainder was included in general and administrative expense and research and development expenses, respectively.

For the nine months ended September 30, 2025 and 2024, $0.01 million and $0.41 million of construction-in-progress was converted into property, plant and equipment.

NOTE 9 – LAND USE RIGHTS

Land use rights consisted of the following:

	As of
	September 30, 2025	December 31, 2024
Land use rights, cost	$4,321,759	$4,215,007
Less: Accumulated amortization	(1,033,768)	(945,008)
Land use rights, net	$3,287,991	$3,269,999

For the nine months ended September 30, 2025 and 2024, amortization expense amounted to $0.06 million and $0.06 million, respectively, which was included in general and administrative expense.

Estimated future amortization expense is as follows as of September 30, 2025:

Years ending September 30,	Amortization expense
2026	$85,225
2027	85,225
2028	85,225
2029	85,225
2030	85,225
Thereafter	2,861,866
Total	$3,287,991

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – FIXED DEPOSIT

As of September 30, 2025 and December 31, 2024, fixed deposit consisted of the following:

	As of
	September 30, 2025	December 31, 2024
Three-year bank deposit	$6,906,766	$4,130,514
Total	$6,906,766	$4,130,514

All fixed deposit were deposited in local banks in the PRC and the deposit term is three years. The term deposit from Bank of Ningbo carries an annual interest rate of 3.20% during the term, with the certificate maturing on September 21, 2026. The term deposit from China Zheshang Bank offers an annual interest rate of 3.25% during the term, and this certificate will mature on February 17, 2026.

NOTE 11 – NOTES PAYABLE

	As of
	September 30, 2025	December 31, 2024
Bank acceptance notes	$14,295,547	$19,366,241
Total	$14,295,547	$19,366,241

The interest-free notes payable, ranging from nine months to one year from the date of issuance, were secured by $0.00 million and $1.95 million restricted cash, and $3.29 million and $13.85 million notes receivable, as of September 30, 2025 and December 31, 2024, respectively.

All the notes payable are subject to bank charges of 0.05% of the principal amount as commission, included in the financial expenses in the statement of operations, on each loan transaction. The interest charge of notes payable is free.

NOTE 12 – ACCOUNTS PAYABLE

Accounts payable are summarized as follow:

	As of
	September 30, 2025	December 31, 2024
Procurement of Materials	$27,062,205	$22,804,612
Infrastructure& Equipment	229,443	209,899
Freight fee	365,494	88,433
Total	$27,657,142	$23,102,944

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – OTHER CURRENT LIABILITIES

Other current liabilities are summarized as follow:

	As of
	September 30, 2025	December 31, 2024
Employee payables	102,513	1,049,994
Other tax payables	530,232	272,632
Other payable*	1,058,469	834,753
Accrued expenses	793,527	1,827,629
Total	$2,484,741	$3,985,008

*	Other payables mainly consist of utility expenses, consulting fee and a third-party loan. As of September 30, 2025, other payables included an unsecured third-party loan amounting to $450,000, bearing an annual interest rate of 15% and will mature at the end of 2025. The loan was originated on December 26, 2024.

NOTE 14 – DEFERRED REVENUE

Deferred revenue is summarized as follow:

	As of
	September 30, 2025	December 31, 2024
Subsidy	1,122,256	1,263,180
Total	$1,122,256	$1,263,180

Subsidy mainly consists of an incentive granted by the Chinese government to encourage transformation of fixed assets in China and other miscellaneous subsidy from the Chinese government. As of September 30, 2025, grant income decreased by $0.14 million, as compared to December 31, 2024. The change was mainly due to timing of incurring qualifying expenses.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – LEASES

The Company leases its assembly site under operating leases, with initial terms of 5.58 years. Usually within four months prior to the expiration date of a lease, the Company is required to notify the lessor and has a priority to continue renting the lease property if a lessor intends to lease property. The lease itself does not have restrictions or covenants. Any damage, if made by the lessee, to the property and equipment within the property has to been fixed or reimbursed by the lessee.

Supplemental balance sheet information related to leases as of September 30, 2025 and December 31, 2024 is as follows:

	As of
	September 30, 2025	December 31, 2024
Assets:
Right-of-use assets	$1,241,342	$1,624,290
Liabilities:
Lease liabilities	$549,338	$516,673
Lease liabilities	751,953	1,167,941
Total operating lease liabilities	$1,301,291	$1,684,614
Lease term and discount rate
Weighted average remaining lease term (in years)	2.17	2.92
Weighted average discount rate	4.51	4.36

The following summarizes the components of operating lease expense and provides supplemental cash flow information for operating leases:

	For the nine months ended September 30,
	2025	2024
Components of lease expense:
Operating lease expense	$459,323	$417,581
Total lease expense	$459,323	$417,581

The following table summarizes the maturity of lease liabilities under operating leases as of September 30, 2025:

For the years ending September 30,	Operating Leases
2026	$602,020
2027	619,552
2028	157,878
Total lease payments	$1,379,450
Less: imputed interest	(78,159)
Present value of lease liabilities	1,301,291

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – WARRANT LIABILITY

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASBASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

In connection with the registered direct offering closed on July 27, 2022, the Company issued to an investor a warrant to purchase up to 4,530,000 ordinary shares at an exercise price of $4.49 per share. The warrant became exercisable on January 27, 2023 and will expire on January 26, 2028.

The warrants meet the definition of a derivative under FASB ASC 815, as the Company cannot avoid a net cash settlement under certain circumstances. The fair value of the warrant liabilities was measured using a Black–Scholes model. Significant inputs into the model as of the reporting period begin remeasurement dates, and as of the reporting period end remeasurement dates are as follows:

	Ordinary Share Warrants September 30, 2025	Ordinary Share Warrants December 31, 2024

Share price	$1.32	$1.94
Exercise price	$4.49	$4.49
Expected term (years)	1.16	1.54
Risk-free interest rate	3.96%	4.2%
Expected volatility	90.00%	100.00%

The warrants outstanding and fair values at each of the respective valuation dates are summarized below:

	As of
	September 30, 2025	December 31, 2024
Number of ordinary share warrants	4,530,000	4,530,000
Fair value of the warrants	$521,838	$2,338,223

The fair value of the warrants was classified as a liability of $2,338,223 as of December 31, 2024. For the nine months ended September 30, 2025, the Company recognized a gain of $1,816,385 for the investor warrant from the change in fair value of the warrant liability. As a result, the warrant liability is carried on the consolidated balance sheets at the fair value of $521,838 for the investor warrant, collectively, as of September 30, 2025.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 – SHAREHOLDER’S EQUITY

Preferred Shares — The Company is authorized to issue an unlimited number of no par value preferred shares, divided into five classes, Class A through Class E, each with such designation, rights and preferences as may be determined by a resolution of the Company’s board of directors to amend the Memorandum and Articles of Association to create such designations, rights and preferences. The Company has five classes of preferred shares to give the Company flexibility as to the terms on which each class is issued. All shares of a single class must be issued with the same rights and obligations. Accordingly, starting with five classes of preferred shares will allow the Company to issue shares at different times on different terms. As of September 30, 2025 and December 31, 2024, there were no preferred shares designated, issued or outstanding.

Ordinary Shares — The Company is authorized to issue an unlimited number of no par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of September 30, 2025 and December 31, 2024, there were 17,394,226 and 13,594,530 ordinary shares issued and outstanding, respectively.

On May 1, 2025, the Company granted a total of 997,300 ordinary shares to its key employees under the Company’s 2020 Equity Incentive Plan. On May 1, 2025, the Company granted a total of 2,802,396 ordinary shares to its key employees under the Company’s 2021 Equity Incentive Plan.

Warrants — Redeemable warrants sold as part of the units in the Company’s initial public offering, or the Public Warrants (together with the Private Warrants (as defined below), the “Warrants”) may only be exercised for a whole number of shares. No fractional shares were issued upon exercise of the Public Warrants. The Public Warrants were exercisable from October 24, 2019 to October 24, 2024, a total of five years from the consummation of the Business Combination.

Private warrants included (i) the 282,000 warrants underlying the units issued to Greenland Asset Management Corporation (the “Sponsor”) and Chardan Capital Markets, LLC (“Chardan”) in a private placement in connection with our initial public offering (“Private Unit Warrants”), and (ii) 120,000 warrants held by Chardan upon the exercise of its unit purchase option to purchase 120,000 units in March 2021 (“Option Warrants,” together with Private Unit Warrants, the “Private Warrants”). The Private Warrants are identical to the Public Warrants underlying the units sold in the Initial Public Offering, except that the Private Warrants and the ordinary shares issuable upon the exercise of the Private Warrants are not transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants were exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants were held by someone other than the initial purchasers or their permitted transferees, the Private Warrants would be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

As of September 30, 2025, there were no warrants outstanding.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 – EARNINGS PER SHARE

The Company reports earnings per share in accordance with the provisions of the FASB’s related accounting standard. This standard requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution, but includes vested restricted stocks and is computed by dividing income available to shareholders by the weighted average ordinary shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares.

The following is a reconciliation of the basic and diluted earnings per share computation:

	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Net income (loss) attributable to the Greenland Technologies Holding Corporation and subsidiaries	$5,732,522	$(684,391)	$6,511,037	$6,468,722
Weighted average basic and diluted computation shares outstanding:
Weighted average shares used in basic computation	17,394,226	13,594,530	15,724,030	13,594,530
Diluted effect of stock options and warrants	—	—	—	—
Weighted average shares used in diluted computation	17,394,226	13,594,530	15,724,030	13,594,530
Basic and diluted net income per share	$0.33	$(0.05)	0.41	0.48

For the nine months ended September 30, 2025 and 2024, 4,530,000 shares underlying outstanding warrants to an investor were excluded from the calculation of diluted loss per share as the warrants were anti-dilutive. The exercise price of the warrants is higher than the average price of ordinary shares during the periods, so the warrants is “out-of-the-money” and result in an anti-dilutive effect on earnings per share.

NOTE 19 – GEOGRAPHICAL SALES AND SEGMENTS

All of the Company’s operations are considered by the chief operating decision maker to be aggregated in one reportable operating segment.

Information for the Company’s sales by geographical area for the three and nine months ended September 30, 2025 and 2024 are as follows:

	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Domestic Sales	$22,975,249	$18,666,444	$65,490,257	$62,719,017
International Sales	426,348	167,649	1,308,690	1,855,927
Total	$23,401,597	$18,834,093	$66,798,947	$64,574,944

NOTE 20 – INCOME TAXES

Income tax expense includes a provision for federal, state and foreign taxes based on the annual estimated effective tax rate applicable to the Company and its subsidiaries, adjusted for items which are considered discrete to the period.

The effective tax rates on income before income taxes for the nine months ended September 30, 2025 was 23.99%. The effective tax rate for the nine months ended September 30, 2025 was higher than the PRC tax rate of 25.0% primarily due to stock-based expenses incurred by the Company that are not deductible for PRC income tax.

The effective tax rates on income before income taxes for the nine months ended September 30, 2024 was 7.89%. The effective tax rate for the nine months ended September 30, 2024 was lower than the PRC tax rate of 25.0% primarily due to the China Super R&D deduction.

The Company has recorded $0 unrecognized benefit as of September 30, 2025 and December 31, 2024, respectively. On the information currently available, the Company does not anticipate a significant increase or decrease to its unrecognized benefit within the next 12 months.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 – COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company has leased premises for its assembly site under non-cancellable operating leases since June 2022. See further discussion in NOTE 15 – LEASES.

Rent expense is recognized on a straight-line basis over the terms of the operating leases accordingly and the Company records the difference between cash rent payments and the recognition of rent expense as a deferred rent liability.

The following are the aggregate non-cancellable future minimum lease payments under operating leases as of September 30, 2025:

For the year ending September 30,	Operating Leases
2026	$20,790
Total lease payments	$20,790

NOTE 22 – RELATED PARTY TRANSACTIONS

(a) Names and Relationship of Related Parties:

Existing Relationship with the Company
Cenntro Holding Limited	Under common control of Peter Zuguang Wang
Cenntro Smart Manufacturing Tech. Co., Ltd.	Under common control of Peter Zuguang Wang
Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership)	Under common control of Peter Zuguang Wang
Peter Zuguang Wang	Chairman of the Board of Directors of the Company
Xinchang County Jiuhe Investment Management Partnership (LP)	Under control of Mr. Mengxing He, the General Manger of Zhejiang Zhongchai
Cenntro Inc.	Under common control of Peter Zuguang Wang

(b) Summary of Balances with Related Parties:

	As of
	September 30, 2025	December 31, 2024
Due to related parties:
Cenntro Smart Manufacturing Tech. Co., Ltd.[1]	$2,599	$2,534
Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership)[2]	94,442	94,442
Cenntro Holding Limited[3]	1,341,627	1,341,627
Peter Zuguang Wang[4]	2,393,581	2,392,961
Xinchang County Jiuhe Investment Management Partnership (LP)[5]	-	5,205,979
Total	$3,832,249	$9,037,543

All balances of due to related parties as of September 30, 2025 and December 31, 2024 were unsecured, interest-free and had no fixed terms of repayments.

The balance of due to related parties as of September 30, 2025 and December 31, 2024 consisted of:

1	Employee wages paid by Cenntro Smart Manufacturing Tech. Co., Ltd. on the Company’s behalf;

2	Temporary borrowings from Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership);

3	Total dividend payment of $7.6 million declared by Zhongchai Holding to Cenntro Holding Limited. As of December 31, 2019, the balance was $1.34 million, and no further payments had been made since then;

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 – RELATED PARTY TRANSACTIONS (CONTINUED)

4	Payable to Peter Zuguang Wang for capital reduction due to the dissolution of Shanghai Hengyu Business Management Consulting Co., Ltd. on July 10, 2023;

5	Total dividend payment of $4.7 million declared by Zhejiang Zhongchai to Xinchang County Jiuhe Investment Management Partnership (LP) and refund by Zhejiang Zhongchai to Xinchang County Jiuhe Investment Management Partnership (LP) of $5.85 million due to its termination of investment in Zhejiang Zhongchai. As of September 30, 2025, the balance was nil.

	As of
	September 30,	December 31,
	2025	2024
Due from related parties-current:
Cenntro Inc.	840,000	-
Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership)	242,594	235,497
Total	$1,082,594	$235,497

The balance of due from related parties as of September 30, 2025 and December 31, 2024 consisted of:

Due from Cenntro Inc. was $0.84 million and nil as of September 30, 2025 and December 31, 2024, respectively. The amount of due from this related party represents a loan with an annual interest rate of 7.5% and will mature before April 14, 2026.

Due from Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership) was $0.24 million as of September 30, 2025 and December 31, 2024. The amount of due from this related party represents a loan with annual interest rate of 4.785%.

(b) Summary of Related Party dividend payment:

A summary of dividend payment declared by Zhejiang Zhongchai to related parties for the nine months ended September 30, 2025 and 2024 are listed below:

	For the nine months ended September 30,
	2025	2024
Dividend payment to related parties:
Xinchang County Jiuxin Investment Management Partnership (LP)	$674,520	-

NOTE 23 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date that the financial statements were available to be issued, which is November 7, 2025. All subsequent events requiring recognition as of September 30, 2025 have been incorporated into these financial statements and there are no other subsequent events that require disclosure in accordance with FASB ASC Topic 855.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Greenland Technologies Holding Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Greenland Technologies Holding Corporation and its subsidiaries. (the “Company”) as of December 31, 2024, the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for the year ended December 31,2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31,2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) related to accounts or disclosures that were material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.

As described in Notes 17 to the consolidated financial statements, the Company’s warrant liability was $2.3million as of December 31, 2024, which amount was material to the consolidated financial statements as a whole. Management applies significant judgments in estimating fair values of warrant liability including selection of valuation methods and significant assumptions used in valuation such as Black–Scholes model and significant inputs into the model.

Our principal audit procedures performed to address this critical audit matter included the following:

●	We obtained an understanding of the controls and processes surrounding the evaluation, initial measurement and revaluation of the warrant liability.

●	We evaluated management’s assessment and the conclusions reached to ensure these instruments were recorded in accordance with the relevant accounting guidance.

●	We evaluated the value of these warrant liability by vouching the related agreement.

●	We reviewed and tested the significant assumption and recalculated related underlying data used in the valuation model used by the management to verify the reasonableness of valuation models used.

●	We performed research to determine that the model was appropriate to the facts and circumstances.

The accounts relevant to this critical audit matter include the value of the warrant liabilities and the related disclosures in the accompanying Note 17 to the financial statements.

/s/ Enrome LLP

We have served as the Company’s auditor since 2024

Singapore

March 26, 2025

Report of Independent Registered Public Accounting Firm

To:	Shareholders and Board of Directors
Greenland Technologies Holding Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Greenland Technologies Holding Corporation and its subsidiaries (the “Company”) as of December 31, 2023, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year ended December 31, 2023 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matters

We draw your attention to Note 23(b), where the Company recorded a full provision for expected credit losses with an aggregate amount in $34.46 million for the year ended December 31, 2023, as the Company does not expect the amount due from Cenntro Holding Limited will be repaid.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Warrant Liability

As described in Notes 17 to the consolidated financial statements, the Company’s warrant liability was $4.1million as of December 31,2023, which the amount were material to the financial statements as a whole. Management applies significant judgments in estimating fair values of warrant liability including selection of valuation methods and significant assumptions used in valuation such as Black–Scholes model and significant inputs into the model.

Our principal audit procedures performed to address this critical audit matter included the following:

●	We obtained an understanding of the controls and processes surrounding the evaluation, initial measurement and revaluation of the warrant liability.

●	We evaluated management’s assessment and the conclusions reached to ensure these instruments were recorded in accordance with the relevant accounting guidance.

●	We evaluated the value of these warrant liability by vouching the related agreement.

●	We reviewed and tested the significant assumption and recalculated related underlying data used in the valuation model used by the management to verify the reasonableness of valuation models used.

●	We performed research to determine that the model was appropriate to the facts and circumstances.

The accounts relevant to this critical audit matter include the value of the warrant liabilities and the related disclosures in the accompanying notes 17 to the financial statements.

/s/ WWC, P.C.
WWC, P.C.

Certified Public Accountants

We have served as the Company’s auditor since November 16, 2020.

San Mateo, California

(PCAOB ID # 1171)

April 16, 2024

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2024 AND 2023

(AUDITED, IN U.S. DOLLARS)

	December 31,	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$6,659,142	$22,981,324
Restricted cash	1,952,653	5,208,063
Short Term Investment	18,535,354	2,818,068
Notes receivable	22,736,700	27,135,249
Accounts receivable, net	15,796,423	16,483,533
Inventories, net	23,378,090	24,596,795
Due from related parties-current, net	235,497	225,927
Advance to suppliers	1,810,157	288,578
Prepayments and other current assets	1,542,743	53,204
Total Current Assets	$92,646,759	$99,790,741

Non-current asset
Property, plant, equipment and construction in progress, net	13,140,534	13,698,997
Land use rights, net	3,269,999	3,448,505
Intangible assets	89,959	189,620
Deferred tax assets	426,485	256,556
Right-of-use assets	1,624,290	2,125,542
Fixed deposit	4,130,514	9,916,308
Other non-current assets	247,655	1,050,698
Total non-current assets	$22,929,436	$30,686,226
TOTAL ASSETS	$115,576,195	$130,476,967

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2024 AND 2023 (Continued)

(AUDITED, IN U.S. DOLLARS)

	December 31,	December 31,
	2024	2023

Current Liabilities
Short-term bank loans	$-	$3,042,296
Notes payable-bank acceptance notes	19,366,241	36,712,562
Accounts payable	23,102,944	25,272,528
Taxes payables	1,200,681	758,307
Customer deposits	328,873	137,985
Due to related parties	9,037,543	3,831,636
Other current liabilities	3,985,008	2,281,507
Lease liabilities	516,673	487,695
Total current liabilities	$57,537,963	$72,524,516

Non-current liabilities
Lease liabilities	1,167,941	1,684,614
Deferred revenue	1,263,180	1,529,831
Warrant liability	2,338,223	4,084,605
Total non-current liabilities	$4,769,344	$7,299,050
TOTAL LIABILITIES	$62,307,307	$79,823,566

COMMITMENTS AND CONTINGENCIES	-	-
Shareholders’ equity
Ordinary shares, no par value, unlimited shares authorized; 13,594,530 and 13,594,530 shares issued and outstanding as of December 31, 2024 and December 31, 2023.	-	-
Additional paid-in capital	27,470,361	30,286,560
Statutory reserves	3,842,331	3,842,331
Retained earnings	32,602,105	18,535,133
Accumulated other comprehensive loss	(3,707,100)	(2,583,794)
Total shareholders’ equity	$60,207,697	$50,080,230
Non-controlling interest	(6,938,809)	573,171
TOTAL SHAREHOLDERS’ EQUITY	$53,268,888	$50,653,401

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$115,576,195	$130,476,967

See accompanying notes to the consolidated financial statements.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

(AUDITED, IN U.S. DOLLARS)

	For the years ended December 31,
	2024	2023
Revenues	$83,944,661	$90,333,240
Cost of goods sold	61,411,693	65,757,237
Gross profit	22,532,968	24,576,003
Selling expenses	2,148,659	2,319,835
General and administrative expenses	4,853,768	6,052,541
Research and development expenses	2,936,399	5,424,400
Total operating expenses	$9,938,826	$13,796,776
INCOME FROM OPERATIONS	$12,594,142	$10,779,227
Interest income	864,390	143,094
Interest expense	(84,243)	(250,410)
Loss (gain) on disposal of property, plant, equipment	5,863	(31,072)
Impairment for investments	-	(300,000)
Change in fair value of the warrant liability	1,746,382	1,398,774
Allowance for expected credit loss-related parties receivable	-	(34,462,992)
Remeasurement loss from change in functional currency	-	(2,490,646)
Government subsidies income	881,175	692,443
Other income	659,204	1,212,354
INCOME (LOSS) BEFORE INCOME TAX	$16,666,913	$(23,309,228)
INCOME TAX EXPENSE	1,512,758	1,708,262
NET INCOME (LOSS)	$15,154,155	$(25,017,490)
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	1,087,183	(9,138,374)
NET INCOME (LOSS) ATTRIBUTABLE TO GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES	$14,066,972	$(15,879,116)
OTHER COMPREHENSIVE INCOME (LOSS):	(1,218,261)	842,646
Unrealized foreign currency translation income (loss) attributable to Greenland Technologies Holding Corporation and subsidiaries	(1,123,306)	247,625
Unrealized foreign currency translation income (loss) attributable to non-controlling interest	(94,955)	595,021
Total comprehensive income (loss) attributable to Greenland technologies holding corporation and subsidiaries	12,943,666	(15,631,491)
Total comprehensive income (loss) attributable to noncontrolling interest	992,228	(8,543,353)
WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:	13,594,530	13,229,978
Basic and diluted	1.03	(1.20)

See accompanying notes to the consolidated financial statements.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGE IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

(AUDITED, IN U.S. DOLLARS)

	Ordinary Shares		Additional	Accumulated Other			Non-
	No Par Value		Paid-in	Comprehensive	Statutory	Retained	controlling
	Shares	Amount	Capital	Income/(loss)	Reserve	Earnings	Interest	Total
Balance as of December 31, 2022	12,978,504	-	$30,286,560	$(2,831,419)	3,842,331	$34,414,249	$13,722,663	$79,434,384
Cashless exercise of warrants	616,026	-	-	-	-	-	-	-
Cancellation of subsidiary	-	-	-	-	-	-	(3,902,544)	(3,902,544)
Dividend	-	-	-	-	-		(703,595)	(703,595)
Net income	-	-	-	-	-	(15,879,116)	(9,138,374)	(25,017,490)
Foreign currency translation adjustment	-	-	-	247,625	-	-	595,021	842,646
Balance as of December 31, 2023	13,594,530	-	$30,286,560	$(2,583,794)	3,842,331	$18,535,133	$573,171	$50,653,401
Capital reduction for non-controlling interests	-	-	(2,816,199)	-	-	-	(2,570,108)	(5,386,307)
Net income	-	-	-	-	-	14,066,972	1,087,183	15,154,155
Dividend	-	-	-	-	-	-	(5,934,100)	(5,934,100)
Foreign currency translation adjustment	-	-	-	(1,123,306)	-	-	(94,955)	(1,218,261)
Balance as of December 31, 2024	13,594,530	-	$27,470,361	$(3,707,100)	3,842,331	$32,602,105	$(6,938,809)	$53,268,888

See accompanying notes to the consolidated financial statements.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

(AUDITED, IN U.S. DOLLARS)

	For the years ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$15,154,155	$(25,017,490)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,245,272	2,190,737
Amortization of deferred subsidy	(228,097)	(231,795)
Loss (gain) on disposal of property, plant, equipment	(5,863)	31,072
Increase (Decrease) in allowance for credit losses	(856,311)	127,646
Increase (Decrease) in provision for inventories	(88,966)	271,453
Change in fair value of warrant liability	(1,746,382)	(1,398,774)
Increase in allowance for expected credit loss-related parties receivable	-	34,462,992
Deferred tax assets	(179,486)	(43,724)
Non-cash lease expenses	419,315	668,609
Impairment for investments	-	300,000
Loss on disposal of short term investment	-	25,325
Accrued interest income derived from loan to related parties	(2,385)	(14,570)
Accrued expense	2,141,850	103,150
Changes in operating assets and liabilities:
Increase (Decrease) In:
Accounts receivable	1,109,710	(2,689,614)
Notes receivable	3,709,933	794,986
Inventories	689,511	(2,404,558)
Advance to suppliers	(1,523,769)	122,588
Other current and noncurrent assets	(11,135,346)	(6,335,159)
Increase (Decrease) In:
Accounts payable	(1,522,081)	1,163,794
Customer deposits	195,039	(83,204)
Other current liabilities	(371,959)	475,763
Income tax payables	469,757	572,857
Due to related parties	5,273,747	-
Lease liabilities	(405,758)	(643,044)
NET CASH PROVIDED BY OPERATING ACTIVITIES	$13,341,886	$2,449,040

See accompanying notes to the consolidated financial statements.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023 (Continued)

(AUDITED, IN U.S. DOLLARS)

	For the years ended December 31
	2024	2023
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, equipment	$(1,964,276)	$(735,498)
Loan lent to third parties	(694,859)	(423,675)
Repayment of loans lend to third parties	694,859	1,835,925
Proceeds from sale of property, plant and equipment	96,030	-
Proceeds from sale of short-term investment	-	444,155
Investment in a joint venture	-	(50,000)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITES	$(1,868,246)	$1,070,907

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans	$5,558,875	$6,722,309
Repayments of short-term bank loans	(8,560,668)	(12,424,974)
Notes payable	(16,578,724)	9,272,074
Dividend paid	(5,934,100)	(703,595)
Capital reduction for non-controlling interests	(5,386,307)	-
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITES	$(30,900,924)	$2,865,814
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	$(19,427,284)	$6,385,761
Effect of exchange rate changes on cash	(150,308)	2,074,570
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	28,189,387	19,729,056
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$8,611,795	$28,189,387
Bank balances and cash	6,659,142	22,981,324
Bank balances and cash included in assets classified as restricted cash	1,952,653	5,208,063

Supplemental Disclosure of Cash Flow Information
Income taxes paid	1,593,305	977,985
Interest paid	48,441	277,158

See accompanying notes to the consolidated financial statements.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Greenland Technologies Holding Corporation (the “Company” or “Greenland”) designs, develops, manufactures and sells components and products for the global material handling industries.

Through its subsidiaries in People’s Republic of China (the “PRC” or “China”), Greenland offers transmission products, which are key components for forklift trucks used in manufacturing and logistic applications, such as factories, workshops, warehouses, fulfilment centers, shipyards, and seaports. Forklifts play an important role in the logistic systems of many companies across different industries in China and globally. Generally, industries with the largest demand for forklifts include the transportation, warehousing logistics, electrical machinery, and automobile industries.

Greenland’s transmission products are used in 1-ton to 15-tons forklift trucks, some with mechanical shift and some with automatic shift. Greenland sells these transmission products directly to forklift-truck manufacturers. In the fiscal years ended December 31, 2024 and 2023, Greenland sold an aggregate of 149,597 and 149,543 sets of transmission products, respectively, to more than 100 forklift manufacturers in the PRC.

In January 2020, Greenland formed HEVI Corp. (“HEVI”) to focus on the production and sale of electric industrial vehicles to meet the increasing demand for electric industrial vehicles and machinery powered by sustainable energy in order to reduce air pollution and lower carbon emissions. HEVI is a wholly owned subsidiary of Greenland incorporated under the laws of the State of Delaware. HEVI’s electric industrial vehicle products currently include GEF-series electric forklifts, a series of lithium powered forklifts with three models ranging in size from 1.8 tons to 3.5 tons, GEL-1800, a 1.8 ton rated load lithium powered electric wheeled front loader, GEX-8000, an all-electric 8.0 ton rated load lithium powered wheeled excavator, and GEL-5000, an all-electric 5.0 ton rated load lithium wheeled front loader. In addition, HEVI introduced a line of mobile DC battery chargers that support DC powered EV applications in the North America market. These products are available for purchase in the United States (“U.S.”) market. In August 2022, Greenland launched a 54,000 square foot industrial electric vehicle assembly site in Baltimore, Maryland to support local services, assembly and distribution of its electric industrial heavy equipment products line. In July 2024, HEVI announced a partnership with Lonking Holdings Limited to develop and distribute heavy electric machinery and related technology specialized for the U.S. market. In August 2024, HEVI launched its H55L all-electric wheeled front-end loader, which can lift up to six tons in indoor and outdoor applications without the mess and emissions of diesel, and the H65L all-electric wheeled front-end loader, the largest lithium battery powered electric wheel loader commercially available in North America.

Greenland serves as the parent company of HEVI and Greenland Holding Enterprises Inc. (“Greenland Holding”), a company incorporated in the State of Delaware and a wholly-owned subsidiary of Greenland, which in turns holds 100% of the equity interests in Zhongchai Holding (Hong Kong) Limited, a holding company formed under the laws of the Hong Kong Special Administrative Region (“Hong Kong”) on April 23, 2009 (“Zhongchai Holding”). Zhongchai Holding’s subsidiaries include Zhejiang Zhongchai Machinery Co. Ltd., an operating company formed under the laws of the PRC in 2005, Hangzhou Greenland Energy Technologies Co., Ltd. (“Hangzhou Greenland”), an operating company formed under the laws of the PRC in 2019, and Hengyu Capital Limited, a company formed in Hong Kong on August 16, 2022 (“Hengyu Capital”). Through Zhongchai Holding and its subsidiaries, Greenland develops and manufactures traditional transmission products for material handling machineries in the PRC.

Greenland was incorporated on December 28, 2017 as a British Virgin Islands company with limited liability. Following the Business Combination (as described and defined below) in October 2019, the Company changed its name from Greenland Acquisition Corporation to Greenland Technologies Holding Corporation.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

The Company’s Shareholders

As of December 31, 2024, Cenntro Holding Limited owned 45.69% of Greenland’s outstanding ordinary shares. Cenntro Holding Limited is controlled and beneficially owned by Mr. Peter Zuguang Wang, the chairman of the board of directors of the Company.

The Company’s Subsidiaries

Zhongchai Holding, the wholly owned subsidiary of the Company, owned 89.47% of Zhejiang Zhongchai Machinery Co., Ltd. (“Zhejiang Zhongchai”), 100% of Hangzhou Greenland Energy Technologies Co., Ltd Co., Ltd (“Hangzhou Greenland”) and 62.5% of Hengyu Capital, Ltd. (“Hengyu Capital”). HEVI (formerly known as Greenland Technologies Corp.) is a wholly owned subsidiary of Greenland.

Zhejiang Zhongchai

Zhejiang Zhongchai, a limited liability company registered on November 21, 2005, is the direct operating subsidiary of Zhongchai Holding in the PRC. On April 5, 2007, Usunco Automotive Limited (“Usunco”), a British Virgin Islands limited liability company, invested US$8,000,000 for purchasing approximately 75.4717% equity interest of Zhejiang Zhongchai. On December 16, 2009, Usunco agreed to transfer its 75.4717% interest in Zhejiang Zhongchai to Zhongchai Holding. On April 26, 2010, Xinchang County Keyi Machinery Co., Ltd. transferred 24.5283% equity interest it owned in Zhejiang Zhongchai to Zhongchai Holding in exchange for a consideration of US$2.6 million. On November 1, 2017, Xinchang County Jiuxin Investment Management Partnership (LP) (“Jiuxin”), an entity controlled and beneficially owned by Mr. He Mengxing, president of Zhejiang Zhongchai, completed its investment of approximately RMB31,590,000 in Zhejiang Zhongchai for 10.53% of its interest. On December 29, 2021, Xinchang County Jiuhe Investment Management Partnership (LP) (“Jiuhe”), an entity controlled and beneficially owned by Mr. He Mengxing, president of Zhejiang Zhongchai, completed its investment of approximately RMB34,300,000 in Zhejiang Zhongchai for 20.00% of its interest. On November 25, 2024, Jiuhe withdrew its investment in Zhejiang Zhongchai. As a result, the equity interests in Zhejiang Zhongchai was redistributed between Zhongchai Holding and Jiuxin. As of December 31, 2024, Zhongchai Holding owned approximately 89.47% of the equity interests and Jiuxin owned approximately 10.53% of the equity interests.

Through Zhejiang Zhongchai, the Company has been engaging in the manufacturing and sales of transmission systems mainly for forklift trucks since 2006. These forklift trucks are used in manufacturing and logistics applications, such as factory, workshop, warehouse, fulfilment centers, shipyards and seaports. The transmission systems are the key components for forklift trucks. The Company supplies transmission systems to forklift truck manufacturers. Its transmission systems fit for forklift trucks ranging from 1 to 15 tons, with either mechanical shift or automatic shift. All the products are currently manufactured at the Company’s facility in Xinchang, Zhejiang Province, the PRC and are sold to both domestic and oversea markets.

Hangzhou Greenland

Hangzhou Greenland is a limited liability company registered on August 9, 2019 in Hangzhou Sunking Plaza, Zhejiang, the PRC. Hangzhou Greenland engages in the business of trading construction engineering machinery, electronic components, hardware, and others.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

HEVI

HEVI was incorporated on January 14, 2020 under the laws of the State of Delaware. HEVI is a wholly owned subsidiary of Greenland and promotes sales of sustainable alternative products for the heavy industrial equipment industry, including electric industrial vehicles, in the North American market.

Shanghai Hengyu

Shanghai Hengyu is a limited liability company registered on September 10, 2015 in Shanghai Free Trade Zone, Shanghai, the PRC, which dissolved on July 10, 2023.

Hengyu Capital

Hengyu Capital is a limited liability company registered on August 16, 2022 in Hong Kong. The main business of Hengyu Capital is to engage in investment management and consulting services.

Details of the Company’s subsidiaries, which are included in these consolidated financial statements as of December 31, 2024, are as follows:

Name	Domicile and Date of Incorporation	Paid-in Capital		Ownership Percentage	Principal Activities
Zhongchai Holding (Hong Kong) Limited	Hong Kong April 23, 2009	HKD	10,000	100%	Holding
Zhejiang Zhongchai Machinery Co., Ltd.	PRC November 21, 2005	RMB	20,000,000	89.47%	Manufacture, sale of various transmission boxes
Hangzhou Greenland Energy Technologies Co., Ltd.	PRC August 8, 2020	RMB	8,669,482	100%	Trading
HEVI Corp.	Delaware January 14, 2020	USD	6,363,557	100%	U.S. operation and distribution of electric industrial vehicles for North American market
Hengyu Capital, Ltd	Hong Kong August 16, 2022	HKD	10,000	62.5%	Investment management and consulting services
Greenland Holding Enterprises Inc.	Delaware August 28, 2023	USD	1	100%	Holding

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the U.S. Securities and Exchange Commission.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Principles of Consolidation

The consolidated financial statements are prepared in accordance with U.S. GAAP. The consolidated financial statements include the financial statements of the Company and its subsidiaries, which include Hong Kong-registered entities and PRC-registered entities directly or indirectly owned by the Company. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation. The results of subsidiaries acquired or disposed of are recorded in the consolidated income statements from the effective date of acquisition or up to the effective date of disposal, as appropriate.

A subsidiary is an entity in which (i) the Company directly or indirectly controls more than 50% of the voting power; or (ii) the Company has the power to appoint or remove the majority of the members of the board of directors or to cast a majority of votes at the meetings of the board of directors or to govern the financial and operating policies of the investee pursuant to a statute or under an agreement among the shareholders or equity holders.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. Actual results could differ from those estimates. Significant estimates in the years ended December 31, 2024 and 2023 include allowance for expected credit losses, reserve for inventories, fair value of warrant liability, useful life of property, plant and equipment, assumptions used in assessing impairment of long-term assets, estimates used in accounting for leases in accordance with FASB ASC 842, Leases and valuation of deferred tax assets and accruals for taxes due.

Non-controlling Interest

Non-controlling interests in the Company’s subsidiaries are recorded in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 810 Consolidation (“ASC 810”) and are reported as a component of equity, separate from the parent’s equity. Purchase or sale of equity interests that do not result in a change of control are accounted for as equity transactions. Results of operations attributable to the non-controlling interest are included in our consolidated results of operations and, upon loss of control, the interest sold, as well as interest retained, if any, will be reported at fair value with any gain or loss recognized in earnings.

Foreign Currency Translation

Since the Company operates primarily in the PRC, the Company’s functional currency is the Renminbi (“RMB”). The Company’s financial statements have been translated into the reporting currency of the United States Dollar (“USD”, “US$” or “$”). Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at the historical exchange rate when the transaction occurs. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income (loss). Gains and losses resulting from the translation of foreign currency transactions and balances are reflected in the results of operations.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the audited consolidated financial statements or otherwise disclosed in this report were as follows:

	As of
	December 31, 2024	December 31, 2023
Period end RMB: US$ exchange rate	7.2993	7.0999

	For the years ended December 31,
	2024	2023
Period average RMB: US$ exchange rate	7.1957	7.0809

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations.

Cash and Cash Equivalents

For financial reporting purposes, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its bank accounts with various financial institutions primarily in mainland China and the U.S. The Company has not experienced any losses in bank accounts.

Restricted Cash

Restricted cash represents amounts held by a bank as security for bank acceptance bills, as well as the financial product secured for the short-term bank loan and therefore is not available for the Company’s use until such time as the bank acceptance notes and bank loans have been fulfilled or expired, normally within a twelve-month period.

Fair Value of Financial Instruments

The Company applies the provisions of ASC 820, Fair Value Measurements and Disclosures, to the financial instruments that are required to be carried at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company uses a three-tier fair value hierarchy based upon observable and non-observable inputs that prioritizes the information used to develop our assumptions regarding fair value. Fair value measurements are separately disclosed by level within the fair value hierarchy.

●	Level 1—defined as observable inputs such as quoted prices in active markets for identical assets or liabilities;

●	Level 2—defined as inputs other than quoted prices in active markets, that are either directly or indirectly observable; and

●	Level 3—defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s financial assets and liabilities, which include financial instruments as defined by FASB ASC 820, include cash, cash equivalents and restricted cash, short term investment, accounts receivable, notes receivables, due from related party, fixed deposit, short term bank loans, accounts payable, other payable, notes payable and warrant liability. As of December 31, 2024 and 2023, the carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, notes receivables, notes payables and accounts payable were approximation of their fair value due to the short-term nature. As of December 31, 2024 and 2023, fixed deposits and bank loans were measured at amortized cost.

The following table summarizes the fair value measurements of assets and liabilities that are measured at fair value on a recurring basis at December 31, 2024:

(amount in absolute value)	Active Market for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total Carrying Value
Short term investment	$18,535,354	-	-	$18,535,354
Warrants liability	-	2,338,223	-	2,338,223

Total	$18,535,354	2,338,223	-	$20,873,577

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable and Allowance for Expected Credit Losses

Accounts receivable are stated at the historical carrying amount net of allowance for expected credit losses.

The Company adopted ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments” on January 1, 2023 using a modified retrospective approach. The Company also adopted this guidance to notes receivable and due from related parties.

To estimate expected credit losses, the Company has identified the relevant risk characteristics of its customers and the related receivables. The Company considers the past collection experience, current economic conditions, future economic conditions (external data and macroeconomic factors) and changes in the Company’s customer collection trends. The allowance for expected credit losses and corresponding receivables were written off when they are determined to be uncollectible.

Inventories

Inventories are stated at the lower of cost or net realizable value, which is based on estimated selling prices less any further costs expected to be incurred for completion and disposal. Cost of raw materials is calculated using the weighted average method and is based on purchase cost. Work-in-progress and finished goods costs are determined using the weighted average method and comprise direct materials, direct labor and an appropriate proportion of overhead.

Advance to Suppliers

Advance to suppliers represents interest-free cash paid in advance to suppliers for purchases of parts and/or raw materials. The balance of advance to suppliers was $1.81 million and $0.29 million as of December 31, 2024 and 2023, respectively.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation, and include expenditure that substantially increases the useful lives of existing assets. Expenditures for repairs and maintenance, which do not extend the useful life of the assets, are expensed as incurred.

Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives are as follows:

Buildings	20 years
Machinery	2~10 years
Motor vehicles	4 years
Electronic equipment	3~5 years

When assets are sold or retired, their costs and accumulated depreciation are eliminated from the consolidated financial statements and any gain or loss resulting from their disposal is recognized in the period of disposition as an element of other income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Construction in process

Property, plant, and equipment that are purchased or constructed which require a period of time before the assets are ready for their intended use are accounted for as construction-in-progress. Construction-in-progress is recorded at acquisition cost, including installation costs. Construction-in-progress is transferred to specific property and equipment accounts and commences depreciation when these assets are ready for their intended use.

Land Use Rights

According to the PRC laws, the government owns all the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. The land use rights granted to the Company are being amortized using the straight-line method over the lease term of fifty years.

Impairment of Long-Lived Assets

Long-lived assets are evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying amounts may not be recoverable in accordance with FASB ASC 360, “Property, Plant and Equipment”.

In evaluating long-lived assets for recoverability, the Company uses its best estimate of future cash flows expected to result from the use of the asset and eventual disposition in accordance with FASB ASC 360-10-15. To the extent that estimated future, undiscounted cash inflows attributable to the asset, less estimated future, undiscounted cash outflows, are less than the carrying amount, an impairment loss is recognized in an amount equal to the difference between the carrying value of such asset and its fair value. Assets to be disposed of and for which there is a committed plan of disposal, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell. There was no impairment loss recognized for the years ended December 31, 2024 and 2023.

Lease

ASC 842 supersedes the lease requirements in ASC 840 “Leases,” and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. Leases that transfer substantially all of the benefits and risks incidental to the ownership of assets are accounted for as finance leases as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases.

A sale-leaseback transaction occurs when an entity sells an asset it owns and immediately leases the asset back from the buyer. The seller then becomes the lessee and the buyer becomes the lessor. Under ASC 842, both parties must assess whether the buyer-lessor has obtained control of the asset and a sale has occurred.

The Company has leased premises for its assembly site under non-cancellable operating leases since June 2022. Operating lease payments are expensed over the term of lease using straight line method. The Company’s lease of its assembly site has a 5.5-year term. Usually within four months prior to the expiration date of a lease, the Company is required to notify the lessor and has a priority to continue renting the lease property if a lessor intends to lease property. The lease itself does not have restrictions or covenants. Any damage, if made by the lessee, to the property and equipment within the property has to been fixed or reimbursed by the lessee. The Company does not have any leases entered into that have not yet commenced. Under the terms of the lease agreements, the Company has no legal or contractual asset retirement obligations at the end of the leases.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

In accordance with ASC Topic 606, “Revenue from Contracts with Customers,” the Company recognizes revenues when goods or services are transferred to customers in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. In determining when and how revenues are recognized from contracts with customers, the Company performs the following five-step analysis: (i) identification of contract with customer; (ii) determination of performance obligations; (iii) measurement of the transaction price; (iv) allocation of the transaction price to the performance obligations and (v) recognition of revenues when (or as) the Company satisfies each performance obligation. The Company derives revenues from the processing, distribution and sale of its products. The Company recognizes its revenues net of value-added taxes (“VAT”). The Company is subject to VAT which had been levied at the rate of 17% on the invoiced value of sales until April 30, 2018, after which date the rate was reduced to 16%. VAT rate was further reduced to 13% starting from April 1, 2019. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.

Revenues are recognized at a point in time once the Company has determined that the customer has obtained control over the product. Control is typically deemed to have been transferred to the customer when the performance obligation is fulfilled, usually at the time of customers’ acceptance or consumption, at the net sales price (transaction price) and each of the criteria under ASC 606 have been met. Contract terms may require the Company to deliver the finished goods to the customers’ location or the customer may pick up the finished goods at the Company’s factory. International sales are recognized when shipment clears customs and leaves the port. Payments due within two months after customers’ acceptance or consumption.

The Company adopted ASC 606 on January 1, 2018, using the transition method of Modified-Retrospective Method (“MRM”). The adoption of ASC 606 had no impact on the Company’s beginning balance of retained earnings.

The Company’s contracts are all short-term in nature with a contract term of one year or less. Receivables are recorded when the Company has an unconditional right to consideration.

Contracts do not offer any price protection, but allow for the return of certain goods if there is a quality problem, which is standard warranty. The Company’s product returns and recorded reserve for sales returns were minimal for the years ended December 31, 2024 and 2023. The total sales return amount accounted for around 0.20% and 0.10% of the total revenue for the years ended December 31, 2024 and 2023, respectively. The total warrants expenditures amount accounted for around 0.55% and 0.63% of the total revenue for the years ended December 31, 2024 and 2023.

The following table sets forth disaggregation of revenue:

	For the years ended December 31,
	2024	2023
Major Product
Transmission boxes for Forklift	$79,753,008	$85,925,302
Transmission boxes for Non-Forklift (EV, etc.)	4,191,653	4,407,938
Total	$83,944,661	$90,333,240

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cost of Goods Sold

Cost of goods sold consists primarily of material costs, freight charges, purchasing and receiving costs, inspection costs, internal transfer costs, wages, employee compensation, amortization, depreciation and related costs, which are directly attributable to the production of products. Write-down of inventory to lower of cost or net realizable value is also recorded in cost of goods sold.

Selling Expenses

Selling expenses include operating expenses such as payroll and traveling and transportation expenses.

General and Administrative Expenses

General and administrative expenses include management and office salaries and employee benefits, depreciation for office facility and office equipment, travel and entertainment, legal and accounting, consulting fees and other office expenses.

Research and Development

Research and development costs are expensed as incurred and totaled approximately $2.94 million and $5.42 million for the years ended December 31, 2024 and 2023, respectively. Research and development costs are incurred on a project specific basis.

Government Subsidies

Government subsidies are recognized when there is reasonable assurance that the subsidy will be received and all attaching conditions will be complied with. When the subsidy relates to an expense item, it is recognized as income over the periods necessary to match the subsidy on a systematic basis to the costs that it is intended to compensate. Where the subsidy relates to an asset, it is recognized as other long-term liabilities and is released to the statement of operations over the expected useful life in a consistent manner with the depreciation method for the relevant asset. Total government subsidies were $1.26 million and $1.53 million as of December 31, 2024 and 2023, respectively.

Income Taxes

The Company accounts for income taxes following the liability method pursuant to FASB ASC 740 “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

The Company also follows FASB ASC 740, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2024 and 2023, the Company did not have a liability for unrecognized tax benefits. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary. The Company’s historical tax years will remain open for examination by the local authorities until the statute of limitations has passed.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Value-Added Tax

Enterprises or individuals, who sell commodities, engage in repair and maintenance or import or export goods in the PRC are subject to a value added tax in accordance with PRC Laws. The VAT standard rate had been 17% of the gross sale price until April 30, 2018, after which date the rate was reduced to 16%. VAT rate was further reduced to 13% starting from April 1, 2019. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on the sales of the finished products.

Statutory Reserve

In accordance with the PRC Regulations on Enterprises with Foreign Investment, an enterprise established in the PRC with foreign investment is required to provide for certain statutory reserves, namely (i) a General Reserve Fund, (ii) an Enterprise Expansion Fund and (iii) a Staff Welfare and Bonus Fund, which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A wholly owned foreign enterprise is required to allocate at least 10% of its annual after-tax profit to the General Reserve Fund until the balance of such fund has reached 50% of its respective registered capital. A non-wholly owned foreign invested enterprise is permitted to provide for the above allocation at the discretion of its board of directors. Appropriations to the Enterprise Expansion Fund and Staff Welfare and Bonus Fund are at the discretion of the board of directors for all foreign invested enterprises. The reserves can only be used for specific purposes and are not distributable as cash dividends.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during the year from transactions and other events, excluding the changes resulting from investments by owners and distributions to owners, and is not included in the computation of income tax expense or benefit. Accumulated comprehensive income consists of foreign currency translation. The Company presents comprehensive income (loss) in accordance with ASC Topic 220, “Comprehensive Income”.

Earnings per share

The Company calculates earnings per share in accordance with ASC Topic 260 “Earnings per Share.” Basic earnings per share is computed by dividing the net income(loss) attributable to Greenland Technologies Holding Corporation, by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional ordinary shares that would have been outstanding if the potential ordinary shares equivalents had been issued and if the additional ordinary shares were dilutive.

Segments and Related Information

ASC 280 “Segment reporting” establishes standards for reporting information on operating segments in interim and annual financial statements. All of the Company’s operations are considered by the chief operating decision maker to be aggregated in one reportable operating segment.

The Company is engaged in the business of manufacturing and selling various transmission boxes. The Company’s manufacturing process is essentially the same for the entire Company and is performed in-house at the Company’s facilities in the PRC. The Company’s customers primarily consist of entities in the automotive, construction machinery or warehousing equipment industries. The distribution of the Company’s products is consistent across the entire Company. In addition, the economic characteristics of each customer arrangement are similar in that the Company maintains policies at the corporate level.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and environmental claims arising out of the normal course of businesses that relate to a wide range of matters, including among others, contracts breach liability. The Company records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. The Company’s management has evaluated all such proceedings and claims that existed as of December 31, 2024 and 2023. Normal course of businesses that relate to a wide range of matters, including among others, contracts breach liability. The Company records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. The Company’s management has evaluated all such proceedings and claims that existed as of December 31, 2024 and 2023.

Related Party

In general, related parties exist when there is a relationship that offers the potential for transactions at less than arm’s-length, favorable treatment, or the ability to influence the outcome of events different from that outcome which might result in the absence of that relationship. A related party may be any of the following: a) an affiliate, which is a party that directly or indirectly controls, is controlled by, or is under common control with another party; b) a principle owner, owner of record or known beneficial owner of more than 10% of the voting interest of an entity; c) management, which are persons having responsibility for achieving objectives of the entity and requisite authority to make decision; d) immediate family of management or principal owners; e) a parent company and its subsidiaries; f) other parties that have ability to significant influence the management or operating policies of the entity; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its or their own separate interests. The Company discloses all significant related party transactions.

Uncertainty and risks

Political, Social and Economic Risks

A significant portion of the Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Currency Exchange Risk

The Company cannot guarantee that the current exchange rate will remain steady. Therefore, there is a possibility that the Company could post the same amount of profit for two comparable periods and yet, because of the fluctuating exchange rate, record higher or lower profit depending on exchange rate of RMB converted to U.S. dollars on the relevant dates. The exchange rate could fluctuate depending on changes in the political and economic environment without notice.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash in bank and accounts receivable.

The Company places its cash with financial institutions in the PRC and the U.S. Balances at financial institutions and state-owned banks within the PRC are covered by insurance up to RMB500,000 (USD 68,500) per bank. As of December 31, 2024 and 2023, the Company’s bank account balance in the PRC was $12,023,850 and 33,033,191, respectively, exceeding PRC deposit insurance of RMB500,000 (USD 70,000) as of each year end. To date, the Company has not experienced any losses in such accounts.

The Company’s bank deposits in the U.S. are insured to the maximum extent permitted by the Deposit Insurance Fund in the U.S. Dodd-Frank permanently increased the maximum amount of deposit insurance to $250,000 per depositor, per insured institution for each account ownership category. Federal Deposit Insurance Corporation (“FDIC”) insurance is backed by the full faith and credit of the United States government. As of December 31, 2024 and 2023, the Company’s bank account balance in the United States was nil and $3,797,076, respectively, and the bank account balance exceeded FDIC insurance of $250,000 as of December 31, 2023. To date, the Company has not experienced any losses in such accounts.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company conducts credit evaluations of customers, and generally does not require collateral or other security from its customers. The Company establishes an allowance for expected credit losses primarily based upon the factors surrounding the credit risk of specific customers.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in the ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). Management’s assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period-end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, they are recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, they are recorded as warrant liability at their initial fair value on the date of issuance and subject to remeasurement each balance sheet date with changes in the estimated fair value of the warrants to be recognized as a non-cash gain or loss in the statement of operations.

Recently Issued Accounting Pronouncements

Recent accounting pronouncements that the Company has adopted or may be required to adopt in the future are summarized below:

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which updates reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. The amendments are effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments will be applied retrospectively to all prior periods presented in the financial statements. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and requires retrospective adoption. Early adoption is permitted. The Company adopted ASU 2023-07 on January 1, 2024. The adoption of the ASU 2023-07 did not have a material impact on financial disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands the requirements for income tax disclosures in order to provide greater transparency. The amendments are effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments may be applied prospectively or retrospectively. Management is currently evaluating this ASU to determine its impact on the Company’s disclosures, and intends to apply the amendments prospectively upon adoption.

In March 2024, the FASB issued ASU 2024-02, “Codification Improvements — Amendments to Remove References to the Concepts Statements”. This update contains amendments to the Codification that remove references to various FASB Concepts Statements. These changes remove references to various Concepts Statements and the amendments apply to all reporting entities within the scope of the affected accounting guidance. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2024. Early application of the amendments in this Update is permitted for any fiscal year or interim period for which financial statements have not yet been issued (or made available for issuance). The Company believes the future adoption of this ASU is not expected to have a material impact on its financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires incremental disclosures about specific expense categories, including but not limited to, purchases of inventory, employee compensation, depreciation, amortization and selling expenses. The amendments are effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted and the amendments may be applied either prospectively or retrospectively. Management is currently evaluating this ASU to determine its impact on the Company’s disclosures.

In January 2025, the FASB issued ASU 2025-01 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40). The FASB issued ASU 2024-03 on November 4, 2024. ASU 2024-03 states that the amendments are effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Following the issuance of ASU 2024-03, the FASB was asked to clarify the initial effective date for entities that do not have an annual reporting period that ends on December 31 (referred to as non-calendar year-end entities). Because of how the effective date guidance was written, a non-calendar year-end entity may have concluded that it would be required to initially adopt the disclosure requirements in ASU 2024-03 in an interim reporting period, rather than in an annual reporting period. The FASB’s intent in the basis for conclusions of ASU 2024-03 is clear that all public business entities should initially adopt the disclosure requirements in the first annual reporting period beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on, or are unrelated to, its consolidated financial condition, results of operations, cash flows or disclosures.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – SHORT TERM INVESTMENT

As of December 31, 2024 and 2023, the Company’s short term investment amounted to $18,535,354 and $2,818,068, respectively. During the year ended December 31, 2024, the Company purchased bank management products in a total amount of $18,552,747 (RMB133,500,000). As of December 31, 2024, the fair value of the Company’s bank management products was $18,535,354(RMB135,295,111).

NOTE 4 – CONCENTRATION ON REVENUES AND COST OF GOODS SOLD

Concentration of major customers and suppliers:

	For the years ended December 31,
	2024		2023
Major customers representing more than 10% of the Company’s revenues
Company A	$11,908,185	14.19%	$13,533,592	14.98%
Company B	10,021,669	11.94%	10,618,083	11.75%
Total Revenue	$21,929,854	26.13%	$24,151,675	26.73%

	As of
	December 31, 2024		December 31, 2023
Major customers of the Company’s accounts receivable, net
Company A	2,018,589	12.78%	1,370,447	7.90%
Company B	1,631,916	10.33%	2,143,828	12.36%
Company C	1,008,343	6.38%	1,415,116	8.16%
Company D	985,379	6.24%	294,088	1.69%
Company E	861,405	5.45%	700,693	4.04%
Company F	719,503	4.55%	1,582,994	9.12%
Company G	557,784	3.53%	191,626	1.10%
Company H	546,310	3.46%	746,874	4.30%
Company I	502,833	3.18%	1,192,684	6.87%
Total	$8,832,062	55.90%	$9,638,350	55.54%

Accounts receivable from the Company’s major customers accounted for 55.90% and 55.54% of total accounts receivable balances as of December 31, 2024 and December 31, 2023, respectively.

There was no supplier representing more than 10% of the Company’s total purchases for the years ended December 31, 2024 and 2023, respectively.

NOTE 5 – ACCOUNTS RECEIVABLE

Accounts receivable is net of allowance for expected credit losses.

	As of
	December 31, 2024	December 31, 2023
Accounts receivable	$15,796,423	$17,351,398
Less: allowance for expected credit losses	-	(867,865)
Accounts receivable, net	$15,796,423	$16,483,533

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – ACCOUNTS RECEIVABLE (CONTINUED)

Changes in the allowance for expected credit losses are as follows:

	As of
	December 31, 2024	December 31, 2023
Beginning balance	$867,865	$762,325
Additional provision charged to expense	-	127,646
Reversal of provision charged to expense	(856,311)	-
Effect of foreign exchange change	(11,554)	(22,106)
Ending balance	$-	$867,865

NOTE 6 – INVENTORIES, NET

As of December 31, 2024 and 2023, inventories consisted of the following

	As of
	December 31, 2024	December 31, 2023
Raw materials	$9,686,506	$9,337,110
Revolving material	1,096,125	1,143,558
Consigned processing material	27,998	60,754
Work-in-progress	1,739,535	2,501,368
Finished goods	11,369,347	12,192,937
Less: inventory impairment	(541,421)	(638,932)
Inventories, net	$23,378,090	$24,596,795

Changes in the inventory reserves are as follows:

	As of
	December 31, 2024	December 31, 2023
Beginning balance	$638,932	$375,846
(Carry forward) inventory write-downs	(88,966)	271,233
Effect of foreign exchange change	(8,545)	(8,147)
Ending balance	$541,421	$638,932

NOTE 7 – NOTES RECEIVABLE

	As of
	December 31, 2024	December 31, 2023
Bank notes receivable:	$21,377,522	$27,135,249
Commercial notes receivable	1,359,178	-
Total	$22,736,700	$27,135,249

Bank notes and commercial notes are means of payment from customers for the purchase of the Company’s products and are issued by financial institutions or business entities, respectively, that entitle the Company to receive the full nominal amount from the issuers at maturity, which bear no interest and generally range from three to nine months from the date of issuance. As of December 31, 2024, the Company pledged notes receivable for an aggregate amount of $13.85 million to Bank of Hangzhou as a means of security for issuance of bank acceptance notes in an aggregate amount of $12.86 million. As of December 31, 2023, the Company pledged notes receivable for an aggregate amount of $21.85 million to Bank of Hangzhou as a means of security for issuance of bank acceptance notes in an aggregate amount of $19.35 million. The Company expects to collect notes receivable within 6 months after the issuance date of bank acceptance notes.

Due to the short term, high-quality credit rating of these commercial banks and no losses have occurred in history, for the years ended December 31, 2024 and 2023, the Company had no allowance for expected credit losses for notes receivable.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – PROPERTY, PLANT AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

(a)	As of December 31, 2024 and 2023, property, plant and equipment consisted of the following:

	As of
	December 31, 2024	December 31, 2023
Buildings	$11,132,258	$11,444,906
Machinery	22,220,209	20,974,546
Motor vehicles	327,514	336,541
Electronic equipment	242,630	246,207
Total property plant and equipment, at cost	33,922,611	33,002,200

Less: accumulated depreciation	(20,787,963)	(19,325,844)
Property, plant and equipment, net	$13,134,648	$13,676,356
Construction in process	5,886	22,641
Total	$13,140,534	$13,698,997

For the years ended December 31, 2024 and 2023, depreciation expense amounted to $2.06 million and $2.03 million, respectively, of which $1.27 million and $1.18 million, respectively, was included in cost of revenue and inventories, and the remainder was included in general and administrative expense, respectively.

For the years ended December 31, 2024 and 2023, $0.39 million and nil of construction in progress were converted into property, plant and equipment. As of December 31, 2024, the machinery and equipment currently under construction in progress will be completed within one year.

NOTE 9 – LAND USE RIGHTS, NET

Land use rights consisted of the following:

	As of
	December 31, 2024	December 31, 2023
Land use rights, cost	$4,215,007	$4,333,386
Less: Accumulated amortization	(945,008)	(884,881)
Land use rights, net	$3,269,999	$3,448,505

Estimated future amortization expense is as follows as of December 31, 2024:

Years ending December 31,	Amortization expense
2025	$85,514
2026	85,514
2027	85,514
2028	85,514
2029	85,514
Thereafter	2,842,429
Total	$3,269,999

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – FIXED DEPOSIT

As of December 31, 2024 and 2023, fixed deposit consisted of the following:

	As of
	December 31, 2024	December 31, 2023
Three-year bank deposit	$4,130,514	$9,916,308
Total	$4,130,514	$9,916,308

All fixed deposit were deposited in local banks in the PRC and the deposit term is three years. Fixed deposits will expire in 2026.

NOTE 11 – NOTES PAYABLE

	As of
	December 31, 2024	December 31, 2023
Bank acceptance notes	$19,366,241	$36,712,562
Total	$19,366,241	$36,712,562

The interest-free notes payable, ranging from six months to one year from the date of issuance, were secured by $1.95 million and $5.21 million of restricted cash and $13.85 million and $21.85 million of notes receivable as of December 31, 2024 and 2023, respectively.

All the notes payable are subject to bank charges of 0.05% of the principal amount as commission, included in the financial expenses in the statement of operations, on each loan transaction. The interest charge of notes payable is free.

NOTE 12 – ACCOUNTS PAYABLE

Accounts payable are summarized as follow:

	As of
	December 31, 2024	December 31, 2023
Procurement of Materials	$22,804,612	$25,011,515
Infrastructure& Equipment	209,899	43,530
Freight fee	88,433	217,483
Total	$23,102,944	$25,272,528

NOTE 13 – SHORT TERM BANK LOANS

Short-term loans are summarized as follow:

	As of
	December 31, 2024	December 31, 2023
Collateralized bank loans	$-	$2,760,602
Unsecured bank loans	-	281,694
Total	$-	$3,042,296

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – SHORT TERM BANK LOANS (CONTINUED)

Short-term loans as of December 31, 2023 are as follow:

Maturity Date	Type	Bank Name	Interest Rate per Annum (%)	December 31, 2023
July 22, 2024	Operating Loans	Bank of Zheshang	3.60	$1,352,132
July 25, 2024	Operating Loans	Bank of Hangzhou	3.55	1,408,470
February 22, 2024	Operating Loans	Industrial and Commercial Bank of Xinchang	3.45	$281,694
Total				$3,042,296

All short-term bank loans were obtained from local banks in the PRC and are repayable within one year. As of December 31, 2024, all bank loans were repaid in full at maturity and the Company had no guarantees.

The average annual interest rate of the short-term bank loans was 3.12% and 3.56% for the years ended December 31, 2024 and 2023, respectively. The Company was in compliance with its financial covenants as of December 31, 2024 and 2023.

NOTE 14 – OTHER CURRENT LIABILITIES

Other current liabilities are summarized as follow:

	As of
	December 31, 2024	December 31, 2023
Employee payables	1,049,994	807,615
Other tax payables	272,632	507,464
Other payable*	834,753	305,443
Accrued expenses	177,566	177,566
Accrued after-sales service fee	1,650,063	483,419
Total	$3,985,008	$2,281,507

*	Other payables mainly consist of utility expenses, consulting fee and a third-party loan. As of December 31, 2024, other payables included an unsecured third-party loan amounting to $300,000, bearing an annual interest rate of 15% and will maturing on March 31, 2025. The loan was originated on December 26, 2024.

NOTE 15 – DEFERRED REVENUE

Deferred revenue is summarized as follow:

	As of
	December 31, 2024	December 31, 2023
Subsidy	1,263,180	1,529,831
Total	$1,263,180	$1,529,831

Subsidy mainly consists of an incentive granted by the Chinese government to encourage transformation of fixed assets in China and other miscellaneous subsidy from the Chinese government. As of December 31, 2024, grant income decreased by $0.27 million, as compared to December 31, 2023. The change was mainly due to timing of incurring qualifying expenses.

NOTE 16 – LEASES

The Company leases its assembly site under operating leases, with initial terms of 5.58 years. Usually within four months prior to the expiration date of a lease, the Company is required to notify the lessor and has a priority to continue renting the lease property if a lessor intends to lease property. The lease itself does not have restrictions or covenants. Any damage, if made by the lessee, to the property and equipment within the property has to been fixed or reimbursed by the lessee.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – LEASES (CONTINUED)

Supplemental balance sheet information related to leases as of December 31, 2024 and 2023 is as follows:

	As of
	December 31, 2024	December 31, 2023
Assets:
Right-of-use assets	$1,624,290	$2,125,542
Liabilities:
Lease liabilities	$516,673	$487,695
Lease liabilities	1,167,941	1,684,614
Total operating lease liabilities	$1,684,614	$2,172,309
Lease term and discount rate
Weighted average remaining lease term (in years)	2.92	2.09
Weighted average discount rate	4.36	4.5

The following summarizes the components of operating lease expense and provides supplemental cash flow information for operating leases:

	For the years ended December 31,
	2024	2023
Components of lease expense:
Operating lease expense	$419,315	$668,609
Total lease expense	$419,315	$668,609

The following table summarizes the maturity of lease liabilities under operating leases as of December 31, 2024:

For the years ending December 31,	Operating Leases
2025	$589,269
2026	606,352
2027	624,037
Total lease payments	$1,819,658
Less: imputed interest	(135,044)
Present value of lease liabilities	1,684,614

NOTE 17 – WARRANT LIABILITY

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASBASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 – WARRANT LIABILITY (CONTINUED)

In connection with the registered direct offering closed on July 27, 2022, the Company issued to an investor a warrant to purchase up to 4,530,000 ordinary shares at an exercise price of $4.49 per share. The warrant became exercisable on January 27, 2023 and will expire on January 26, 2028.

The warrants meet the definition of a derivative under FASB ASC 815, as the Company cannot avoid a net cash settlement under certain circumstances. The fair value of the warrant liabilities was measured using a Black–Scholes model. Significant inputs into the model as of the reporting period begin remeasurement dates, and as of the reporting period end remeasurement dates are as follows:

	Ordinary Share Warrants	Ordinary Share Warrants
	December 31, 2024	December 31, 2023

Share price	$1.94	$2.79
Exercise price	$4.49	$4.49
Expected term (years)	1.54	2.04
Risk-free interest rate	4.2%	4.2%
Expected volatility	100.00%	80.00%

The warrants outstanding and fair values at each of the respective valuation dates are summarized below:

	As of
	December 31, 2024	December 31, 2023
Number of ordinary share warrants	4,530,000	4,530,000
Fair value of the warrants	$2,338,223	$4,084,605

The fair value of the warrants was classified as a liability of $4,084,605 as of December 31, 2023. For the year ended December 31, 2024, the Company recognized a gain of $1,746,382 for the investor warrant from the change in fair value of the warrant liability. As a result, the warrant liability is carried on the consolidated balance sheets at the fair value of $2,338,223 for the investor warrant, collectively, as of December 31, 2024.

NOTE 18 – SHAREHOLDERS’ EQUITY

Preferred Shares — The Company is authorized to issue an unlimited number of no par value preferred shares, divided into five classes, Class A through Class E, each with such designation, rights and preferences as may be determined by a resolution of the Company’s board of directors to amend the Memorandum and Articles of Association to create such designations, rights and preferences. The Company has five classes of preferred shares to give the Company flexibility as to the terms on which each class is issued. All shares of a single class must be issued with the same rights and obligations. Accordingly, starting with five classes of preferred shares will allow the Company to issue shares at different times on different terms. As of December 31, 2024 and December 31, 2023, there were no preferred shares designated, issued or outstanding.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 – SHAREHOLDERS’ EQUITY (CONTINUED)

Ordinary Shares — The Company is authorized to issue an unlimited number of ordinary shares with no par value each. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of December 31, 2024 and December 31, 2023, there were 13,594,530 ordinary shares issued and outstanding.

Warrants — Redeemable warrants sold as part of the units in the Company’s initial public offering, or the Public Warrants (together with the Private Warrants (as defined below), the “Warrants”) may only be exercised for a whole number of shares. No fractional shares were issued upon exercise of the Public Warrants. The Public Warrants were exercisable from October 24, 2019 to October 24, 2024, a total of five years from the consummation of the Business Combination.

Private warrants included (i) the 282,000 warrants underlying the units issued to Greenland Asset Management Corporation (the “Sponsor”) and Chardan Capital Markets, LLC (“Chardan”) in a private placement in connection with our initial public offering (“Private Unit Warrants”), and (ii) 120,000 warrants held by Chardan upon the exercise of its unit purchase option to purchase 120,000 units in March 2021 (“Option Warrants,” together with Private Unit Warrants, the “Private Warrants”). The Private Warrants are identical to the Public Warrants underlying the units sold in the Initial Public Offering, except that the Private Warrants and the ordinary shares issuable upon the exercise of the Private Warrants are not transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants were exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants were held by someone other than the initial purchasers or their permitted transferees, the Private Warrants would be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

As of December 31, 2024, there were no warrants outstanding.

NOTE 19 – EARNINGS PER SHARE

The Company reports earnings per share in accordance with the provisions of the FASB’s related accounting standard. This standard requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution, but includes vested restricted stocks and is computed by dividing income available to shareholders by the weighted average ordinary shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 – EARNINGS PER SHARE (CONTINUED)

The following is a reconciliation of the basic and diluted earnings per share computation:

	Year ended December 31,
	2024	2023
Net income (loss) attributable to the Greenland Technologies Holding Corporation and subsidiaries	$14,066,972	$(15,879,116)
Weighted average basic and diluted computation shares outstanding:
Weighted average shares used in basic computation	13,594,530	13,229,978
Diluted effect of stock options and warrants	—	—
Weighted average shares used in diluted computation	13,594,530	13,229,978
Basic and diluted net income (loss) per share	$1.03	$(1.20)

For the years ended December 31, 2024 and 2023, 4,530,000 shares underlying outstanding warrants to an investor were excluded from the calculation of diluted loss per share as the warrants were anti-dilutive. The exercise price of the warrants is higher than the average price of ordinary shares during the periods, so the warrants is “out-of-the-money” and result in an anti-dilutive effect on earnings per share.

NOTE 20 – GEOGRAPHICAL SALES AND SEGMENTS

All of the Company’s operations are considered by the chief operating decision maker to be aggregated in one reportable operating segment.

Information for the Company’s sales by geographical area for the years ended December 31, 2024 and 2023 are as follows:

	For the years ended December 31,
	2024	2023
Domestic Sales	$82,249,656	$89,649,354
International Sales	1,695,005	683,886
Total	$83,944,661	$90,333,240

NOTE 21 – INCOME TAXES

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

British Virgin Islands

Greenland was incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their stockholders, no British Virgin Islands withholding tax will be imposed.

United States

HEVI is subject to U.S. federal tax laws. On December 22, 2017, the “Tax Cuts and Jobs Act” was enacted. Under its provisions, the U.S. corporate tax rate decreased from 34% to 21%. Accordingly, we have remeasured our deferred tax assets on our net operating loss carry forwards in the U.S. at the lower enacted tax rate of 21%. However, this remeasurement had no effect on our income tax expense as we have provided a 100% valuation allowance on our deferred tax assets previously.

Hong Kong

Zhongchai Holding and Hengyu Capital was incorporated in Hong Kong and is subject to Hong Kong profits tax at a tax rate of 16.5%. Since Zhongchai Holding and Hengyu Capital had no taxable income during the reporting period, it has not paid Hong Kong profits taxes. Zhongchai Holding and Hengyu Capital has not recognized an income tax benefit for its operating losses in Hong Kong because the Company does not expect to commence active operations in Hong Kong.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 – INCOME TAXES (CONTINUED)

PRC

Zhejiang Zhongchai and Hangzhou Greenland are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Hangzhou Greenland, the wholly owned subsidiary of Zhongchai Holding, is subject to the 25% standard income tax rate. Zhejiang Zhongchai obtained a “high-tech enterprise” status near the end of the fiscal year of 2022. Such status allows Zhejiang Zhongchai to enjoy a reduced statutory income tax rate of 15%, rather than the standard PRC corporate income tax rate of 25%.

For the years ended December 31, 2024 and 2023, the components of income tax expense consist of the following:

	For the years ended December 31,
	2024	2023
Current income tax	$1,692,244	$1,757,948
Deferred income tax	(179,486)	(49,686)
Total Income tax	$1,512,758	$1,708,262

Below is a reconciliation of the statutory tax rate to the effective tax rate:

	For the years ended December 31,
	2024	2023
PRC statutory income tax rates*	25.00%	25.00%
Permanent difference	-%	(0.06)%
Super deduction on eligible R&D expenditure	(3.76)%	3.98%
“High-tech enterprise” tax deduction	(10.67)%	7.50%
Effect of different tax jurisdiction	(1.20)%	(13.29)%
Effect of adjusting income tax for prior periods	(0.62)%	-%
Effect of internal withholding of income tax and internal offsetting	-	(1.85)%
Change in valuation allowance	0.33%	(28.61)%
Actual income tax rate	9.08%	(7.33)%

*	As the Company’s business operation mainly concentrated in PRC, the Company determined to apply PRC statutory tax rate in reconciliation of the statutory tax rate to the effective tax rate.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 – INCOME TAXES (CONTINUED)

Deferred tax assets consist of the following:

	As of
	December 31, 2024	December 31, 2023
Allowance	$39,236	$5,870,437
Accrued expense	387,249	72,512
Net operating losses carried forward in the PRC	278,989	234,833
Net operating losses carried forward in the U.S.	1,858,265	1,488,696
Net operating losses carried forward in the HK	150,280	153,317
Totals	2,714,019	7,819,795
Less: Valuation allowance	(2,287,534)	(7,563,239)
Deferred tax assets, net	$426,485	$256,556

The Company has recorded nil unrecognized benefit as of December 31, 2024 and December 31, 2023, respectively. On the information currently available, the Company does not anticipate a significant increase or decrease to its unrecognized benefit within the next 12 months.

NOTE 22 – COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company has leased premises for its assembly site under non-cancellable operating leases since June 2022. See further discussion in NOTE 16 – LEASES.

Rent expense is recognized on a straight-line basis over the terms of the operating leases accordingly and the Company records the difference between cash rent payments and the recognition of rent expense as a deferred rent liability.

The following are the aggregate non-cancellable future minimum lease payments under operating and financing leases as of December 31, 2024:

For the year ending December 31,	Operating Leases
2025	$15,706
Total lease payments	$15,706

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 – RELATED PARTY TRANSACTIONS

(a)	Names and Relationship of Related Parties:

Existing Relationship with the Company
Cenntro Holding Limited	Controlling shareholder of the Company
Cenntro Smart Manufacturing Tech. Co., Ltd.	Under common control of Peter Zuguang Wang
Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership)	Under common control of Peter Zuguang Wang
Peter Zuguang Wang	Chairman of the Board of Directors of the Company
Xinchang County Jiuhe Investment Management Partnership (LP)	Under control of Mr. Mengxing He, the General Manger of Zhejiang Zhongchai

(b)	Summary of Balances with Related Parties:

	As of
	December 31, 2024	December 31, 2023
Due to related parties:
Cenntro Smart Manufacturing Tech. Co., Ltd.[1]	$2,534	$2,606
Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership)[2]	94,442	94,442
Cenntro Holding Limited[3]	1,341,627	1,341,627
Peter Zuguang Wang[4]	2,392,961	2,392,961
Xinchang County Jiuhe Investment Management Partnership (LP)[5]	5,205,979	-
Total	$9,037,543	$3,831,636

All balances of due to related parties as of December 31, 2024 and 2023 were unsecured, interest-free and had no fixed terms of repayments.

The balance of due to related parties as of December 31, 2024 and December 31, 2023 consisted of:

1	Employee wages paid by Cenntro Smart Manufacturing Tech. Co., Ltd. on the Company’s behalf;

2	Temporary borrowings from Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership);

3	Total dividend payment of $7.6 million declared by Zhongchai Holding to Cenntro Holding Limited. As of December 31, 2019, the balance was $1.34 million, and no further payments had been made since then;

4	Payable to Peter Zuguang Wang for capital reduction due to the dissolution of Shanghai Hengyu Business Management Consulting Co., Ltd. on July 10, 2023;

5	Total dividend payment of $4.7 million declared by Zhejiang Zhongchai to Xinchang County Jiuhe Investment Management Partnership (LP) and refund by Zhejiang Zhongchai to Xinchang County Jiuhe Investment Management Partnership (LP) of $5.85 million due to its termination of investment in Zhejiang Zhongchai. As of December 31, 2024, the balance was $5.21 million.

	As of
	December 31,	December 31,
	2024	2023
Due from related parties-current, net:
Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership)	235,497	225,927
Total	$235,497	$225,927

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 – RELATED PARTY TRANSACTIONS (CONTINUED)

The balance of due from related parties as of December 31, 2024 and December 31, 2023 consisted of:

Other receivable from Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership) was $0.24 million and $0.23 million as of December 31, 2024 and December 31, 2023, respectively. The receivable was a loan with annual interest rate of 4.785%.

(c)	Summary of Related Party dividend payment:

A summary of dividend payment declared by Zhejiang Zhongchai to related parties for the years ended December 31, 2024 and 2023 are listed below:

	For the years ended December 31,
	2024	2023
Dividend payment to related parties:
Xinchang County Jiuxin Investment Management Partnership (LP)	-	208,524
Xinchang County Jiuhe Investment Management Partnership (LP)	5,934,100	495,071

NOTE 24 –FINANCIAL STATEMENT RECLASSIFICATION

Certain balances in the prior period consolidated financial statements have been reclassified for comparison purposes to conform to the presentation in the current period consolidated financial statements. These reclassifications had no effect on the reported results of operations or financial position.

NOTE 25 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date that the financial statements were available to be issued, which is March 26, 2025. All subsequent events requiring recognition as of December 31, 2024 have been incorporated into these financial statements and there are no other subsequent events that require disclosure in accordance with FASB ASC Topic 855.

GREENLAND TECHNOLOGIES HOLDING CORPORATION

5,083,330 Units, with each Unit consisting of one Ordinary Share and four-fifths (4/5) of one Warrant, with each whole warrant exercisable to purchase one Ordinary Share

5,083,330 Ordinary Shares included in the Units

4,066,666 Warrants included in the Units

Up to 4,066,666 Ordinary Shares Underlying the Warrants

Prospectus dated January 28, 2026

Joseph Stone Capital, LLC